 AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON OCTOBER 1, 1998

                                                REGISTRATION NO. 333-60055

- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------
                      SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, DC 20549

                               ----------------

                            AMENDMENT NO. 1 TO
                                   FORM S-1
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                               ----------------

                      SENSUS DRUG DEVELOPMENT CORPORATION
               (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

            DELAWARE                             2834                          74-2716835
 (STATE OR OTHER JURISDICTION OF       (PRIMARY STANDARD INDUSTRIAL         (I.R.S. EMPLOYER
  INCORPORATION OR ORGANIZATION)           CLASSIFICATION CODE)            IDENTIFICATION NO.)


                      98 SAN JACINTO BOULEVARD, SUITE 430
                              AUSTIN, TEXAS 78701
                                (512) 487-2000
  (ADDRESS AND TELEPHONE NUMBER OF PRINCIPAL EXECUTIVE OFFICES AND PRINCIPAL
                              PLACE OF BUSINESS)

                            JOHN A. SCARLETT, M.D.
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                      SENSUS DRUG DEVELOPMENT CORPORATION
                      98 SAN JACINTO BOULEVARD, SUITE 430
                              AUSTIN, TEXAS 78701
                                (512) 487-2000
           (NAME, ADDRESS AND TELEPHONE NUMBER OF AGENT FOR SERVICE)

                                  COPIES TO:

  ROBERT J. BRIGHAM, ESQ.                 ALAN L. JAKIMO, ESQ.
 MATTHEW W. SONSINI, ESQ.                   BROWN & WOOD LLP
    COOLEY GODWARD LLP                   ONE WORLD TRADE CENTER
   FIVE PALO ALTO SQUARE             NEW YORK, NEW YORK 10048-0557
    3000 EL CAMINO REAL                      (212) 839-5300
PALO ALTO, CALIFORNIA 94036
      (650) 843-5000

                               ----------------

       APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
  As soon as practicable after the registration statement becomes effective.

  If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, please check the following box. [_]

  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                               ----------------

  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(a) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------

                               EXPLANATORY NOTE

  This Registration Statement contains two forms of prospectus: one to be used in connection with an offering in the United States and Canada (the "U.S. Prospectus") and one to be used in a concurrent international offering outside the United States and Canada (the "International Prospectus"). The complete U.S. Prospectus follows immediately. Following the U.S. Prospectus are certain pages of the International Prospectus, which include an alternate front cover page, a section titled "Certain United States Federal Tax Considerations for Non-United States Holders," an alternate underwriting section and an alternate back cover page. All other pages of the U.S. Prospectus and the International Prospectus are identical.

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A         +
+REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE + +SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY +
+OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT        +
+BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR + +THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE + +SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE + +UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF +
+ANY SUCH STATE.                                                               +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
                             SUBJECT TO COMPLETION

               PRELIMINARY PROSPECTUS DATED OCTOBER 1, 1998

PROSPECTUS

                             3,000,000 SHARES


                                [LOGO OF SENSUS]

                      SENSUS DRUG DEVELOPMENT CORPORATION

                                  COMMON STOCK

                                  ----------

  All of the 3,000,000 shares of Common Stock, par value $0.001 per share ("Common Stock"), offered hereby are being offered by Sensus Drug Development Corporation, a Delaware corporation ("Sensus" or the "Company"). Of the 3,000,000 shares of Common Stock offered hereby, 2,400,000 shares are being offered for sale initially in the United States and Canada by the U.S. Underwriters (the "U.S. Offering") and 600,000 shares are being offered for sale initially in a concurrent offering outside the United States and Canada by the International Managers (the "International Offering" and, together with the U.S. Offering, the "Offerings.") The initial public offering price and the underwriting discount per share will be identical for both Offerings.
See "Underwriting."

  Prior to the Offerings, there has been no public market for the Common Stock. It is currently estimated that the initial public offering price will be between $13.00 and $15.00 per share. See "Underwriting" for information related to the factors to be considered in determining the initial public offering price of the Common Stock. The Company has applied to have the Common Stock approved for inclusion on the Nasdaq National Market under the symbol "SDDC."

  SEE "RISK FACTORS" BEGINNING ON PAGE 6 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS OF THE COMMON STOCK OFFERED HEREBY.

                                  ----------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
 PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------
                            PRICE TO           UNDERWRITING         PROCEEDS TO
                             PUBLIC            DISCOUNT(1)           COMPANY(2)
- -------------------------------------------------------------------------------
Per Share...........          $                    $                    $
- -------------------------------------------------------------------------------
Total(3)............          $                   $                     $
- -------------------------------------------------------------------------------

(1) The Company has agreed to indemnify the several Underwriters against certain liabilities, including certain liabilities under the Securities Act of 1933, as amended. See "Underwriting."

(2) Before deducting expenses payable by the Company estimated at $830,000.

(3) The Company has granted the U.S. Underwriters and the International Managers options to purchase up to an additional 360,000 shares and 90,000 shares of Common Stock, respectively, in each case exercisable within 30 days after the date hereof, solely to cover over-allotments, if any. If such options are exercised in full, the total Price to Public, Underwriting
    Discount and Proceeds to Company will be $     , $      and $     ,
    respectively. See "Underwriting."

                                  ----------

  The shares of Common Stock are offered by the several Underwriters, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of certain legal matters by counsel for the Underwriters and certain other conditions. The Underwriters reserve the right to withdraw, cancel or modify such offer and to reject orders in whole or in part. It is expected that delivery of the shares of Common Stock will be made in New York, New York on or
about               , 1998.

                                  ----------

MERRILL LYNCH & CO.
         NATIONSBANC MONTGOMERY SECURITIES LLC

                                             BANCBOSTON ROBERTSON STEPHENS

                                  ----------

                 The date of this Prospectus is        , 1998.

[A silhouette of a patient with acromegaly is depicted, showing enlarged hands and feet, thickened brow and protruding jaw. A graphic depicts the cause of acromegaly to be a tumor of the pituitary gland, leading to excess secretion of growth hormone and production of Insulin-like Growth Factor-I. The associated consequences of increased growth hormone and Insulin-like Growth Factor-I levels are demonstrated with graphics of the principal organs affected in acromegaly--an enlarged heart, the potential for colon cancer, bone and cartilage changes and a diseased pancreas associated with diabetes.]

[A graphic shows the effect of Trovert in blocking the action of growth hormone and thus decreasing the production of Insulin-like Growth Factor-I in these patients.]

[CAPTION FOR ARTWORK:]

  Acromegaly is characterized by excess levels of Insulin-like Growth Factor ("IGF-I"), which result from excess secretion of growth hormone ("GH") by non-malignant pituitary tumors. The most common symptoms of acromegaly are soft-tissue swelling, abnormal growth of the hands and feet, sweating and headaches. Acromegaly is also associated with other serious health consequences, including diabetes mellitus and increased risk of cardiovascular disease and cancer. Sensus' first drug candidate, Trovert, has been genetically engineered to interfere with GH action and thus cause a reduction in IGF-I production. Based on the results of Phase II clinical trials, Sensus believes that Trovert may offer a significantly improved efficacy and side-effect profile compared to existing drug therapies for acromegaly. Trovert is currently being tested in a Phase III clinical trial. There can be no assurance that the clinical trial program for Trovert will be completed in a timely manner with a successful demonstration of safety and effectiveness or that Sensus will receive regulatory approval of Trovert for commercial marketing.

  Sensus(TM), Trovert(TM), the Sensus Drug Development Corporation logo and the Trovert logo are trademarks of the Company. All other brand names or trademarks appearing in this Prospectus are the property of their respective holders.

                                --------------

  CERTAIN PERSONS PARTICIPATING IN THE OFFERINGS MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE COMMON STOCK. SUCH TRANSACTIONS MAY INCLUDE STABILIZING, THE PURCHASE OF COMMON STOCK TO COVER SYNDICATE SHORT POSITIONS AND THE IMPOSITION OF PENALTY BIDS. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING."

                               PROSPECTUS SUMMARY

  The following summary is qualified in its entirety by the more detailed information, including "Risk Factors," "Special Note Regarding Forward-Looking Statements" and Financial Statements and Notes thereto, appearing elsewhere in this Prospectus. Unless otherwise indicated, all information in this Prospectus assumes (i) that the Underwriters' over-allotment option will not be exercised,
(ii) a 1-for-3.5 reverse split of the Company's Common Stock and the Company's Preferred Stock, $0.001 par value per share ("Preferred Stock"), to be effected prior to the closing of the Offerings, and (iii) the conversion of all shares of the Preferred Stock into Common Stock upon the closing of the Offerings. See "Description of Capital Stock" and "Underwriting."

                                  THE COMPANY

  Sensus is an emerging pharmaceutical company that is developing drugs to treat endocrine and metabolic diseases and disorders. The Company's first drug candidate, Trovert (B2036PEG), belongs to a novel class of compounds called growth hormone antagonists ("GHAs") that inhibit the action of growth hormone ("GH"). Trovert is initially targeted for the treatment of acromegaly, a disease caused by excess GH, and certain complications associated with diabetes. The Company is currently conducting a multi-center Phase III clinical trial of Trovert for post-surgical treatment of acromegaly and intends to file for U.S. regulatory approval for this indication in the second half of 1999 and for European regulatory approval in the first quarter of 2000. In addition, the Company is currently conducting an initial Phase II clinical trial of Trovert for diabetic retinopathy, the leading cause of blindness in the United States.

  Acromegaly results from excess secretion of growth hormone by non-malignant pituitary tumors. Over-secretion of GH stimulates liver and other cells to produce excess levels of Insulin-like Growth Factor-I ("IGF-I"), previously known as somatomedin-C, resulting in the manifestations of the disease. These manifestations include soft-tissue swelling, abnormal growth of the hands and feet, overgrowth of bone and cartilage in the face and other parts of the body, and enlargement of body organs, including the liver, spleen, kidneys and heart. Acromegaly is associated with significantly increased mortality due to cardiovascular disease and cancer. The primary goal of existing treatments for acromegaly is to reduce GH and IGF-I levels to normal in order to reduce the morbidity and mortality associated with this disease. While the primary treatment for acromegaly is surgical removal of the pituitary tumor, many patients, particularly those with large tumors, also require post-surgical drug therapy, radiation therapy, or both.

  Sensus estimates that in North America, Europe and Japan there are currently more than 40,000 diagnosed acromegalics, with approximately 20,000 who receive drug therapy. The most widely used of the drugs currently approved for acromegaly include certain somatostatin analogs that inhibit the secretion of GH. A significant portion of acromegalic patients treated with somatostatin analogs, however, do not respond to these drugs, and a substantial portion experience gastrointestinal and other adverse reactions ("side effects"). Based on the results of its Phase II clinical trials, Sensus believes that Trovert may offer a significantly improved efficacy and side-effect profile compared to drugs currently approved for acromegaly.

  The Company is pursuing acromegaly as an initial indication for Trovert because: (i) Trovert may prove to be more effective and be accompanied by significantly fewer side effects than currently approved drugs in a large portion of acromegalic patients; (ii) the disease mechanism for acromegaly is well understood; (iii) IGF-I levels are easily measured and accurately reflect the severity of the patient's disease, which should facilitate clinical development of Trovert; (iv) acromegaly is a chronic disease frequently requiring long-term medical therapy; (v) Trovert's current designation by the U.S. Food and Drug Administration (the "FDA") as an "Orphan Drug" for the treatment of acromegaly may provide certain regulatory, marketing and tax benefits to the Company; and (vi) treatment of acromegaly in the United States and Europe is primarily provided at a limited number of medical centers and thus represents a niche market that can be accessed with a relatively small sales force.

  The Company believes that Trovert may also be effective in treating certain complications associated with Type 1 and Type 2 diabetes and may have the potential to treat certain cancers. In April 1998, Sensus began an initial Phase II clinical trial in patients with diabetic retinopathy. In 1999, Sensus plans to begin an initial Phase II clinical trial in patients with diabetic nephropathy, a disease that leads to kidney failure. The Company currently is conducting preclinical studies on the effects of Trovert and other GHAs on cancer. In addition to Trovert, Sensus has several other growth hormone antagonists in pre-clinical development.

  Sensus' management has significant experience in drug development, enabling the Company to manage effectively the pre-clinical studies and clinical trials of its drug candidates conducted by third-party research organizations. The Company has licensed Trovert and other GHA technologies from Genentech, Inc. ("Genentech") and Ohio University's Edison Biotechnology Institute ("OU/EBI"). Sensus intends to sell its proposed products for niche market indications (such as acromegaly) using a small direct sales force. The Company will seek marketing or distribution partners for those indications which are likely to require substantial expenditures for clinical development or sales and marketing (such as certain complications associated with diabetes). Sensus currently outsources the production of Trovert to a contract manufacturing organization and anticipates that, if the drug is approved for sale by the FDA and other regulatory authorities, commercial quantities will be produced by one or more contract manufacturers.

  The Company's objective is to establish a leading position in the treatment of endocrine and metabolic diseases and disorders. The Company intends to achieve this objective by: (i) gaining regulatory approvals initially in the United States and the European Union for the use of Trovert in the post-surgical treatment of acromegaly; (ii) retaining commercial rights to Trovert and other products for niche market indications and establishing a small direct sales force focused on the acromegaly market; (iii) managing the clinical and regulatory development of Trovert and other drugs internally; (iv) outsourcing manufacturing; (v) developing Trovert for additional indications through clinical trials and obtaining related regulatory approvals; and (vi) acquiring and in-licensing additional products and technologies.

                                 THE OFFERINGS

Common Stock offered by the Company.....  3,000,000 shares
Common Stock to be outstanding after the
 Offerings (1)..........................  9,594,380 shares
Use of proceeds.........................  The net proceeds to be received by the
                                          Company from the Offerings will be
                                          used for the Phase III clinical trial
                                          of Trovert, commercialization of
                                          Trovert (including process
                                          development, the manufacturing of
                                          product for sale and the establishment
                                          of a direct sales and marketing
                                          organization), additional research and
                                          development activities and for working
                                          capital and general corporate purposes
                                          (including repayment of debt). See
                                          "Use of Proceeds."
Proposed Nasdaq National Market Symbol..  SDDC

- --------

(1) Based on the number of shares outstanding as of September 14, 1998. Excludes (i) 434,992 shares of Common Stock subject to outstanding options issued under the Company's 1996 Stock Option Plan, as amended (the "1996 Stock Option Plan"); (ii) 51,426 shares of Common Stock subject to other outstanding options; and (iii) 122,856 shares of Common Stock reserved for issuance upon exercise of outstanding warrants. See "Management--Employee Benefit Plans," "Description of Capital Stock" and "Underwriting."

                                  RISK FACTORS

  Purchasers of Common Stock in the Offerings should carefully consider the risk factors set forth under the caption "Risk Factors" and the other information included in this Prospectus prior to making an investment decision. See "Risk Factors."

                             SUMMARY FINANCIAL DATA
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                           PERIOD FROM                                                    PERIOD FROM
                            INCEPTION                                SIX MONTHS ENDED      INCEPTION
                         (JUNE 23, 1994) YEAR ENDED DECEMBER 31,         JUNE 30,       (JUNE 23, 1994)
                         TO DECEMBER 31, --------------------------  -----------------    TO JUNE 30,
                              1994        1995     1996      1997     1997      1998         1998
                         --------------- -------  -------  --------  -------  --------  ---------------
STATEMENT OF OPERATIONS
 DATA:
 Revenues ..............      $ --       $   --   $   --   $    --   $   --   $    --      $    --
 Expenses:
  Research and
   development .........        110        3,322    5,021    10,965    2,775     8,029       27,447
  General and
   administrative ......        390        1,127    1,097     1,597      761     1,513        5,724
                              -----      -------  -------  --------  -------  --------     --------
 Total expenses ........        500        4,449    6,118    12,562    3,536     9,542       33,171
                              -----      -------  -------  --------  -------  --------     --------
 Loss from operations ..       (500)      (4,449)  (6,118)  (12,562)  (3,536)   (9,542)     (33,171)
 Interest income
  (expense), net .......        (17)         (83)     (35)       73      (33)     (174)        (235)
                              -----      -------  -------  --------  -------  --------     --------
 Net loss ..............      $(517)     $(4,532) $(6,153) $(12,489) $(3,569) $ (9,716)    $(33,406)
                              =====      =======  =======  ========  =======  ========     ========
 Pro forma basic and
  diluted net loss per
  share (1) ............                                   $  (2.87)          $  (1.48)
                                                           ========           ========
 Shares used to compute
  pro forma basic and
  diluted net loss per
  share (1) ............                                      4,354              6,569
                                                           ========           ========

                                                                                           PRO FORMA
                                                                               ACTUAL     AS ADJUSTED
                                                                              JUNE 30,     JUNE 30,
                                                                                1998       1998 (2)
                                                                              --------  ---------------
BALANCE SHEET DATA:
 Cash and cash equivalents ..............................................     $  3,774     $ 42,167
 Working capital ........................................................          921       39,314
 Total assets ...........................................................        6,048       42,678
 Total debt .............................................................        1,600          --
 Deficit accumulated during the development stage .......................      (33,406)     (33,406)
 Total stockholders' equity .............................................        1,470       39,700

- --------

(1) Pro forma basic and diluted net loss per share reflects the conversion of all outstanding shares of Preferred Stock into shares of Common Stock. See
    Note 1 of Notes to Financial Statements for a description of the shares used in calculating pro forma basic and diluted net loss per share.

(2) Presented on a pro forma as adjusted basis to give effect to (i) the conversion of all outstanding shares of Preferred Stock into an aggregate of 4,652,710 shares of Common Stock upon completion of the Offerings and
    (ii) the issuance of 3,000,000 shares of Common Stock by the Company at the assumed initial public offering price of $14.00 per share (the midpoint of the estimated range of the initial public offering price) and the application of the estimated net proceeds. See "Use of Proceeds" and "Capitalization."

                                  RISK FACTORS

  An investment in the shares of Common Stock offered hereby involves a high degree of risk. Accordingly, prospective investors should consider carefully the following factors, together with the other information contained in this Prospectus, in evaluating the Company and its business before purchasing the shares of Common Stock offered hereby. This Prospectus contains forward-looking statements that involve risk and uncertainty. Actual results and the timing of certain events could differ materially from those projected in the forward-looking statements as a result of the risk factors set forth below and other factors discussed elsewhere in this Prospectus. See "Special Note Regarding Forward-Looking Statements."

UNCERTAINTIES RELATED TO CONDUCTING CLINICAL TRIALS AND CLINICAL TRIAL RESULTS; DEPENDENCE ON SINGLE DRUG CANDIDATE

  Trovert is Sensus' first drug candidate, and acromegaly is the Company's initial target indication for this drug. The Company has not yet completed the clinical trial program for Trovert or any other product and, accordingly, has not begun to market or generate revenue from the commercialization of any products. The Company's clinical trial program for Trovert includes a Phase III clinical trial for acromegaly that began in July 1998 and an additional clinical trial for acromegaly expected to begin in the first quarter of 1999. No assurance can be given that the Company will successfully complete its clinical trial program for Trovert in a timely manner and with a successful demonstration of safety and effectiveness. While the results of initial clinical trials can often be encouraging, such results are not necessarily predictive of the results obtained from subsequent and more extensive testing. Historically, many pharmaceutical companies have suffered significant setbacks in advanced clinical trials, even after promising results in earlier trials. The rate of completion of any clinical trial depends upon a number of factors, including subject enrollment in the trial. Delays in subject enrollment can result in increased costs and trial delays. Furthermore, a clinical trial may have to be suspended or terminated prior to completion if the subjects participating in the trial are experiencing a high rate of side effects or are being exposed to unacceptable health risks, or if other regulatory requirements are not being satisfied. Sensus' failure to complete its clinical trial program of Trovert for acromegaly in a timely manner and with a successful demonstration of safety and effectiveness would have a material adverse effect on the Company's business, financial condition and results of operations.

  The remainder of the Company's drug candidates are still in research and development or pre-clinical studies. Any additional product candidates will require significant research, development, pre-clinical and clinical testing, regulatory approval and expenditures of resources prior to commercialization. The Company expects, therefore, to be dependent on completing the clinical and regulatory development of Trovert and generating revenues from the sale of Trovert while it continues the research and clinical and regulatory development of its other drug candidates. There can be no assurance that the Company will be successful in its efforts to develop Trovert for other indications, such as diabetic retinopathy, diabetic nephropathy and cancer. Although the Company is currently seeking to develop other drug candidates and to expand the number of drug candidates it has under development, there can be no assurance that it will be successful in such development or expansion. If Trovert does not successfully complete clinical testing and meet applicable regulatory requirements, or is not successfully manufactured or marketed, the Company may not have the financial resources to continue research and development of other product candidates. See "--No Assurance of Marketing Approval; Government Regulation" and "Business--Acromegaly" and "--Diabetes."

NO ASSURANCE OF MARKETING APPROVAL; GOVERNMENT REGULATION

  The Company's research and development activities, pre-clinical studies, clinical trials, and the manufacturing and marketing of its products are subject to extensive regulation by the FDA and regulatory authorities outside the United States. Satisfying the regulatory requirements for approval of a drug takes many years and requires the expenditure of substantial resources. Although the FDA may be consulted in developing protocols for clinical trials, there is no assurance that the FDA will accept the clinical trials as adequate or well-controlled or accept the results of those trials. Data obtained from pre-clinical and clinical activities are susceptible to varying interpretations which could delay, limit or prevent FDA regulatory approval. Similarly, the FDA may determine that product candidates are not eligible for or will not receive expedited review, whether or not the FDA has previously indicated that such product candidates may be eligible for expedited review. In addition, delays or rejections may result from changes in FDA policies about drug approval during the period of product development. Similar delays may also be encountered in other countries. There can be no assurance that regulatory review will be conducted in a timely manner or that regulatory approval will be obtained for any drugs developed by the Company, including Trovert. Moreover, if regulatory approval for a product candidate is granted, the approval may entail limitations on the indicated uses for which it may be marketed. Further, even if regulatory approval is obtained, a marketed drug, its bulk chemical supplier, its manufacturer and its manufacturing facilities are subject to continual review and periodic inspections, and discovery of previously unknown problems with a product, supplier, manufacturer or facility may result in restrictions on the sale of the Company's products, including a withdrawal of such products from the market. Failure to comply with the applicable regulatory requirements can, among other things, result in fines, suspensions of regulatory approvals, product recalls, operating restrictions and criminal prosecution. Further, additional government regulation may be established which could prevent or delay regulatory approval of the Company's products.

  The Company believes that regulatory approvals for the New Drug Application ("NDA") in the United States and Marketing Authorization Application ("MAA") in the European Union that the Company plans to file for Trovert for treatment of acromegaly will involve, among other uncertainties, the resolution of several key assumptions. First, the Company believes that the respective regulatory authorities will be able to determine the approvability of Trovert for acromegaly using reduction of IGF-I levels and/or the number of subjects who achieve normalization of IGF-I levels as the principal clinical endpoint, rather than improvement of clinical symptoms (such as soft tissue swelling, sweating and headaches). This belief is based on the central role played by excess IGF-I in the pathology of acromegaly, the technical difficulties inherent in measuring clinical symptoms of the disease, the criteria that regulatory authorities have historically used in approving somatostatin analogs, and discussions between the Company and representatives of the Food and Drug Administration and the Committee for Proprietary Medicinal Products ("CPMP") of the European Medicines Evaluation Agency ("EMEA"). Second, the Company believes that, based on clinical experience to date, the elevated GH levels that may remain in Trovert-treated patients will not result in resurgence or growth of the patient's pituitary tumor or have other serious side effects that would, if present, have a significant adverse impact on the assessment of the safety of Trovert. Third, the Company believes that questions regarding the possible accumulation of Trovert metabolites in the patient and possible side effects due to the presence of polyethylene glycol polymers on Trovert will not significantly delay the approval of the NDA or MAA if Trovert is otherwise determined to be safe and effective. Fourth, based on comparisons of the results obtained in Trovert clinical trials to date with historical responses of patients to somatostatin analogs, the Company believes Trovert can be shown in an open-label trial to be at least as effective as such somatostatin analogs. Based on discussions with representatives of the CPMP, the Company believes such an outcome will satisfy the CPMP's request for a study that will evaluate the place of Trovert in the treatment of acromegaly relative to currently approved products. In the event that any uncertainties relating to these assumptions are not resolved in the Company's favor, the Company could be required to conduct additional preclinical studies or clinical trials before regulatory approval is granted, thereby significantly delaying any such approval. In addition, the Company could receive regulatory approvals for Trovert with unfavorable labeling requirements, placing Trovert at a relative disadvantage compared to other drugs used for the treatment of acromegaly, or the product could be determined to be non-approvable by one or more regulatory agencies.

  Trovert has qualified for Orphan Drug designation in the United States with respect to the treatment of acromegaly. No assurance, however, can be given that the Company will be the first applicant to obtain FDA approval for the use of a GHA to treat acromegaly. If a competitor obtains Orphan Drug designation of its GHA product for acromegaly and then is the first to obtain FDA approval of its NDA for this indication, the competitor would be entitled to seven years of marketing exclusivity during which the FDA generally could not approve the Company's NDA. There also can be no assurance that the potential benefits provided by the Orphan Drug Act will not be significantly limited by amendment by the United States Congress or reinterpretation by the FDA. See "Business-- Government Regulation" and "--Clinical Development and Regulatory Program for Trovert."

RELIANCE ON CONTRACT MANUFACTURERS; SCARCITY OF RAW MATERIALS

  The Company does not operate its own manufacturing facilities and relies instead on contract manufacturers to produce its proposed products for research, pre-clinical studies and clinical trials. The Company believes that there are relatively few contract manufacturers that are capable of manufacturing the Company's proposed products, including Trovert, and currently only one manufacturer, Covance Biotechnology Services Inc. ("CBSI"), is producing Trovert for the Company's research, pre-clinical studies and clinical trials. The Company has not signed an agreement for the supply of the commercial quantities of Trovert required for market launch and ongoing commercial sales. Moreover, the Company believes that CBSI does not currently have the capacity to supply quantities of Trovert sufficient to satisfy anticipated demand in the year following market launch. Although the Company has identified a limited number of additional contract manufacturers that it believes are capable of manufacturing Trovert, there can be no assurance that the Company will be able to enter into manufacturing agreements on a timely basis on acceptable terms or at all. The supply of Trovert for its market launch and commercialization will require the Company and CBSI to implement certain increases in scale and related manufacturing and process improvements, and to establish an internal quality assurance program to support the contract production and testing of Trovert. No assurance can be given that these increases in scale, related improvements and quality assurance program will be successfully implemented, and failure to do so could result in a delay of market launch, higher cost of goods or an inadequate supply of drug to meet market demand if regulatory approval is obtained.

  The Company will also need to undertake further testing of the stability of Trovert as a bulk drug substance and final drug product. While the Company believes that future stability studies will support an acceptable shelf life, there can be no assurance that Trovert will have adequate stability in its current formulation.

  Furthermore, the proposed products under development by the Company have never been manufactured on a commercial scale, and there can be no assurance that such products can be manufactured at a cost or in quantities necessary to make them commercially viable. The production of Trovert requires certain key raw materials for which there are a limited number of suppliers, and there can be no assurance that such raw materials will be supplied on acceptable terms in quantities that are adequate to produce Trovert for clinical trials or on a commercial scale. If the Company should encounter delays or difficulties in its relationship with CBSI or any other manufacturers, the Company's pre-clinical and clinical testing schedule could be delayed, resulting in delays in the submission of applications for regulatory approval or the market introduction of its products. Any such delays, shortages of supply, or shelf life problems could have a material adverse effect on the Company's business, financial condition and results of operations. See "Business--Process Development and Manufacturing."

LIMITED SALES AND MARKETING EXPERIENCE; LACK OF DISTRIBUTION CAPABILITY; DEPENDENCE ON FUTURE COLLABORATORS

  The Company has not previously sold, marketed or distributed any products. To market and sell any products directly, the Company must develop a sales and marketing organization with technical expertise and supporting distribution capability. Significant additional expenditures, management resources and time will be required for the Company to develop a sales and marketing organization and supporting distribution capability. The Company intends to market Trovert directly for the treatment of acromegaly in the United States and Europe and to enter into marketing agreements with one or more parties for other indications, territories and drug candidates. To the extent that the Company enters into marketing or distribution arrangements with third parties, any revenues the Company receives will depend upon the efforts of these parties and may be less than the Company would otherwise receive if it marketed the product through its own sales force. The amount and timing of funds and other resources to be devoted under such arrangements will be controlled by the other parties and will be subject to financial and other difficulties that the other parties may experience. There can be no assurance that the Company will be able to establish in-house marketing, sales and distribution capabilities or relationships with third parties, or that it will be successful in gaining market acceptance for its products. To the extent that the Company enters into co-promotion or other licensing arrangements, any revenues received by the Company will depend upon the efforts of third parties, and there can be no assurance that such efforts will be successful. There can be no assurance that any third party will market the Company's products successfully or that any third-party collaboration will be on terms favorable to the Company. If the Company's marketing partner does not market a product successfully, the Company's business could be adversely affected. There can be no assurance that the Company will be able to enter into one or more collaborative marketing agreements, or that it or its collaborators, if any, will be successful in gaining marketing acceptance for any products that the Company may develop. The Company's failure to establish marketing capabilities or to enter into marketing arrangements with third parties would have a material adverse effect on the Company's business, financial condition and results of operations. See "Business--Sales and Marketing."

EARLY STAGE OF DEVELOPMENT; HISTORY OF OPERATING LOSSES; ACCUMULATED DEFICIT; UNCERTAINTY OF FUTURE PROFITABILITY

  The Company is at an early stage of development and currently has no marketed products. To date, the Company has been engaged in research and development activities and has not generated any revenues from the sale of products or otherwise. The Company has incurred significant operating losses since inception. As of June 30, 1998, the Company had an accumulated deficit of approximately $33.4 million. The process of developing the Company's products requires significant research and development, pre-clinical testing and clinical trials, as well as regulatory approvals. In addition, commercialization of the Company's drug candidates will require manufacturing scale-up and certain other activities related to manufacturing and the establishment of a sales and marketing organization. These activities, together with the Company's general and administrative expenses, are expected to result in operating losses for the foreseeable future. In addition, the Company's results of operations will for the next several years be dependent upon the approval and sale of a single proposed product, Trovert, for the treatment of acromegaly. The Company's ability to achieve profitability is dependent, in part, on its ability to successfully complete development of its proposed products, obtain required regulatory approvals and manufacture and market its products directly or through partners. There can be no assurance that the Company will achieve revenues or profitability in the future. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business."

FUTURE CAPITAL NEEDS; UNCERTAINTY OF ADDITIONAL FUNDING

  The Company may be required to raise substantial additional capital over a period of several years in order to develop and commercialize its products. The Company's future capital requirements will depend on numerous factors, including the costs associated with developing, manufacturing and commercializing its products, developing a direct marketing and sales force, maintaining existing, or entering into future, licensing and distribution agreements, protecting intellectual property rights, expanding facilities and consummating possible future acquisitions of technologies, products or businesses. The Company may consume available resources more rapidly than currently anticipated, resulting in the need for additional funding sooner than originally planned. The Company may be required to raise additional capital through a variety of sources, including the public equity market, private equity financings, collaborative arrangements, and public or private debt. There can be no assurance that additional capital will be available on favorable terms, if at all. If adequate funds are not available, the Company may be required to significantly reduce or refocus its operations or to obtain funds through arrangements that may require the Company to relinquish rights to certain of its products, technologies or potential markets, which would have a material adverse effect on the Company's business, financial condition and results of operations. To the extent that additional capital is raised through the sale of equity, the issuance of such securities would result in ownership dilution to the Company's existing stockholders. To the extent such capital is raised through borrowings or the sale of securities with liquidation or redemption rights senior to the Company's Common Stock, such borrowings or issuance could result in the reduction or elimination of assets ultimately available for distribution to Common stockholders. See "--Uncertainty of Protection of Patents and Proprietary Rights" and "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

UNCERTAINTY OF PROTECTION OF PATENTS AND PROPRIETARY RIGHTS

  The Company's success will depend in large part on the ability of its licensors to obtain patents and the Company's ability to license or acquire the rights to additional patents, maintain trade secrets and operate without infringing the proprietary rights of others, both in the United States and in other countries. Pursuant to the OU/EBI License Agreement, Sensus has acquired an exclusive license to certain U.S. and foreign patents and pending patent applications relating to certain GHA technologies. Pursuant to the Genentech Agreement, the Company has acquired an exclusive license, under specified patents and patent applications, to products containing certain GHAs for use in the treatment, diagnosis or prevention of particular GH-related diseases. The OU/EBI License Agreement and the Genentech Agreement contain continuing performance obligations of the Company. While the Company believes that to date it has complied with such obligations, there can be no assurance that the Company will be able to do so in the future. The termination of either agreement could have a material adverse effect on the Company's ability to commercialize Trovert and other GHAs. See "Business--Strategic Licensing Agreements."

  The patent positions of biotechnology and pharmaceutical companies can be highly uncertain and involve complex legal and factual questions, and therefore the breadth of claims allowed in biotechnology and pharmaceutical patents and their enforceability cannot be predicted. Therefore, there can be no assurance that additional patents will issue in respect of applications that have been licensed by the Company or that any patent will issue on technology arising from additional research being funded or licensed by the Company. Further, there can be no assurance that any patents or proprietary rights owned by or licensed to the Company will not be challenged, invalidated, circumvented, or rendered unenforceable. The invalidation, circumvention or unenforceability of one or more patents or proprietary rights owned by or licensed to the Company could have a material adverse effect on the Company's business, financial condition and results of operations. In addition, there can be no assurance that the claims in any existing or subsequently issued patent will be sufficient to protect the Company's products or that such patent will not be challenged, invalidated, held unenforceable or circumvented, or that the rights granted thereunder will provide proprietary protection or competitive advantages to the Company. In this regard, the Company is aware that certain claims in certain patents licensed from OU/EBI may be susceptible to challenge. The Company believes that claims in an allowed patent application licensed from OU/EBI would not be susceptible to a similar challenge. OU/EBI has petitioned to withdraw this application from issuance in order to obtain broader claim coverage. While the Company expects the U.S. Patent and Trademark Office to permit this patent application to be allowed again with claims of at least the scope originally allowed, the possibility exists that the U.S. Patent and Trademark Office, in the course of continued prosecution, could identify a new ground for rejection. Although no assurance can be given, the Company believes the aforementioned challenge, even if successful with respect to the issued patents, would not have a material adverse effect on the Company's business, financial condition and results of operations.

  The commercial success of Sensus also will depend, in part, on the Company's not infringing patents issued to others and not breaching the technology license agreements pursuant to which intellectual property utilized in any of the Company's products is licensed by the Company. A number of pharmaceutical companies, biotechnology companies, universities and research institutions have filed patent applications or received patents in the areas of the Company's programs or in the broad area of biotechnology. Some of these applications or patents may limit or preclude the Company's patents or patent applications, or conflict in certain respects with claims made under the Company's patents or patent applications. Such a conflict could result in a significant reduction of the coverage of the Company's patents or patent applications, if issued. Where patents exist or if patents are issued that are infringed by the manufacture, use or sale of any of the Company's products, the Company may be required to obtain licenses to these patents or to develop or obtain alternative technology. If any licenses are required, there can be no assurance that the Company will be able to obtain them on commercially favorable terms, if at all. The Company's breach of an existing license or failure to obtain a license to technology required to commercialize its products could have a material adverse impact on the Company. Litigation, which could result in substantial costs to the Company, may also be necessary to enforce any patents issued to or licensed by the Company, or to determine the scope and validity of third-party proprietary rights. If a third party prepares and files a patent application in the United States that claims technology also claimed by a patent or patent application of the Company or that claims technology that is obvious from that claimed by the Company's patents or patent applications, the Company may have to participate in interference proceedings declared by the Patent and Trademark Office ("PTO") to determine priority of invention, which could result in substantial costs to the Company, even if the eventual outcome is favorable to the Company. An adverse outcome could subject the Company to significant liabilities to third parties and require the Company to license disputed rights from third parties or to cease using such technology. Patents or patent applications licensed to the Company, by different licensors, that might be considered to claim the same invention or obvious variations of the same invention, including the GHA-related applications and patents licensed from Genentech and OU/EBI, also may become involved in interference proceedings that could be costly for the Company, and that could result in the loss of some or all of the involved patent rights. Any such interference proceeding or infringement litigation may adversely affect the Company's ability to obtain additional capital to fund its operations. See "--Future Capital Needs; Uncertainty of Additional Funding."

  The Company also relies on trade secrets to protect its technology, especially where patent protection is not believed to be appropriate or obtainable. Sensus protects its proprietary technology and processes, in part, by confidentiality agreements with its employees, consultants and certain contractors. There can be no assurance that these agreements will not be breached, that the Company would have adequate remedies for any breach, or that the Company's trade secrets will not otherwise become known or be independently discovered by competitors. See "Business--Strategic Licensing Agreements" and "--Patents and Proprietary Rights."

COMPETITION; RAPID TECHNOLOGICAL CHANGE

  The pharmaceutical industry is intensely competitive and the Company is pursuing areas of product development in which there is potential for extensive technological innovation in relatively short periods of time. Rapid technological change or developments by others may result in the Company's technologies or potential products becoming obsolete or noncompetitive. The Company's competitors may succeed in developing technologies or products that are more effective than those of the Company. Many companies, including biotechnology, chemical and pharmaceutical companies, are actively engaged in the research, development and sale of products that may compete with the Company's development programs for the treatment of acromegaly and certain complications of diabetes. Many of these companies have substantially greater financial, technical and marketing resources than the Company. In addition, some of these companies have considerable experience in pre-clinical studies, clinical trials and other regulatory approval procedures. Moreover, certain academic institutions, governmental agencies and other research organizations are conducting research and developing technology in areas in which the Company is working. These institutions may market competitive commercial products based on this technology directly or through joint ventures and may license this technology to third parties for further development and commercialization. There can be no assurance that the Company's competitors will not develop more efficacious or more affordable products, or achieve earlier product development, patent protection, regulatory approval or product commercialization than the Company.

  Among the drug products that compete, or are being developed to compete, in the Company's targeted markets, particularly acromegaly, are somatostatin analogs, dopamine agonists and somatostatin receptor type-specific agonists. Currently, approximately 80% of acromegalic patients utilizing drug therapy are treated with Sandostatin, either as monotherapy or in combination with a dopamine agonist. Sandostatin is a somatostatin analog that is administered by subcutaneous injection three times each day. A longer-acting form of Sandostatin, Sandostatin LAR ("Sandostatin LAR"), which requires monthly intramuscular injections, has been approved and launched in several countries in Europe, and the NDA for Sandostatin LAR was recently submitted to the FDA. The efficacy and side-effect profile of Sandostatin LAR appears to be very similar to Sandostatin. Somatuline lanreotide ("Somatuline") is another long-acting somatostatin analog. Somatuline works by the same mechanism as Sandostatin and requires intramuscular injections every 7 to 14 days. Somatuline has been approved in four European countries, and is being tested in a Phase III clinical trial program in the United States for the treatment of acromegaly. Dopamine agonists are another class of drugs used for treating acromegaly. Dopamine is a neurotransmitter that is produced in the brain and acts as a hormone. Parlodel bromocriptine ("Parlodel") is a dopamine agonist that reduces GH secretion in some patients but normalizes GH and IGF-I levels in less than 20% of patients. Side effects of Parlodel include headaches, nasal stuffiness, nausea, vomiting and depression, causing the product to be used infrequently today. Dostinex cabergoline ("Dostinex"), a more specific dopamine agonist, is currently being studied in acromegaly but is not approved in the United States. Certain somatostatin receptor type-specific agonists are under development at several companies. These somatostatin agonists are specific for one of the several known subtypes of the somatostatin receptor. It is possible that some of the side effects of the current somatostatin agonists may be avoided and their efficacy may be enhanced by use of such a receptor type-specific product. The Company also is aware of a Japanese company that is developing a GHA based on a mutated form of GH originally discovered in a child afflicted with dwarfism. There can be no assurance that, if approved, the Company's products will compete successfully against existing drugs or new drugs that may be developed by others or that the Company will be able to price its products at the same level as these existing or new drugs. See "Business--Acromegaly--Current Treatments" and "-- Competition."

DEPENDENCE ON THIRD PARTIES TO CONDUCT PRE-CLINICAL STUDIES AND CLINICAL TRIALS

  The Company relies and will continue to rely on third party contract research organizations and other research institutions to conduct its pre-clinical studies and clinical trials. Dependence on such third parties may result in delays in completing, or the failure to complete, such trials if such third parties fail to perform under their agreements with the Company or fail to meet regulatory standards in the performance of their obligations under such agreements. Moreover, a significant portion of the Company's research and development is, or will be, conducted under sponsored research programs with several teaching hospitals, universities and other research institutions. The Company depends on the availability of the principal investigator for each such program, and the Company cannot assure that these individuals or their research staffs will be available to conduct research and development. In the case of acromegaly, there is a particularly small number of physicians and research staffs who specialize in treating this disease. Furthermore, the Company's academic collaborators are not employees of the Company. As a result, the Company has limited control over their activities and can expect that only limited amounts of their time will be dedicated to Company activities. The Company's academic collaborators may have relationships with other commercial entities, some of whom are known to compete with the Company. In addition, the Company may encounter significant delays in introducing its products into certain markets or find that the development, manufacture or sale of its products in such markets is adversely affected by the absence of certain collaborative or contractual agreements. See "--Reliance on Contract Manufacturers; Scarcity of Raw Materials," "Business--Strategic Licensing Agreements" and "--Patents and Proprietary Rights."

DEPENDENCE ON, AND NEED TO ATTRACT AND RETAIN, KEY EMPLOYEES AND CONSULTANTS

  The Company is highly dependent on the principal members of its scientific and management staff. The Company also relies on consultants and advisors, including its scientific advisors, to assist the Company in formulating its research and development strategy. Attracting and retaining qualified personnel, consultants and advisors will be critical to the Company's success. To pursue its product development and marketing plans, the Company will need to hire additional qualified scientific personnel to perform research and development, as well as personnel with expertise in clinical testing, government regulation, manufacturing and marketing. Expansion in product development, sales and marketing is also expected to require the addition of management personnel and the development of additional expertise by existing management personnel. The Company faces competition for qualified individuals from numerous pharmaceutical and biotechnology companies, universities and other research institutions. Competition for qualified personnel is intense, and the process of hiring such qualified personnel is often lengthy. There can be no assurance that the Company can retain and recruit such personnel on a timely basis, if at all. The Company's management and other employees may voluntarily terminate their employment with the Company at any time. The loss of the services of key personnel, or the inability to attract and retain additional qualified personnel, could have a material adverse effect on the Company's business, financial condition and results of operations. See "Management."

MANAGEMENT OF GROWTH

  The Company's success will depend in significant part on the expansion of its operations and the effective management of growth, which will place significant demands on the Company's management, operational and financial resources. To manage such growth, the Company must expand its facilities, augment its operational, financial and management systems and hire and train additional qualified personnel. The Company's failure to manage growth effectively would have a material adverse effect on the Company's business, financial condition and results of operations. See "Management's Discussion and Analysis of Financial Condition and Results of Future Operations" and "Business."

RISKS OF INTERNATIONAL OPERATIONS

  The Company expects that international operations will contribute significantly to the Company's success. International operations are subject to a number of risks, including government regulation, political and economic instability or conflicts, trade restrictions, changes in tariffs and taxes, difficulties in staffing and managing international operations, problems in establishing or managing distributor relationships and general economic conditions. In addition, fluctuations in the value of foreign currencies relative to the U.S. dollar may adversely affect the Company's business, financial condition and results of operations. See "Business--Sales and Marketing."

HEALTH CARE REIMBURSEMENT; GOVERNMENTAL REFORMS

  The Company's ability to commercialize its products successfully in the United States, Europe and other jurisdictions, if regulatory approval of such products is obtained, will depend in part and may depend significantly on the extent to which reimbursement for the costs of such products and related treatments will be available to recipients from government health administration authorities, private health care insurers, health maintenance, managed care and similar organizations. Third-party payers are increasingly challenging the pricing of medical products and services. Significant uncertainty exists as to the reimbursement status of newly approved health care products, and there can be no assurance that coverage will be available to users of any of the Company's proposed products that are approved and marketed. In the United States, government and other third-party payers are increasingly attempting to contain health care costs by limiting both coverage and the level of reimbursement for new products approved for marketing. If third-party reimbursement is not available for the Company's proposed products or is inadequate, the market acceptance of these products could be adversely affected, which would have a material adverse effect on the Company's business, financial condition and results of operations.

  The trend toward managed health care in the United States, the growth of organizations such as HMOs, and legislative proposals to reform health care and government insurance programs could adversely affect the amount of reimbursement available from governmental or private payers for pharmaceutical products or could affect the ability to set prices for newly approved therapeutic products, such as those proposed by the Company. It is uncertain what proposals will be adopted or what actions governmental or private payers for health care goods and services may take in response to proposed or actual legislation in the United States or other important markets. The Company cannot predict the outcome of health care reform proposals or the effect any such reforms may have on the Company's business. See "Business--Government Regulation."

HAZARDOUS MATERIALS

  The Company's research and development activities involve the use of hazardous materials, chemicals and/or various radioactive compounds by its contractors, and the risk of accidental contamination or injury from these materials cannot be completely eliminated. In the event of such an accident, the Company could be held liable for any damages that result and any such liability could exceed the resources of the Company. The Company's contractors may incur substantial costs to comply with environmental regulations, which costs may be passed on to the Company.

RISK OF PRODUCT LIABILITY; AVAILABILITY OF INSURANCE

  Clinical trials, manufacturing, marketing and sales of potential products by the Company or its future strategic alliance partners, if any, may expose the Company to liability claims from the use of such products. Although the Company carries product liability insurance to cover its clinical trials, there can be no assurance that the Company or its future strategic alliance partners will be able to retain such insurance or, if retained, that sufficient insurance coverage can be acquired at an acceptable cost. Furthermore, the Company's product liability insurance does not cover the commercialization of its drug candidates, and there can be no assurance that the

Company will be able to obtain such coverage on acceptable terms, or at all. An inability to obtain sufficient insurance coverage at an acceptable cost or otherwise to protect against potential product liability claims could prevent or inhibit the commercialization of products developed by the Company or its strategic alliance partners. A successful product liability claim or recall would have a material adverse effect on the Company's business, financial condition and results of operations. While the Company may be entitled to indemnification against losses by its strategic alliance partners, there can be no assurance that this indemnification would be available or adequate should any such claim arise.

POTENTIAL ADVERSE EFFECTS OF YEAR 2000 PROBLEM

  Many currently installed computer systems and software programs were designed to use only a two-digit date code field. These date code fields will need to accept four digit entries to distinguish 21st Century dates from 20th Century dates. Until the date code fields are updated, the systems and programs could fail or give erroneous results when referencing dates following December 31, 1999. Such failure or errors could occur prior to the actual change in century. The Company relies on commercially available computer applications to manage and monitor its accounting and administrative functions. In addition, the Company's suppliers and service providers (including financial institutions) are reliant upon computer applications, some of which may contain software that may fail as a result of the upcoming change in century, with respect to functions that materially affect their interactions with the Company. The Company is currently assessing whether any of its suppliers or service providers will be adversely affected by the upcoming change in century. The Company does not currently have in place any contingency plans for its operations if Year 2000 issues are not resolved in time or if such issues go undetected. Failure of the Company's software or that of its suppliers or service providers, to resolve such issues in a timely manner, could have a material adverse impact on the Company's business, financial condition and result of operations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Potential Adverse Effects of Year 2000 Problem."

CONTROL BY MANAGEMENT AND EXISTING STOCKHOLDERS

  Upon completion of the Offerings, the Company's principal stockholders, executive officers and directors together will beneficially own approximately 57.8% of the outstanding shares of Common Stock (55.2% if the Underwriters' over-allotment option is exercised in full). As a result, these stockholders, if acting together, will be able to control matters requiring approval by the stockholders of the Company, including approvals of amendments to the Company's Certificate of Incorporation, certain mergers, a sale of all or substantially all of the assets of the Company, going private transactions and other fundamental transactions. In addition, the Company's Certificate of Incorporation, as it is proposed to be amended and restated concurrently with the closing of this Offering (the "Restated Certificate"), does not provide for cumulative voting with respect to the election of directors. Consequently, the present directors and executive officers of the Company, together with the Company's principal stockholders, will be able to control the election of the members of the Board of Directors of the Company (the "Board of Directors"). Such a concentration of ownership may have the effect of delaying or preventing a change in control of the Company, including transactions in which stockholders might otherwise receive a premium for their shares over current market prices. See "Principal Stockholders."

AVAILABILITY OF PREFERRED STOCK FOR ISSUANCE; ANTI-TAKEOVER PROVISIONS

  The Restated Certificate authorizes the Board of Directors of the Company, without stockholder approval, to issue additional shares of Common Stock and to fix the rights, preferences and privileges of, and issue up to 5,000,000 shares of, Preferred Stock with voting, conversion, dividend and other rights and preferences that could adversely affect the voting power or other rights of the holders of Common Stock. The issuance of Preferred Stock, rights to purchase Preferred Stock or additional shares of Common Stock may have the effect of delaying or preventing a change in control of the Company. In addition, the possible issuance of Preferred Stock or additional shares of Common Stock could discourage a proxy contest, make more difficult the acquisition of a substantial block of the Company's Common Stock or limit the price that investors might be willing to pay for shares of the Company's Common Stock. Further, the Restated Certificate provides that any action required or permitted to be taken by stockholders of the Company must be effected at a duly called annual or special meeting of stockholders and may not be effected by any consent in writing. Special meetings of the stockholders of the Company may be called only by the Chairman of the Board of Directors, the Chief Executive Officer of the Company or by the Board of Directors pursuant to resolution adopted by a majority of the total number of authorized directors. These and other provisions contained in the Restated Certificate and the Company's Bylaws, as well as certain provisions of Delaware law, could delay or make more difficult certain types of transactions involving an actual or potential change in control of the Company or its management (including transactions in which stockholders might otherwise receive a premium for their shares over then current market prices) and may limit the ability of stockholders to remove current management of the Company or approve transactions that stockholders may deem to be in their best interests and, therefore, could adversely affect the price of the Company's Common Stock. See "Description of Capital Stock."

BROAD DISCRETION IN APPLICATION OF NET PROCEEDS

  The net proceeds to the Company from the sale of the shares of Common Stock offered hereby, assuming an initial public offering price of $14.00 per share (the midpoint of the estimated range of the initial public offering price), are estimated to be $38.2 million ($44.1 million if the Underwriters' over-allotment option is exercised in full) after deducting the underwriting discount and estimated offering expenses. The Company intends to use the net proceeds from the Offerings principally for the Phase III clinical trial of Trovert, commercialization of Trovert (including process development, the manufacturing of product for sale and the establishment of a direct sales and marketing organization), additional research and development activities and for working capital and general corporate purposes (including repayment of debt). The Company's management and Board of Directors will have broad discretion with respect to the application of such proceeds, and the amounts and timing of the expenditures for these purposes may vary significantly depending on numerous factors, such as the status of the Company's research and development efforts, the regulatory approval process, technological advances, determinations as to commercial potential, the terms of collaborative agreements entered into by the Company, if any, and the status of competitive products and technologies. See "Use of Proceeds."

NO PRIOR PUBLIC MARKET FOR COMMON STOCK; POSSIBLE VOLATILITY OF STOCK PRICE

  Prior to the Offerings, there has been no public market for the Common Stock, and there can be no assurance that an active public market for the Common Stock will develop or be sustained after the Offerings. The initial public offering price, which was determined by negotiations between the Company and the Underwriters, will not necessarily be indicative of the market price at which the Common Stock of the Company will trade after the Offerings. See "Underwriting" for a discussion of the factors considered in determining the initial public offering price. In addition, in recent years the stock market in general, and the shares of biotechnology companies in particular, have experienced extreme price fluctuations. These broad market and industry fluctuations may have a material adverse effect on the market price of the Common Stock. In the future, the Company's operating results may vary from the expectations of public market analysts and investors, and, as a result, the price of the Common Stock would be materially and adversely affected. Announcements of technological innovations or new commercial products by the Company or its competitors, disputes or other developments concerning proprietary rights, including patents and litigation matters, publicity regarding new products or technologies under development by the Company, its licensors or its competitors, general market conditions, quarterly fluctuations in the Company's revenues and financial results, as well as the other factors described in these "Risk Factors" and elsewhere in this Prospectus, may have a significant impact on the market price of the Common Stock.

SHARES ELIGIBLE FOR FUTURE SALE AND POTENTIAL ADVERSE EFFECT ON MARKET PRICE; REGISTRATION RIGHTS

  Sales of a substantial number of shares of Common Stock in the public market following the Offerings could adversely affect the market price for the Company's Common Stock. The number of shares of Common Stock available for sale in the public market is limited by restrictions under the Securities Act of 1933, as amended (the "Securities Act"), and lock-up agreements pursuant to which all directors, officers and substantially all of the stockholders of the Company have agreed not to sell or otherwise dispose of any of their shares for 180 days from the date hereof without the prior written consent of Merrill Lynch, Pierce, Fenner & Smith Incorporated ("Merrill Lynch"). However, Merrill Lynch may at any time without notice, release all or any portion of the securities subject to lock-up agreements. As a result of such restrictions, and based upon the number of shares outstanding on September 14, 1998, on the date of this Prospectus 54,313 shares of the Company's Common Stock, other than the 3,000,000 shares offered hereby, will be eligible for sale pursuant to Rule 144 promulgated under the Securities Act. Additionally, 6,520,782 shares currently outstanding and 87,995 shares issuable upon exercise of outstanding vested options will be eligible for sale 180 days after the date of this Prospectus upon expiration of the lock-up agreements and in compliance with certain limitations set forth in the Securities Act. After the Offerings, the holders of approximately 4,652,710 shares of Common Stock and the holder of a warrant to purchase 65,714 shares of Common Stock will be entitled to certain demand and piggyback registration rights with respect to registration of such shares under the Securities Act. If such holders by exercising their demand or piggyback registration rights cause a large number of securities to be registered and sold in the public market, such sales could have an adverse effect on the market price for the Company's Common Stock. If the Company was to include in a Company-initiated registration shares held by such holders pursuant to the exercise of their piggyback registration rights, such sales may have an adverse effect on the Company's ability to raise needed capital. See "Shares Eligible For Future Sale" and "Description of Capital Stock-- Registration Rights."

IMMEDIATE AND SUBSTANTIAL DILUTION; ABSENCE OF DIVIDENDS

  Purchasers of the shares of Common Stock offered hereby will experience immediate dilution of $9.85 per share in the net tangible book value of their investment from the initial public offering price (assuming an initial public offering price of $14.00 per share, the midpoint of the estimated range of the initial public offering price). Additional dilution will occur upon exercise of outstanding options. The Company has not declared or paid cash dividends on its Common Stock since inception and does not intend to pay any cash dividends in the foreseeable future. Future cash dividends, if any, will be determined by the Board of Directors. See "Dilution," "Shares Eligible for Future Sale" and "Dividend Policy."

               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

  Certain statements contained in this Prospectus, including without limitation, statements containing the words "believes," "anticipates," "expects" and words of similar import, constitute "forward-looking statements." Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company, or industry results, to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include, among others: uncertainties related to conducting clinical trials and clinical trial results; dependence on single drug candidate; no assurance of marketing approval; government regulation; reliance on contract manufacturers; scarcity of raw materials; limited sales and marketing experience; lack of distribution capability; dependence on future collaborators; early stage of development; history of operating losses; accumulated deficit; uncertainty of future profitability; future capital needs; uncertainty of additional funding; uncertainty of protection of patents and proprietary rights; competition; rapid technological change; dependence on third parties to conduct pre-clinical studies and clinical trials; dependence on, and need to attract and retain, key employees and consultants; management of growth; risks of international sales and operations; health care reimbursement; government reforms; hazardous materials; risk of product liability; availability of insurance; potential adverse effects of year 2000 problem; control by management and existing stockholders; availability of preferred stock for issuance; anti-takeover provisions; broad discretion in application of net proceeds; no prior public market for common stock; possible volatility of stock price; shares eligible for future sale and potential adverse effect on market price; registration rights; immediate and substantial dilution; and absence of dividends. These factors are discussed in more detail elsewhere in this Prospectus, including, without limitation, under the captions "Prospectus Summary," "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business." Given these uncertainties, prospective investors are cautioned not to place undue reliance on such forward-looking statements. The Company disclaims any obligation to update any such factors or to publicly announce the result of any revisions to any of the forward-looking statements contained herein to reflect future events or developments.

                                  THE COMPANY

  Sensus is an emerging pharmaceutical company that is developing drugs to treat endocrine and metabolic diseases and disorders. The Company's first drug candidate, Trovert (B2036PEG), belongs to a novel class of compounds called growth hormone antagonists that inhibit the action of growth hormone. Trovert is initially targeted for the treatment of acromegaly, a disease caused by excess growth hormone, and certain complications associated with diabetes. The Company is currently conducting a multi-center Phase III clinical trial of Trovert for post-surgical treatment of acromegaly and intends to file for U.S. regulatory approval for this indication in the second half of 1999 and for European regulatory approval in the first quarter of 2000. In addition, the Company is currently conducting an initial Phase II clinical trial of Trovert for diabetic retinopathy, the leading cause of blindness in the United States.

  The Company was incorporated in Delaware in 1994. Unless the context otherwise requires, "Sensus" and the "Company" refer to Sensus Drug Development Corporation. The Company's executive offices are located at 98 San Jacinto Boulevard, Suite 430, Austin, Texas 78701. Its telephone number is
(512) 487-2000.

                                USE OF PROCEEDS

  The net proceeds to the Company from the sale of shares of Common Stock offered hereby, assuming an initial public offering price of $14.00 per share (the midpoint of the estimated range of the initial public offering price), are estimated to be $38.2 million ($44.1 million if the Underwriters' over-allotment option is exercised in full) after deducting the estimated underwriting discounts and commissions and offering expenses payable by the Company.

  The Company anticipates using approximately $6 million of the net proceeds from the Offerings for the Company's Phase III clinical trial of Trovert for acromegaly, approximately $19 million for commercialization of Trovert, including process development, the manufacturing of product for sale and the establishment of a direct sales and marketing organization, approximately $7 million for additional research and development activities, including preclinical and early stage clinical trials of Trovert for other indications, and the remainder for working capital and general corporate purposes, including repayment of: (i) $1.6 million of indebtedness, currently payable in four equal quarterly installments with the final payment due on June 30, 1999 and bearing interest at 7.6% per annum; and (ii) borrowings under a bank line of credit due in September 1999 and bearing interest at the bank's prime rate. As of September 28, 1998, approximately $1.2 million was borrowed under this line of credit. The amounts and timing of the expenditures for these purposes may vary significantly depending on numerous factors, such as the status of the Company's research and development efforts, the regulatory approval process, technological advances, determinations as to commercial potential, the terms of collaborative agreements entered into by the Company, if any, and the status of competitive products and technologies, among others. In addition, the Company's research and development expenditures will vary as programs are added, extended or terminated. The Company may also use a portion of the net proceeds to acquire or invest in businesses, products and technologies that are complementary to those of the Company, although no such acquisitions are planned or being negotiated as of the date of this Prospectus, and no portion of the net proceeds has been allocated for any specific acquisition.

  The Company believes that its available cash, cash equivalents and short-term investments, together with the net proceeds of the Offerings and the interest thereon, will be sufficient to meet its capital requirements at least through the first quarter of 2000. Pending application of the net proceeds as described above, the Company intends to invest the net proceeds in short-term, interest-bearing, investment-grade securities. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

                                DIVIDEND POLICY

  The Company has not declared or paid cash dividends on its Common Stock since inception and does not intend to pay any cash dividends in the foreseeable future. Future cash dividends, if any, will be determined by the Board of Directors. See "Risk Factors--Immediate and Substantial Dilution; Absence of Dividends" and "Description of Capital Stock."

                                CAPITALIZATION

  The following table sets forth at June 30, 1998: (i) the actual capitalization of the Company and (ii) the pro forma as adjusted capitalization to give effect to the conversion of all outstanding shares of Preferred Stock into Common Stock and to give effect to the sale of 3,000,000 shares of the Common Stock offered hereby at an assumed initial offering price of $14.00 and the application of the net estimated proceeds therefrom as described under "Use of Proceeds." This table should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations," the Financial Statements and related Notes thereto and the other financial information included elsewhere in this Prospectus.

                                                 AS OF JUNE 30, 1998
                                          -------------------------------------
                                                                PRO FORMA
                                              ACTUAL           AS ADJUSTED
                                          ----------------  -------------------
                                          (IN THOUSANDS, EXCEPT SHARE DATA)
Short-term debt, including current
 portion of long-term debt (1) .......... $          1,600    $            --
                                          ================    ================
Long-term debt, less current portion .... $            --     $            --
Stockholders' equity:
  Preferred Stock, $0.001 par value;
   21,000,000 shares authorized,
   4,652,710 convertible shares issued
   and outstanding, actual; and 5,000,000
   shares authorized, none issued and
   outstanding, pro forma as adjusted
   (2) ..................................                5                 --
  Common Stock, $0.001 par value;
   32,000,000 shares authorized;
   1,922,385 shares issued and
   outstanding, actual; and 30,000,000
   shares authorized, 9,575,095 shares
   issued and outstanding, pro forma as
   adjusted (3) .........................                2                  10
  Additional paid-in capital ............           35,187              73,414
  Deferred compensation..................             (318)               (318)
  Deficit accumulated during the
   development stage ....................          (33,406)            (33,406)
                                          ----------------    ----------------
    Total stockholders' equity ..........            1,470              39,700
                                          ----------------    ----------------
      Total capitalization .............. $          1,470    $         39,700
                                          ================    ================

- --------
(1) See Note 7 of Notes to Financial Statements for a description of the Company's short-term debt.

(2) Upon completion of the Offerings, all outstanding shares of Preferred Stock will convert into Common Stock.

(3) Gives effect to the conversion of all outstanding shares of Preferred Stock into Common Stock and the sale of shares offered by the Company hereby, at an assumed initial public offering price of $14.00 per share (the midpoint of the estimated range of the initial public offering price), and the application of the estimated net proceeds therefrom, as if all such transactions had been effected on June 30, 1998. Based on the number of shares outstanding as of June 30, 1998. Excludes (i) 404,279 shares of Common Stock subject to outstanding options issued under the 1996 Stock Option Plan at a weighted average exercise price of $2.47 per share; (ii) 45,712 shares of Common Stock subject to other outstanding options issued at a weighted average exercise price of $0.53 per share; and (iii) 65,714 shares of Common Stock reserved for issuance upon exercise of an outstanding warrant at a price of $10.50 per share. See "The Company," "Use of Proceeds," "Financial Statements" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

                                   DILUTION

  The pro forma net tangible book value of the Common Stock at June 30, 1998 was approximately $1.3 million, or $0.20 per share of Common Stock. Pro forma net tangible book value per share represents the amount of total tangible assets of the Company less total liabilities, divided by 6,575,095, the number of shares of Common Stock outstanding as of June 30, 1998 after giving effect to the conversion of all outstanding shares of Preferred Stock into an aggregate of 4,652,710 shares of Common Stock upon completion of the Offerings. After giving effect to the sale of the 3,000,000 shares of Common Stock offered hereby at an assumed initial public offering price of $14.00 per share (the midpoint of the estimated range of the initial public offering price) and after deducting the estimated offering expenses and underwriting discounts and commissions, the adjusted pro forma net tangible book value per share at June 30, 1998 was $4.15. This represents an immediate increase in pro forma net tangible book value per share of $3.95 to existing stockholders and an immediate dilution per share of $9.85 to new investors purchasing shares in the Offerings.

  The following table illustrates the per share dilution described above:

   Assumed initial public offering price per share ..............         $14.00
   Pro forma net tangible book value per share at June 30, 1998 .  $ 0.20
   Increase per share attributable to new investors .............    3.95
                                                                   ------
   Adjusted pro forma net tangible book value per share after the
    Offerings ...................................................           4.15
                                                                          ------
   Dilution to new investors per share ..........................         $ 9.85
                                                                          ======

  The following table sets forth on a pro forma basis at June 30, 1998 the number of shares of Common Stock purchased from the Company, the total cash consideration paid for such shares and the average consideration paid per share by the existing stockholders and by the new investors. The following computations assume an initial public offering price of $14.00 per share (the midpoint of the estimated range of the initial public offering price) before deduction of the estimated offering expenses and underwriting discounts and commissions.

                              SHARES PURCHASED  TOTAL CONSIDERATION  AVERAGE
                              ----------------- -------------------   PRICE
                               NUMBER   PERCENT   AMOUNT    PERCENT PER SHARE
                              --------- ------- ----------- ------- ---------
   Existing stockholders
    (1) ..................... 6,575,095   68.7% $35,848,209   46.0%  $ 5.45
   New investors ............ 3,000,000   31.3   42,000,000   54.0    14.00
                              ---------  -----  -----------  -----
     Total .................. 9,575,095  100.0% $77,848,209  100.0%    8.13
                              =========  =====  ===========  =====

- --------

(1) Includes 4,652,710 shares of Common Stock that will be issued upon conversion of the Preferred Stock.

  The foregoing tables assume no exercise of outstanding options and warrants and exclude (i) 404,279 shares of Common Stock reserved for issuance upon exercise of stock options granted pursuant to the 1996 Stock Option Plan, at a weighted average exercise price of $2.47 per share outstanding as of June 30, 1998; (ii) 45,712 shares of Common Stock reserved for issuance upon exercise of other stock options at a weighted average exercise price of $0.53 per share outstanding as of June 30, 1998; and (iii) 65,714 shares of Common Stock reserved for issuance upon exercise of an outstanding warrant at a price of $10.50 per share. To the extent that additional options and warrants are granted and exercised in the future, there will be further dilution to new stockholders. See "Management--Employee Benefit Plans."

                            SELECTED FINANCIAL DATA

  The following selected financial data should be read in conjunction with the Financial Statements and Notes thereto and with "Management's Discussion and Analysis of Financial Condition and Results of Operations," which are included elsewhere in this Prospectus. The statements of operations data for the years ended December 31, 1995, 1996 and 1997, and the balance sheet data at December 31, 1996 and 1997, are derived from audited financial statements included elsewhere in this Prospectus. The statement of operations data for the period from June 23, 1994 (inception) to December 31, 1994, and the balance sheet data at June 30, 1994 and 1995, are derived from audited financial statements not included herein. The statements of operations data for the six months ended June 30, 1997 and 1998 and the period from June 23, 1994 (inception) to June 30, 1998, and the balance sheet data at June 30, 1998 are derived from unaudited financial statements included elsewhere in this Prospectus. The unaudited financial statements include all adjustments (consisting only of normal recurring adjustments) which the Company considers necessary to present fairly the financial data included herein. The results for the six months ended June 30, 1998 are not necessarily indicative of the results that may be expected for the year ending December 31, 1998.

                            PERIOD FROM                                                     PERIOD FROM
                             INCEPTION                                 SIX MONTHS ENDED      INCEPTION
                          (JUNE 23, 1994)  YEAR ENDED DECEMBER 31,         JUNE 30,       (JUNE 23, 1994)
                          TO DECEMBER 31, ---------------------------  -----------------    TO JUNE 30,
                               1994        1995      1996      1997     1997      1998         1998
                          --------------- -------  --------  --------  -------  --------  ---------------
                                            (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS
 DATA:
 Revenues ..............       $ --       $   --   $    --   $    --   $   --   $    --      $    --
 Expenses:
  Research and
   development .........         110        3,322     5,021    10,965    2,775     8,029       27,447
  General and
   administrative ......         390        1,127     1,097     1,597      761     1,513        5,724
                               -----      -------  --------  --------  -------  --------     --------
 Total expenses ........         500        4,449     6,118    12,562    3,536     9,542       33,171
                               -----      -------  --------  --------  -------  --------     --------
 Loss from operations ..        (500)      (4,449)   (6,118)  (12,562)  (3,536)   (9,542)     (33,171)
  Interest
   income/(expense),
   net .................         (17)         (83)      (35)       73      (33)     (174)        (235)
                               -----      -------  --------  --------  -------  --------     --------
 Net loss ..............       $(517)     $(4,532) $ (6,153) $(12,489) $(3,569) $ (9,716)    $(33,406)
                               =====      =======  ========  ========  =======  ========     ========
 Pro forma basic and
  diluted net loss per
  share (1) ............                                     $  (2.87)          $  (1.48)
                                                             ========           ========
 Shares used to compute
  pro forma basic and
  diluted net loss per
  share (1) ............                                        4,354              6,569
                                                             ========           ========
                                        DECEMBER 31,
                          -------------------------------------------           JUNE 30,
                               1994        1995      1996      1997               1998
                          --------------- -------  --------  --------           --------
                                                (IN THOUSANDS)
BALANCE SHEET DATA:
 Cash and cash
  equivalents ..........       $ --       $ 1,447  $     45  $ 17,243           $  3,774
 Working capital
  (deficit) ............        (641)         350    (3,119)   10,561                921
 Total assets ..........         312        1,698       209    17,585              6,048
 Short-term debt,
  including current
  portion of long-term
  debt .................         --           --        --        --               1,600
 Long-term debt, net of
  current portion ......         --           --        --        --                 --
 Deficit accumulated
  during the development
  stage ................        (517)      (5,049)  (11,202)  (23,690)           (33,406)
 Total stockholders'
  equity (deficit) .....        (516)         512    (2,976)   10,793              1,470

- --------

(1) Pro forma basic and diluted net loss per share reflects the conversion of all outstanding shares of Preferred Stock into shares of Common Stock. See
    Note 1 of Notes to Financial Statements for a description of the shares used in calculating pro forma basic and diluted net loss per share.

  MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
                                  OPERATIONS

  The following discussion of the Company's results of operations and financial condition should be read in conjunction with the Financial Statements and related Notes thereto and other financial information included elsewhere in this Prospectus. Except for the historical information contained herein, the discussion in this Prospectus contains certain forward-looking statements that involve risks and uncertainties, such as statements of the Company's plans, objectives, expectations and intentions. The cautionary statements made in this Prospectus should be read as being applicable to all related forward-looking statements wherever they appear in this Prospectus. The Company's actual results could differ materially from those discussed here. Factors that could cause or contribute to such differences include those discussed in "Risk Factors," as well as those discussed elsewhere herein.

OVERVIEW

  Sensus is an emerging pharmaceutical company that is developing drugs to treat endocrine and metabolic diseases and disorders. The Company's first drug candidate, Trovert (B2036PEG), belongs to a novel class of compounds called growth hormone antagonists ("GHAs") that inhibit the action of growth hormone ("GH"). Trovert is initially targeted for the treatment of acromegaly, a disease caused by excess GH, and certain complications associated with diabetes. The Company is currently conducting a multi-center Phase III clinical trial of Trovert for post-surgical treatment of acromegaly and intends to file for U.S. regulatory approval for this indication in the second half of 1999 and for European regulatory approval in the first quarter of 2000. In addition, the Company is currently conducting an initial Phase II clinical trial of Trovert for diabetic retinopathy, the leading cause of blindness in the United States.

  To date, the Company has been engaged in research and development activities and has not generated any revenues from the sale of any products or otherwise. The Company has incurred significant operating losses since its inception and expects to incur additional losses from development stage activities for the foreseeable future, primarily due to continued increases in the cost of clinical and regulatory development of Trovert. As of June 30, 1998, the Company had an accumulated deficit of approximately $33.4 million. The process of developing the Company's products requires significant research and development, pre-clinical testing and clinical trials, as well as regulatory approvals. These activities, together with the Company's general and administrative expenses, are expected to result in operating losses for the foreseeable future. In addition, the Company's results of operations will, for the next several years, be dependent upon the approval and sale of a single proposed pharmaceutical product, Trovert, for the treatment of acromegaly. The Company's ability to achieve profitability is dependent, in part, on its ability to successfully complete development of its proposed products, obtain required regulatory approvals and manufacture and market its products directly or through partners. There can be no assurance that the Company will achieve revenues or profitability in the future.

  The Company is obligated to make certain sponsored research, development and royalty payments to OU/EBI and Genentech. Pursuant to a license agreement between OU/EBI and an affiliate of the Company, Sensus has acquired an exclusive, worldwide license to make, use and sell products based on GHAs and related technologies discovered at OU/EBI during the term of a Sponsored Research Agreement ("SRA") with OU/EBI. During the term of the SRA, Sensus is obligated to reimburse OU/EBI for research being conducted by OU/EBI for each product derived from licensed technology upon attainment of certain development milestones. Other than a $500,000 milestone payment to OU/EBI which the Company has agreed to make by April 1999, the Company does not anticipate making any milestone payments in the foreseeable future. In addition, Sensus is obligated to pay a royalty to OU/EBI payable within 30 days of the end of each calendar quarter, subject to adjustment, on net sales for any products commercialized using the licensed technology. Under the terms of a license agreement with Genentech, Genentech is entitled to receive a royalty on net sales payable within 90 days of the end of each calendar quarter for any GHA sold by Sensus that is within the scope of a licensed Genentech patent or patent application, or a reduced royalty on net sales for other licensed products.

RESULTS OF OPERATIONS

 SIX MONTHS ENDED JUNE 30, 1998 COMPARED TO SIX MONTHS ENDED JUNE 30, 1997

  Revenues. The Company has been a development stage company since its inception and had no revenues during the six month periods ended June 30, 1998 and June 30, 1997.

  Research and Development Expenses. Research and development expenses increased to $8.0 million in the first six months of 1998 from $2.8 million for the first six months of 1997. This increase of $5.2 million was primarily attributable to an increase of $3.0 million for the cost of manufacturing Trovert for use in clinical trials and $1.0 million for milestone payments under a technology licensing agreement.

  General and Administrative Expenses. General and administrative expenses increased to $1.5 million in the six months ended June 30, 1998 from $761,000 in the six months ended June 30, 1997. This increase of $752,000 was primarily attributable to increases of $277,000 in personnel expenses, $123,000 in public relations costs and $141,000 in marketing costs.

  Net Interest Income/(Expense). Net interest expense increased to $174,000 in the first six months of 1998 from net interest expense of $33,000 for the six months ended June 30, 1997. This net interest expense increase of $141,000 was due to the non-cash expense associated with stock issued in connection with a bank loan.

  Net Loss. Net loss increased to $9.7 million for the six months ended June 30, 1998 from $3.6 million for the six months ended June 30, 1997. This increased loss of $6.1 million was primarily attributable to the increase in research and development expenses.

 YEAR ENDED DECEMBER 31, 1997 COMPARED TO YEAR ENDED DECEMBER 31, 1996

  Revenues. The Company has been a development stage company since its inception and had no revenues during the years ended December 31, 1997 and 1996.

  Research and Development Expenses. Research and development expenses increased to $11.0 million in 1997 from $5.0 million in 1996. This increase of $6.0 million was primarily attributable to an increase of $5.4 million for the cost of manufacturing Trovert for use in clinical trials.

  General and Administrative Expenses. General and administrative expenses increased to $1.6 million in 1997 from $1.1 million in 1996. This increase of $500,000 was primarily attributable to increases of $120,000 in personnel expenses and $105,000 in travel-related costs.

  Net Interest Income/(Expense). Net interest income increased to $73,000 in 1997 from net interest expense of $35,000 in 1996. This net interest income increase of $108,000 is due to interest income earned on cash available from the issuance of Series C Preferred Stock in October 1997.

  Net Loss. Net loss increased to $12.5 million for the year ended December 31, 1997 from $6.2 million for the year ended December 31, 1996. This increased loss of $6.3 million was primarily attributable to the increase in research and development expenses.

 YEAR ENDED DECEMBER 31, 1996 COMPARED TO YEAR ENDED DECEMBER 31, 1995

  Revenues. The Company has been a development stage company since its inception and had no revenues during the years ended December 31, 1996 and 1995.

  Research and Development Expenses. Research and development expenses increased to $5.0 million in 1996 from $3.3 million in 1995. This increase of $1.7 million was primarily attributable to an increase of $1.5 million for the cost of manufacturing Trovert for use in clinical trials.

  General and Administrative Expenses. General and administrative expenses remained constant at $1.1 million in both 1996 and 1995. A decrease in personnel costs of $193,000 was offset by an increase in other general and administrative costs of $163,000.

  Net Interest Expense. Net interest expense decreased to $35,000 in 1996 from $83,000 in 1995. This $48,000 decrease was due to the reduction in amounts borrowed from related parties.

  Net Loss. Net loss increased to $6.2 million for the year ended December 31, 1996 from $4.5 million for the year ended December 31, 1995. This increase of $1.7 million was primarily attributable to the increase in research and development expenses.

 NET OPERATING LOSS AND TAX CREDIT CARRY-FORWARDS

  As of June 30, 1998, the Company's federal net operating loss carry-forwards were approximately $29.8 million and research and orphan drug credit carry-forwards ("tax credit carry-forwards") were approximately $2.7 million. If not utilized, the net operating loss carry-forwards will begin to expire in 2009. The tax credit carry-forwards will begin to expire in 2012, if not utilized. Federal tax laws provide for an annual limitation on the amount of taxable income that can be offset by net operating loss and tax credit carryforwards arising in periods prior to certain ownership changes. The Company experienced such an ownership change for federal income tax purposes during 1997. As a result, net operating loss and tax credit carryforwards arising prior to the ownership change will only be available to offset approximately $870,000 of taxable income per year. Such annual limitation could be increased for certain "built-in" gains recognized for tax purposes during the five year period following the ownership change. Such limitation is cumulative, so that unutilized net operating loss and tax credit carryforwards not in excess of the limitation can be used in subsequent years. Accordingly, if the Company generates taxable income in any year in excess of its then-cumulative limitation and carryforwards generated subsequent to the ownership change, the Company may be required to pay federal income taxes even though it has unexpired carryforwards. The annual limitation could also result in the expiration of net operating loss and tax credit carryforwards before utilization. Because of the uncertainties related to the Company's future operating results and possible inability to realize the benefits of these deferred tax assets, a full valuation allowance has been recorded, the effect of which is to offset the value of these assets for financial reporting purposes. See Note 5 of Notes to Financial Statements.

LIQUIDITY AND CAPITAL RESOURCES

  From inception through June 30, 1998, the Company has financed its operations primarily through private sales of Preferred Stock through which the Company raised net cash proceeds totaling $32.1 million. During 1995, 1996 and 1997, the Company borrowed $3.5 million from a related party, all of which was repaid in 1998. In 1998, the Company borrowed $2.9 million, of which $1.6 million remained outstanding at June 30, 1998.

  Net cash used in operating activities from inception of the Company through June 30, 1998 was $27.5 million attributable primarily to an accumulated net loss of $33.4 million partially offset by noncash expenses of $3.0 million and increases in accounts payable and accrued expenses of $3.0 million.

  Net cash used in investing activities from inception of the Company through June 30, 1998 was $2.2 million attributable to the purchase of property and equipment of $597,000 for the Company's administrative offices and to a short-term investment of $1.6 million which collateralizes the Company's outstanding note payable as of June 30, 1998.

  Net cash provided by financing activities from inception of the Company through June 30, 1998 was $33.5 million primarily attributable to $32.1 million from the sale of Preferred Stock and a $2.9 million bank term note, of which $1.3 million has been repaid, which were offset by deferred costs of $163,000 for the Offerings.

  As of June 30, 1998, the Company had approximately $3.8 million of unrestricted cash and cash equivalents and $1.6 million in short-term restricted cash investments collateralizing the $1.6 million bank term note. The

Company had no material commitments other than its bank note and those under its office facility and equipment leases.

  In September 1998, the Company entered into a $5.0 million revolving line of credit with a bank. The loan will bear interest at the bank's prime rate, payable quarterly, and repayment of any borrowings is due on September 4, 1999. A stockholder of the Company provided a personal guarantee of the revolving line of credit in exchange for a warrant to acquire 57,142 shares of Common Stock at an exercise price of $12.25 per share.

  The Company believes that the net proceeds from the Offering(s), together with its current cash and cash equivalents, will be sufficient to meet its anticipated cash needs for working capital and capital expenditures through the first quarter of 2000. Thereafter, the Company may seek to sell additional equity or debt securities or to obtain additional credit facilities to fund research and development costs, launch its products, and for general corporate purposes. The sale of additional equity or convertible debt securities could result in additional dilution to the Company's stockholders. There can be no assurance that financing will be available in amounts or on terms acceptable to the Company, if at all. See "Risk Factors--Future Capital Needs; Uncertainty of Additional Funding."

POTENTIAL ADVERSE EFFECTS OF YEAR 2000 PROBLEM

  Many currently installed computer systems and software programs were designed to use only a two-digit date code field. These date code fields will need to accept four digit entries to distinguish 21st Century dates from 20th Century dates. Until the date code fields are updated, the systems and programs could fail or give erroneous results when referencing dates following December 31, 1999. Such failure or errors could occur prior to the actual change in century. The Company relies on commercially available computer applications to manage and monitor its accounting and administrative functions. In addition, the Company's suppliers and service providers (including financial institutions) are reliant upon computer applications, some of which may contain software that may fail as a result of the upcoming change in century, with respect to functions that materially affect their interactions with the Company. The Company is currently assessing whether any of its suppliers or service providers will be adversely affected by the upcoming change in century. The Company does not currently have in place any contingency plans for its operations if Year 2000 issues are not resolved in time or if such issues go undetected. Failure of the Company's software or that of its suppliers or service providers, or failure to resolve such issues in a timely manner, could have a material adverse impact on the Company's business, financial condition and results of operations.

                                   BUSINESS

OVERVIEW

  Sensus is an emerging pharmaceutical company that is developing drugs to treat endocrine and metabolic diseases and disorders. The Company's first drug candidate, Trovert (B2036PEG), belongs to a novel class of compounds called growth hormone antagonists ("GHAs") that inhibit the action of growth hormone ("GH"). Trovert is initially targeted for the treatment of acromegaly, a disease caused by excess GH, and certain complications associated with diabetes. The Company is currently conducting a multi-center Phase III clinical trial of Trovert for post-surgical treatment of acromegaly and intends to file for U.S. regulatory approval for this indication in the second half of 1999 and for European regulatory approval in the first quarter of 2000. In addition, the Company is currently conducting an initial Phase II clinical trial of Trovert for diabetic retinopathy, the leading cause of blindness in the United States.

  Acromegaly results from excess secretion of growth hormone by non-malignant pituitary tumors. Over-secretion of GH stimulates liver and other cells to produce excess levels of Insulin-like Growth Factor-I ("IGF-I"), previously known as somatomedin-C, resulting in the manifestations of the disease. These manifestations include soft-tissue swelling, abnormal growth of the hands and feet, overgrowth of bone and cartilage in the face and other parts of the body, and enlargement of body organs, including the liver, spleen, kidneys and heart. Acromegaly is associated with significantly increased mortality due to cardiovascular disease and cancer. The primary goal of existing treatments for acromegaly is to reduce GH and IGF-I levels to normal in order to reduce the morbidity and mortality associated with this disease. While the primary treatment for acromegaly is surgical removal of the pituitary tumor, many patients, particularly those with large tumors, also require post-surgical drug therapy, radiation therapy, or both.

  Sensus estimates that in North America, Europe and Japan there are currently more than 40,000 diagnosed acromegalics, with approximately 20,000 who receive drug therapy. The most widely used of the drugs currently approved for acromegaly include certain somatostatin analogs that inhibit the secretion of GH. A significant portion of acromegalic patients treated with somatostatin analogs, however, do not respond to these drugs, and a substantial portion experience gastrointestinal and other adverse reactions ("side effects"). Based on the results of its Phase II clinical trials, Sensus believes that Trovert may offer a significantly improved efficacy and side-effect profile compared to drugs currently approved for acromegaly.

  The Company is pursuing acromegaly as an initial indication for Trovert because: (i) Trovert may prove to be more effective and be accompanied by significantly fewer side effects than currently approved drugs in a large portion of acromegalic patients; (ii) the disease mechanism for acromegaly is well understood; (iii) IGF-I levels are easily measured and accurately reflect the severity of the patient's disease, which should facilitate clinical development of Trovert; (iv) acromegaly is a chronic disease frequently requiring long-term medical therapy; (v) Trovert's current designation by the U.S. Food and Drug Administration (the "FDA") as an "Orphan Drug" for the treatment of acromegaly may provide certain regulatory, marketing and tax benefits to the Company; and (vi) treatment of acromegaly in the United States and Europe is primarily provided at a limited number of medical centers and thus represents a niche market that can be accessed with a relatively small sales force.

  The Company believes that Trovert may also be effective in treating certain complications associated with Type 1 and Type 2 diabetes and may have the potential to treat certain cancers. In April 1998, Sensus began an initial Phase II clinical trial in patients with diabetic retinopathy. In 1999, Sensus plans to begin an initial Phase II clinical trial in patients with diabetic nephropathy, a disease that leads to kidney failure. The Company currently is conducting preclinical studies on the effects of Trovert and other GHAs on cancer. In addition to Trovert, Sensus has several other growth hormone antagonists in pre-clinical development.

  Sensus' management has significant experience in drug development, enabling the Company to manage effectively the pre-clinical studies and clinical trials of its drug candidates conducted by third party research organizations. The Company has licensed Trovert and other GHA technologies from Genentech, Inc. ("Genentech") and Ohio University's Edison Biotechnology Institute ("OU/EBI"). Sensus intends to sell its proposed products for niche market indications (such as acromegaly) using a small direct sales force. The Company will seek marketing or distribution partners for those indications which are likely to require substantial expenditures for clinical development or sales and marketing (such as certain complications associated with diabetes). Sensus currently outsources the production of Trovert to a contract manufacturing organization and anticipates that, if the drug is approved for sale by the FDA and other regulatory authorities, commercial quantities will be produced by one or more contract manufacturers.

  The Company's objective is to establish a leading position in the treatment of endocrine and metabolic diseases and disorders. The Company intends to achieve this objective by: (i) gaining regulatory approvals initially in the United States and the European Union for the use of Trovert in post-surgical treatment of acromegaly; (ii) retaining commercial rights to Trovert and other products for niche market indications and establishing a small direct sales force focused on the acromegaly market; (iii) managing the clinical and regulatory development of Trovert and other drugs internally; (iv) outsourcing manufacturing; (v) developing Trovert for additional indications through clinical trials and obtaining related regulatory approvals; and (vi) acquiring and in-licensing additional products and technologies.

MEDICAL BACKGROUND

  Many of the metabolic processes required for human health are controlled by the endocrine system. The endocrine system is comprised of glands containing specialized cells that produce and secrete hormones, which are transported by the bloodstream to "target" cells throughout the body. The surface membranes of these target cells contain hormone-binding proteins, called receptor proteins ("receptors"). The binding of hormones, such as GH, to receptors signals the target cells either to begin or to end various metabolic processes.

  GH is made in the pituitary gland and is secreted into the bloodstream. Among the targets of GH are GH receptors on the surface of liver and other cells. Single GH molecules bind pairs of GH receptors, and the paired, or "dimerized," GH receptors initiate an intracellular signaling process referred to as "GH signal transduction" or "GH action." This process leads to the production of IGF-I, a protein that stimulates the growth and replication of bone, skin and other cells.

  In healthy individuals, rising levels of GH and IGF-I lead to the secretion in the hypothalamus of somatostatin, a hormone that binds to receptors on the surface of GH-secreting cells in the pituitary gland. When somatostatin molecules bind to a sufficient number of these receptors, GH secretion is inhibited, and serum levels of both GH and IGF-I consequently decline.

  Somatostatin receptors comprise a family of several receptor "sub-types." It is generally believed that there are at least five such sub-types. Since existing somatostatin analogs bind to more than one sub-type, their use in treating acromegaly can cause various side effects. It is believed that the development of somatostatin analogs that bind more specifically to the somatostatin receptor sub-types in the pituitary gland may result in acromegaly drugs that have less side effects than existing non-specific somatostatin analogs. Several companies are believed to be working on the development of sub-type specific somatostatin analogs.

                                     LOGO
[A schematic diagram showing the physiological relationship among the pituitary gland, growth hormone and Insulin-like Growth Factor-I and also the mechanism of GH signal transduction.]

  There are several well-documented medical conditions associated with insufficient or excess levels of GH and IGF-I. Children whose pituitary glands secrete insufficient levels of GH, usually due to a genetic defect, develop short stature (dwarfism). These children generally are treated with GH injections that raise the level of IGF-I. Conversely, hypersecretion of GH from a pituitary tumor in pre-pubescent children leads to excessive IGF-I levels that cause long bone growth and an enlarged body (gigantism). Hypersecretion of GH from a pituitary tumor following puberty, and the resulting high IGF-I levels, cause other complications, including enlargement of the hands, feet and internal organs (acromegaly). Excess levels of GH and IGF-I are also associated with diabetes mellitus, hypertension, increased risk of cardiovascular disease and cancer. IGF-I levels are easily measured and accurately reflect the severity of the patient's disease, which should facilitate clinical development of Trovert for acromegaly.

 GROWTH HORMONE ANTAGONISTS

  GHAs are genetically engineered analogs of GH that bind to GH receptors more effectively than GH, but without causing the production of IGF-I, thus blocking GH action at the cellular level. This ability to bind to GH receptors without causing the production of IGF-I is referred to as an "antagonistic" effect. By competing with GH molecules for binding to GH receptors, GHA molecules reduce the number of GH receptors to which the GH molecules can bind and thus cause a reduction in IGF-I production. GHAs are made by mutating one or more of the amino acids that make up the naturally-occurring GH protein. While the mutated GHA protein retains an enhanced capacity for binding to the cell-surface GH receptor, the resulting GHA:GH receptor complex does not initiate the intracellular signal transduction process that leads to the production of IGF-I. Both GH and GHAs are eliminated naturally from the body. Unlike a patient's own GH, GHAs are foreign to the patient and theoretically could cause an anti-GHA "immunogenic" response by the patient's immune system.

 SENSUS' GROWTH HORMONE ANTAGONISTS

  Sensus' first drug candidate, Trovert, is a GHA that currently is being tested in a Phase III clinical trial. Trovert has been designed to compete better than GH for binding to GH receptors. Of the two sites on the B2036 protein portion of Trovert that bind to GH receptors, one has been genetically engineered to have increased capacity to bind to GH receptors, while the other has been genetically engineered to interfere with dimerization. Trovert results from the addition of polyethylene glycol polymers ("pegylation") to the B2036 protein. The polyethylene glycol polymers on Trovert prolong its half-life (a measure of its duration of action) to approximately 72 hours from the approximately 20 minute half-life for the unpegylated form of the B2036 protein. In addition to prolonging the half-life of Trovert, pegylation also appears to reduce the protein's immunogenicity.

  In addition to Trovert, Sensus has several highly potent, second-generation GHAs in pre-clinical development. These compounds use the same protein as Trovert but have altered pegylation patterns that are designed to provide significantly increased potency compared to Trovert. In July 1998, the Company initiated a pharmacology study in animals comparing the in vivo potency and half-life of several of these second-generation GHAs to that of Trovert. Sensus intends to initiate additional pre-clinical studies of one or more of these second-generation GHAs in 1998 and, if these studies are successful, to submit to the FDA an Investigational New Drug ("IND") application for one or more of these compounds to begin clinical trials in 1999.

BUSINESS STRATEGY

  The key elements of the Company's business strategy for establishing a leading position in the treatment of endocrine and metabolic diseases and disorders are:

    Obtain Regulatory Approvals of Trovert for Acromegaly. The Company is currently conducting a Phase III clinical trial of Trovert in acromegalic patients to determine whether it significantly reduces IGF-I levels. Assuming the successful completion of the acromegaly clinical development program, the Company expects to file for U.S. and European regulatory approval of Trovert for the treatment of acromegaly in the second half of 1999.

    Retain Commercial Rights and Market Products Directly for Niche
  Markets. The Company intends to market Trovert for acromegaly directly in the United States and Europe through a small direct sales force. The Company also intends to use such a sales force to commercialize or co-promote products for other niche markets or indications in the future. For indications that require greater clinical development and selling resources and for territories outside of the United States and Europe, the Company will seek to establish corporate partnerships.

    Actively Manage the Drug Development Process. The Company's management has significant experience and expertise in developing and managing pre-clinical studies and clinical trials. The Company believes that internal management of its drug development process provides benefits with respect to protocol design, including clinical endpoint and dosage design, and speed of product development.

    Outsource Manufacturing to Deploy Resources Efficiently. To deploy its resources efficiently, the Company outsources the manufacture of Trovert to a contract manufacturing organization and intends to continue to outsource the manufacture of Trovert if the drug is approved for commercial sale by regulatory authorities.

    Obtain Additional Indications for Trovert. The Company is conducting a Phase II clinical trial of Trovert in patients with diabetic retinopathy. The clinical trial is designed to evaluate whether Trovert causes regression of this proliferative disorder. The Company believes that Trovert may have applications for additional indications, including diabetic nephropathy and certain cancers, and anticipates conducting clinical trials in such indications if warranted by pre-clinical testing.

    Acquire and In-license Additional Products and Technologies. The Company intends to expand its product portfolio by acquiring, in-licensing and commercializing additional products and technologies for treating endocrine and metabolic diseases and disorders.

ACROMEGALY

  Acromegaly results from excess secretion of growth hormone by non-malignant pituitary tumors. Over-secretion of GH stimulates liver and other cells to produce excess levels of IGF-I, causing the manifestations of the disease. Early detection of acromegaly is rare because the symptoms are manifested slowly over many years. Thus, acromegaly is most commonly diagnosed in middle-aged adults who have had the disease for approximately ten years. The Company estimates that there are currently more than 40,000 diagnosed acromegalics in North America, Europe and Japan; however, because of the difficulty in recognizing the symptoms and diagnosing the disease, the Company believes that there are many more acromegalics who have not been diagnosed.

  The most common symptoms of acromegaly are soft-tissue swelling, abnormal growth of the hands and feet, sweating and headaches. Over several years, bony changes alter the patient's facial features: the brow and lower jaw protrude, the nasal bone enlarges and spacing of the teeth increases. Overgrowth of bone and cartilage often leads to arthritis. When tissue thickens, it may trap nerves, causing carpal tunnel syndrome, characterized by numbness and weakness of the hands. Other symptoms of acromegaly include enlargement of body organs, such as the liver, spleen, kidneys and heart.

  Acromegaly is associated with serious health consequences, including diabetes mellitus, hypertension and increased risk of cardiovascular disease and cancer. Mortality rates among acromegalics are approximately double that found in the general population. Cardiovascular complications of acromegaly, including hypertension, premature coronary artery disease, congestive heart failure and cardiac arrhythmias, are the major causes of morbidity and mortality in acromegalics. Left ventricular hypertrophy (enlargement of the heart) has adverse effects on cardiac function and contributes to the mortality associated with the disease. Medical studies have shown that normalization of GH and IGF-I levels leads to a rapid reduction in left ventricular hypertrophy and a beneficial effect on life expectancy. Although the cause of death is most commonly cardiovascular-related, significant increases in mortality have been reported due to both lung infections and cancer. In a study of acromegalic patients followed at U.S. Veterans Administration hospitals from 1969 to 1985, the risk of developing gastrointestinal cancer increased by 60% compared to the general population. A 145% increased rate of malignant tumors was observed in other studies. In addition, up to 46% of acromegalic patients have been found to have colonic polyps, which are frequently precursors of colon cancer.

  The Company has targeted acromegaly as its first indication for Trovert for the following reasons:

    Inadequacy of Existing Therapies. Existing therapies lack sufficient efficacy and are accompanied by significant side effects in a substantial portion of acromegalic patients. Based on the results of Phase II clinical trials, Sensus believes that Trovert may offer a significantly improved efficacy and side-effect profile compared to existing drug therapies for acromegaly.

    Well-understood Disease Mechanism. The role of excess GH and IGF-I in acromegaly is well understood, permitting Trovert to be specifically designed to block the action of GH at the cellular level, thereby lowering the production of IGF-I.

    Easily Measured Indicator of Disease Activity. IGF-I levels are easily measured and accurately reflect the severity of the patient's disease, which should facilitate clinical development of Trovert for this indication.

    Chronic Disease Requiring Long-term Treatment. Acromegaly is a chronic disease frequently requiring long-term medical therapy.

    Orphan Drug Designation for the Treatment of Acromegaly. The FDA's current designation of Trovert as an "Orphan Drug" for the treatment of acromegaly may provide the Company with certain regulatory, marketing and tax benefits.

    Accessible Target Market. Acromegaly represents a niche market that can be accessed with a relatively small sales force because treatment is primarily provided in the United States and Europe at a limited number of medical centers. The Company believes that there is already significant awareness of Trovert in the academic medical community among physicians who specialize in treating acromegaly.

 CURRENT TREATMENTS

  The primary goal of existing treatments for acromegaly is to reduce GH and IGF-I levels to normal in order to reduce the morbidity and mortality associated with this disease. Currently, the primary treatment for acromegaly is surgical removal of the pituitary tumor. Many patients, particularly those with large tumors, also require drug therapy, radiation therapy, or both. Sensus estimates that in North America, Europe and Japan there are currently more than 40,000 diagnosed acromegalics, with approximately 20,000 who receive drug therapy.

  Surgery. Surgery is performed by reaching the pituitary gland through an incision above the gums and removing tumor tissue in a procedure called transsphenoidal surgery. Surgery provides a permanent cure for only approximately 20% to 30% of acromegalic patients because it is frequently very difficult to remove all tumor tissue at the time of surgery, particularly in patients with macroadenomas (tumors greater than ten millimeters in diameter at the time of diagnosis). A majority of these patients either fail to have normalization of GH and IGF-I levels after surgery or, after a period of normalized GH and IGF-I levels, experience recurrence of the disease due to incomplete resection of the tumor and regrowth of tumor tissue. Complications of surgery may include cerebrospinal fluid leaks, meningitis and damage to the surrounding pituitary tissue, requiring lifelong pituitary hormone replacement therapy.

  Radiation Therapy. Radiation therapy is frequently prescribed for patients whose tumor tissue remains after surgery, and this therapy is often combined with drug therapy. Many acromegalic patients who undergo radiation therapy also require drug therapy to lower their GH and IGF-I levels during the five to ten years it takes for radiation therapy to achieve its maximum effect. Although radiation therapy generally lowers GH levels by about 75% after five years, this degree of improvement is frequently inadequate to normalize IGF-I levels. Radiation therapy also causes a gradual loss of production of other pituitary hormones, requiring many patients to be supplemented with thyroid hormone, cortisol and either testosterone or estrogen. Loss of vision and brain injury have been reported as rare complications of radiation treatments. The Company believes that, due to the concerns of both patients and physicians about side effects, radiation therapy has become less favored during the last decade, particularly in the United States. Gamma knife radiation therapy, however, involves a focused, multi-beam radiation treatment of the tumor and surrounding tissue and may result in fewer side effects than conventional radiation therapy.

  Drug Therapy. Several medications are used to treat acromegaly. Sandostatin octreotide acetate ("Sandostatin") is the most frequently prescribed drug therapy. Sandostatin is a synthetic analog of the hormone somatostatin, which inhibits GH production by binding to somatostatin receptors on the GH-secreting tumor cells, signaling these cells to decrease secretion of GH.

  Currently, approximately 80% of acromegalic patients utilizing drug therapy are treated with Sandostatin, either as monotherapy or in combination with dopamine agonists. However, clinical trials conducted by its manufacturer have shown that normalization of GH and IGF-I levels occurred in 45% and 46%, respectively, of acromegalic patients treated with the drug. The Company believes that certain patients who fail to respond to somatostatin analogs do so in part because not all pituitary tumors express a sufficient number of functional somatostatin receptors to which these drugs can bind. In addition, because somatostatin receptors are found not only on pituitary cells but throughout the body, Sandostatin also decreases the secretion of hormones other than GH, which causes many side effects. Sandostatin has been shown to decrease secretion of pancreatic polypeptide, glucagon, secretin, leutinizing hormone, serotonin, gastrin, vasoactive polypeptide and insulin in addition to GH. Sandostatin has also been shown to inhibit gallbladder function and decrease bile secretion. In U.S. clinical trials, diarrhea, loose stools, nausea and abdominal discomfort were each seen in 34% to 61% of acromegalic subjects, while the incidence of gallstones was 27%. Other more serious side effects, including several cases of pancreatitis, have also been reported with Sandostatin treatment.

  Sandostatin requires three to four subcutaneous injections daily and has an annual cost at the pharmacy level of approximately $17,500 per patient in the United States and Europe. According to its manufacturer, 1996 worldwide sales of Sandostatin were approximately $219 million. The proportion of these sales attributed to acromegaly is unknown.

  A longer-acting form of Sandostatin, Sandostatin LAR ("Sandostatin LAR"), which requires monthly intramuscular injections, has been approved and launched in several countries in Europe, and the NDA for Sandostatin LAR was recently submitted to the FDA. The efficacy and side-effect profile of Sandostatin LAR appears to be very similar to Sandostatin. Somatuline lanreotide ("Somatuline") is another long-acting somatostatin analog. Somatuline works by the same mechanism as Sandostatin and requires intramuscular injections every 7 to 14 days. Somatuline has been approved in four European countries, and is being tested in a Phase III clinical trial program in the United States for the treatment of acromegaly. Intramuscular injection of these two drugs usually needs to be administered by a trained individual.

  Dopamine agonists are another class of drugs used for treating acromegaly. Dopamine is a neurotransmitter that is produced in the brain and acts as a hormone. Parlodel bromocriptine ("Parlodel") is a dopamine agonist that reduces GH secretion in some patients but normalizes GH and IGF-I levels in less than 20% of patients. Side effects of Parlodel include headaches, nasal stuffiness, nausea, vomiting and depression, causing the product to be used infrequently today. Dostinex cabergoline ("Dostinex"), a more specific dopamine agonist, is currently being studied in acromegaly but is not approved for this indication in the United States.

  Certain somatostatin receptor type-specific agonists are under development at several companies. These somatostatin agonists are specific for one of the several known subtypes of the somatostatin receptor. It is possible that some of the side effects of the current somatostatin agonists may be avoided and their efficacy may be enhanced by use of such a receptor type-specific product.

  The Company also is aware of a Japanese company that is developing a GHA based on a mutated form of GH originally discovered in a child afflicted with dwarfism.

 POTENTIAL FOR THE USE OF TROVERT

  Based on the results of its Phase II clinical trials, Sensus believes that Trovert may offer a significantly improved efficacy and side-effect profile compared to drugs currently approved for acromegaly. The Company believes that certain subjects who fail to adequately respond to somatostatin analogs do so in part because their pituitary tumors do not express a sufficient number of functional somatostatin receptors. In contrast, Trovert has been engineered to bind to the GH receptor in a highly specific manner. Because Trovert blocks the effects of excess GH at the cellular level, regardless of whether the somatostatin signaling pathway is functioning normally, the Company believes that Trovert has the potential to effectively treat most acromegalic patients for whom other forms of drug therapy are currently ineffective. Since somatostatin analogs decrease secretion of a number of hormones in addition to GH, the Company also believes that, compared to somatostatin analogs, Trovert will have fewer side effects because the Company believes that Trovert has a more specific effect on the endocrine system. The Company plans to evaluate Trovert's efficacy and safety as an alternative to surgery or radiation therapy in additional clinical trials conducted after the NDA is submitted during the second half of 1999. See "Clinical Development and Regulatory Program for Trovert--Trovert Development Program for Acromegaly."

  Acromegalic patients in the United States and Europe are generally treated in a limited number of medical centers, which should enable Sensus to independently market Trovert without a large sales and marketing infrastructure. The Company will also seek to expand the market for Trovert by increasing the diagnosis and awareness of acromegaly throughout the world. In most cases, acromegalics are identified by health care professionals, who refer patients to endocrinologists after observing signs of the disease. Patients with less obvious physical manifestations of the disease, or those who do not come in contact with healthcare professionals who are aware of the disease, may remain undiagnosed. Sensus plans to collaborate with consumer-based organizations to foster greater public and professional awareness of acromegaly and to encourage appropriate identification and referral to clinicians who specialize in treating acromegaly.

DIABETES

  Diabetes mellitus is a common chronic disease, with 15.7 million Americans estimated to be suffering from the disease in 1997, of whom approximately one-third were undiagnosed. Of the approximately 10.5 million diagnosed patients, approximately 800,000 have juvenile-onset, insulin-dependent ("Type 1") diabetes, while the remainder have maturity-onset, non-insulin dependent ("Type 2") diabetes. Type 1 diabetes, an autoimmune disease in which the body does not produce sufficient insulin, occurs most often in children and young adults. Patients with Type 1 diabetes must take daily insulin injections to stay alive. Patients with Type 2 diabetes have a metabolic disorder resulting from the body's inability to properly use the insulin it makes and are treated with diet, exercise, oral hypoglycemic agents and insulin. Both types of diabetes are characterized by serious complications, including eye disease (retinopathy), kidney disease (nephropathy) and cardiovascular disease. Significant direct and indirect costs are associated with diabetes and its complications. Although the relationship between GH, IGF-I and diabetes is significantly less well understood than in acromegaly, there is evidence that excess levels of GH and IGF-I are associated with the development of diabetic complications, which may enable new therapeutic approaches by antagonizing the effects of GH.

 DIABETIC RETINOPATHY

  Diabetic retinopathy is the leading cause of blindness in persons 25 to 74 years of age in the United States. Type 1 diabetics who have had their disease for at least 10 to 15 years have a 90% chance of developing retinopathy. It is estimated that in the United States, 12,000 to 24,000 patients with Type 1 and Type 2 diabetes lose their eyesight each year from retinopathy. In diabetic patients, hyperglycemia (high blood glucose levels) can result in oxygen starvation (ischemia) of the retina of the eye. Retinal ischemia is thought to stimulate the release of angiogenic factors that induce proliferation of additional blood vessels ("neovascularization"). Because of their fragility, these blood vessels may break and bleed into the surrounding retinal tissue. This often also leads to scarring within the eye, which may pull the retina forward, causing it to detach and vision to be lost.

  Role of GH in the Disease Process. Excess levels of GH have been implicated as a cause of diabetic retinopathy. Studies in diabetic pituitary dwarfs, who have a congenital insufficiency of GH, have shown that they have a much lower incidence of retinopathy than found in matched diabetic controls with normal GH levels.

In addition, two controlled studies of the effect of pituitary ablation (destruction) by surgery or implantation of radioactive pellets in the pituitary gland demonstrated a statistically significantly greater reversal of retinal changes and preservation of vision in the ablated group compared to the control group. The benefits of ablation of the pituitary gland on diabetic retinopathy are related to the degree of GH deficiency achieved. Effective use of pituitary ablation has been documented in over 900 patients with diabetic retinopathy. The Company believes that by inhibiting the proliferative response of retinal capillaries to diabetes-induced ischemia, GHAs may prove useful in the treatment or prevention of diabetic retinopathy.

  Current Treatments. Panretinal laser photocoagulation ("PRP"), in which a laser is used to burn a large series of precise holes in the retina, is the principal treatment for diabetic retinopathy. This treatment normally leads to regression of new blood vessels. Although PRP is currently the mainstay of treatment for diabetic retinopathy, its use can lead to irreversible retinal damage and restriction of the visual field.

  Potential for the Use of Trovert. Based on the Company's pre-clinical data, a Phase II clinical trial in Type 1 and Type 2 diabetics with established proliferative retinopathy was initiated in May 1998. If Trovert can be shown to safely cause regression of neovascularization, Sensus believes that the product will have the potential to become the preferred therapy for proliferative diabetic retinopathy. This would open the possibility of initially marketing Trovert through retinal ophthalmologists, who generally diagnose the condition and initiate PRP therapy. Sensus is evaluating the potential to access this market with a niche marketing strategy similar to that planned for the acromegaly market, including marketing to a limited number of retinal specialists. Potential corporate partners that could aid in accessing this market would include pharmaceutical firms specializing in ophthalmological products. See "Clinical Development and Regulatory Program for Trovert--Clinical Development and Regulatory Strategy for Trovert as a Treatment for Diabetic Retinopathy."

 DIABETIC NEPHROPATHY

  Diabetic kidney disease ("diabetic nephropathy") is the most common cause of end-stage renal disease (kidney failure) ("ESRD") in the world. In the United States, diabetics account for approximately 30% of all newly-treated patients entering kidney dialysis. Between 1982 and 1992, the number of diabetic patients needing therapy for ESRD rose at a compound annual rate of approximately 15%, from 5,000 in 1982 to 20,000 in 1992. In the United States, the health-care costs, including the costs associated with disabilities and premature death, for diabetic patients in renal failure exceeded $2.1 billion in 1992.

  Role of GH in the Disease Process. Pre-clinical studies suggest that GH and/or IGF-I play an important role in the development of diabetic nephropathy. IGF-I receptors are located throughout the kidney. When animals are made diabetic, there is an increase in the number of IGF-I receptors, an immediate rise in IGF-I levels in kidney tissue and abnormal functioning of the kidney. Studies have observed that GH-deficient rats, on the other hand, are protected against developing diabetic kidney disease.

  Studies have been conducted in which mice were genetically engineered to produce excess GH or a GHA. Animals that produced excess GH developed severe kidney disease resulting in their death due to kidney failure. In contrast, the animals that produced a GHA had normal kidney function and structure. It was also recently observed that diabetic and nondiabetic animals with elevated GH levels developed severe kidney disease, while diabetic mice genetically engineered to produce a GHA did not. Recent studies in diabetic mice treated with a GHA demonstrated a significant decrease in kidney damage as measured by the level of protein in the urine.

  Current Treatments. Patients with most forms of kidney disease also develop hypertension (high blood pressure) that hastens the onset of ESRD and the need for dialysis. Antihypertensive treatment, usually in the form of angiotensin-converting enzyme (ACE) inhibitors, delays the progression of established diabetic nephropathy. If started early in the disease, ACE inhibitors may also retard the onset of clinically overt renal disease. However, the underlying disease process continues, and most patients eventually progress toward total kidney failure and the need for dialysis.

  Potential for the Use of Trovert. Because GHAs have been demonstrated to be effective in ameliorating diabetic nephropathy in animal models, Sensus believes that Trovert has the potential to prevent the development of diabetic kidney disease and the progression of patients to dialysis. Because of the high costs of studies designed to demonstrate this endpoint in humans, and the requirement to promote the product to primary care physicians who treat the majority of diabetic patients, Sensus may partner both the development and the marketing of Trovert for this indication with a pharmaceutical company.

ADDITIONAL INDICATIONS

 MALIGNANCIES

  Elevated GH and IGF-I levels have been associated with several human cancers, including breast cancer and prostate cancer. Independent studies have shown that IGF-I receptors are present in cultured breast cancer cell lines and in surgically removed tissue specimens from breast cancer. There are also several studies in which the IGF-I receptor has been blocked by anti-receptor antibodies, resulting in inhibition of the in vitro growth of breast cancer cell lines. Sensus is currently sponsoring certain in vitro and in vivo laboratory studies designed to evaluate the presence of GH receptors in various cancer tissues and cells and the effect of GHAs on tumor cell proliferation and on the growth of various malignancies. In a recently completed preclinical study, the size of human meningioma tumors grafted into mice decreased after treatment with Trovert compared to an increase in the size of such tumors after treatment with placebo.

 GLUCOSE CONTROL AND INSULIN RESISTANCE

  Type 1 diabetes is caused by auto-immune destruction of the pancreatic cells that produce insulin. In poorly controlled Type 1 diabetics, GH secretion and plasma GH levels are increased by 100% to 300%. The Company believes that by blocking the effects of GH, Trovert may improve blood glucose control in Type 1 diabetics.

  Type 2 diabetes is primarily characterized by insulin resistance rather than insulin deficiency. GH itself induces insulin resistance. Thirty to forty percent of acromegalics develop a mild form of insulin resistance, while 10% to 20% develop diabetes, characterized by decreased insulin sensitivity of both liver and muscle cells. In preliminary studies, GHAs have been shown to counteract the anti-insulin effects of GH. Decreased insulin sensitivity is due to changes in the intracellular mechanism by which insulin stimulates muscle, liver and fat cells to take up and metabolize glucose from the bloodstream. By blocking the effects of the elevated GH levels, the Company believes that Trovert may improve insulin sensitivity in Type 2 diabetics, and thus reduce the amount of insulin they must inject in order to control their blood glucose levels.

 VASCULAR EYE DISEASE (RETINOPATHY OF PREMATURITY; AGE-RELATED MACULAR DEGENERATION)

  Diabetic retinopathy is only one of several vascular eye diseases characterized by neovascularization. Others include retinopathy of prematurity ("ROP"), the retinopathy associated with sickle cell anemia and age-related macular degeneration. If the initial clinical trials of Trovert in diabetic retinopathy are successful, Sensus plans to evaluate the utility of Trovert in other vascular eye diseases, including ROP and age-related macular degeneration.

CLINICAL DEVELOPMENT AND REGULATORY PROGRAM FOR TROVERT

  The Company is currently enrolling acromegalic patients for a 100-subject randomized double-blind placebo controlled, multi-center Phase III clinical trial (SEN-3614) of Trovert. The Company also plans to initiate a clinical trial (SEN-3617) that will compare the effect of Trovert to Sandostatin LAR in acromegalic patients. In May 1998, the Company began a multi-center Phase II clinical trial (SEN-3611) of 24 subjects with diabetic retinopathy. As of September 28, 1998, the longest human subject's exposure to Trovert was 15 months.

 TROVERT DEVELOPMENT PROGRAM FOR ACROMEGALY

  As of September 28, 1998, five clinical trials were completed or ongoing and four clinical trials were planned as part of the Trovert development program for acromegaly as summarized in the table below:

          SUMMARY OF TROVERT CLINICAL TRIALS IN ACROMEGALIC SUBJECTS

                                          NUMBER OF
 TRIAL NUMBER TRIAL DESCRIPTION(1)       SUBJECTS(2) STATUS    PURPOSE(1)
 ------------ --------------------       ----------- ------    ----------
 3601         Phase I                         36     Completed Determine Safety and
                                                               Pharmacokinetic and
                                                               Pharmacodynamic Profile
 3602         Phase II, Open Label             6     Completed Determine Safety and
                                                               Efficacy
 3604         Open Label,                     12     Planned   Determine Pharmacokinetic
              Bioavailability                                  and Pharmacodynamic Profile
 3611         Phase II, Double Blind,         46     Completed Determine Safety and
              Placebo Controlled                               Efficacy
 3613         Open Label Continuation         42     Ongoing   Determine Safety
              of 3611
 3614         Phase III, Double Blind,       100     Ongoing   Determine Safety and
              Placebo Controlled                               Efficacy
 3615         Open Label Continuation        100     Planned   Determine Safety
              of 3614
 3617         Open Label, with                50     Planned   Determine Safety and
              Sandostatin LAR as                               Efficacy
              Active Control
 3618         Open Label Continuation         50     Planned   Determine Safety
              of 3617

- --------
(1) See "--Government Regulation" for a discussion of Phase I, Phase II and Phase III clinical trials.
(2) Open Label Continuation trials include subjects enrolled in prior blinded trials.

  Phase II Program. In the Company's SEN-3611 Phase II clinical trial, 44 subjects completed the trial. The subjects received either placebo, 30 milligrams ("mg") of Trovert or 80 mg of Trovert by subcutaneous injection once weekly for six weeks. At the end of this period, IGF-I levels were reduced by 0.4%, 15% and 31% in the placebo, Trovert 30 mg and Trovert 80 mg groups, respectively, demonstrating a dose-dependent response to the drug. The results revealed a statistically significant difference between the placebo and 80 mg groups in the suppression of IGF-I levels. Following the completion of SEN-3611, 42 subjects were enrolled in an open label continuation trial (SEN-3613). During SEN-3613, the acromegalic subjects in the trial were switched from weekly injections of up to 80 mg of Trovert to daily injections of 10 mg to 20 mg. This change to daily dosing was made to reduce the volume of each injection and to respond to reports from some subjects of decreased symptomatic relief four to six days after their weekly injections of Trovert. As of September 1, 1998, the mean IGF-I level in subjects treated with daily Trovert injections had fallen from 922 nanograms per milliliter ("ng/ml") to 347 ng/ml, which is below the upper limit of normal (398 ng/ml) for this group and the IGF-I levels in 32 of the 38 subjects (84%) still active in the trial had been normalized.

  Treatment with Trovert has been well-tolerated during the Phase II clinical trials. Some patients have reported side effects, such as nausea, constipation, sleepiness, hypertension, flu-like symptoms, muscle ache and bruising at the injection site, all of which were resolved without subsequent effects. One subject was hospitalized with Meniere's disease, a form of vertigo, which the Company believes was unrelated to the Trovert treatment and which did not recur after re-initiation of Trovert therapy. No neutralizing antibodies to Trovert or to GH have been found in any of the subjects. Serial MRI studies have shown no evidence of pituitary tumor growth in subjects on Trovert.

  Phase III Program. The Company's SEN-3614 Phase III clinical trial is projected to be completed in the first half of 1999. It is a 100 subject, 12 week, double-blind, parallel-dose comparison of three Trovert dose groups (10, 15 and 20 mg/day) vs. placebo, being conducted in nine U.S. and six European centers. As of September 24, 1998, 111 potential subjects had been identified and 89 subjects had their currently prescribed medications withdrawn in anticipation of qualifying for entry into the treatment phase of the trial. The Company believes that if this trial demonstrates the safety and efficacy of Trovert, it will be sufficient for an NDA submission. Based on discussions with the FDA, the Company has also committed to complete as a condition for approval a three-month toxicology study, a reproductive toxicology study and an anti-proliferative effect study. In addition, the Company has committed to conduct a carcinogenicity laboratory study that may be completed following approval, if granted, of the NDA.

  Several acromegalic patients who have been documented historically to be resistant to Sandostatin therapy have been enrolled in Trovert studies and have normalized their IGF-I levels while being treated with Trovert. Because Trovert blocks GH at a cellular level by a mechanism of action different from Sandostatin's effects on secretion of GH, the Company believes that many patients with an inadequate response to Sandostatin and other somatostatin analogs may be responsive to Trovert.

  The Company plans to initiate a clinical trial (SEN-3617) that will compare the effect of Trovert to Sandostatin LAR. This trial will be initiated in the first quarter of 1999, and the Company expects to complete it by the end of 1999. Based on discussions with the Committee for Proprietary Medicinal Products ("CPMP") of the European Medicines Evaluation Agency ("EMEA"), the Company believes this trial will be sufficient for an MAA submission if the results show Trovert to be at least as effective as Sandostatin LAR. Based on discussions with the FDA, inclusion of the results of SEN-3617 will not be required in the NDA filing in the United States.

 DIABETES DEVELOPMENT PROGRAM

  The Company believes that Trovert may also be effective in treating certain complications associated with Type 1 and Type 2 diabetes. In April 1998, Sensus initiated a Phase II clinical trial in patients with diabetic retinopathy. Results from this clinical trial are expected in the first half of 1999. In 1999, Sensus plans to begin an initial Phase II clinical trial in patients with diabetic nephropathy, a disease that leads to kidney failure. As of September 28, 1998, three clinical trial protocols were either completed or ongoing as part of the Company's diabetes development program as summarized in the table below:

            SUMMARY OF TROVERT CLINICAL TRIALS IN DIABETIC SUBJECTS

                                     NUMBER OF
 TRIAL NUMBER TRIAL DESCRIPTION(1)   SUBJECTS  STATUS    PURPOSE
 ------------ --------------------   --------- ------    -------
 3621         Phase II, Open Label       10    Ongoing   Determine Safety in Type 2
                                                         Diabetics
 3622         Phase II, Open Label        6    Completed Determine Safety in Type 1
                                                         Diabetics
 3631         Phase II, Open Label       24    Ongoing   Determine Safety and
                                                         Efficacy in Diabetics with
                                                         Retinopathy

- --------
(1) See "--Government Regulation" for a discussion of Phase II clinical trials.

  Clinical Development and Regulatory Strategy for Trovert as a Treatment for Diabetic Retinopathy. Based upon data obtained in cooperation with the National Eye Institute ("NEI") at the National Institutes of Health demonstrating that neovascularization is a reversible phenomenon, the Company intends to conduct clinical trials of Trovert in the treatment of diabetic retinopathy. In particular, Sensus has initiated its SEN-3631 Phase II clinical trial to assess whether Trovert can cause regression in patients with neovascularization. Sensus expects results from this clinical trial to become available in the first half of 1999. If the data from this clinical trial are positive, Sensus anticipates designing a multi-center, placebo-controlled clinical trial to confirm and extend such findings. The Company believes that the diabetic retinopathy indication for Trovert should qualify for Subpart E status. See "--Government Regulation."

  If the results of the SEN-3631 Phase II regression trial in subjects with neovascularization are positive, Sensus also plans to pursue studies in patients with diabetic retinopathy that has not progressed to neovascularization. The goal of such studies would be to evaluate the use of Trovert to prevent the progression of early retinopathy neovascularization in a large population of Type 1 and Type 2 diabetic patients. Because most diabetic patients with non-proliferative retinopathy are cared for by primary care physicians, and because the costs of such studies are very high, Sensus is likely to seek a corporate partner for both the development and marketing of Trovert for this indication. The Company plans to finalize its development strategy in diabetic retinopathy after the results of its ongoing clinical trials become known.

  To evaluate the effects of Trovert on insulin sensitivity, the Company has completed one clinical trial (SEN-3622) in Type 1 diabetic patients and is conducting another clinical trial (SEN-3621) in Type 2 diabetic patients.

  Clinical Development and Regulatory Strategy for Trovert as a Treatment for Diabetic Nephropathy. Sensus plans to support additional pre-clinical studies of the effect of GHAs in animal models of diabetic nephropathy and plans to commence a small, open-label proof-of-concept clinical trial in humans with nephropathy in 1999.

STRATEGIC LICENSING AGREEMENTS

  OU/EBI Agreement. Pursuant to a Biotechnology Licensing and Transfer Agreement (the "OU/EBI License Agreement") between OU/EBI and an affiliate of the Company, Sensus has acquired an exclusive, worldwide license to make, use and sell products based on GHAs and related technologies discovered at OU/EBI during the term of a Sponsored Research Agreement ("SRA") with OU/EBI. Several U.S. and foreign patent applications and issued patents are included in this license. During the term of the SRA, Sensus is obligated to reimburse OU/EBI for research being conducted by OU/EBI in the field of technologies relating to GHAs. Sensus is obligated to make payments to OU/EBI for each product derived from licensed technology upon attainment of certain development milestones. Other than a $500,000 milestone payment to OU/EBI which the Company has agreed to make by April 1999, the Company does not anticipate making any milestone payments in the foreseeable future. In addition, Sensus is obligated to pay a royalty to OU/EBI payable within 30 days of the end of each calendar quarter, subject to adjustment, on net sales for any products commercialized using the licensed technology. The OU/EBI License Agreement expires on January 18, 2001, unless extended by mutual agreement of the parties, and may be terminated by OU/EBI prior to the expiration of its term upon Sensus' breach of the agreement. Upon expiration of the OU/EBI License Agreement, Sensus will retain all rights to the licensed technology provided that it has not breached the agreement. The Company and OU/EBI have also agreed to discuss modifications of certain provisions of the OU/EBI License Agreement, including, among others, the field of use covered by the Agreement.

  Genentech Agreement. In July 1994, Sensus and Genentech entered into a license agreement (the "Genentech Agreement") which grants to Sensus the exclusive, worldwide license for treating, diagnosing or preventing GH-related diseases in humans, to make, have made, use and sell products containing certain specified GHAs as well as certain related compounds identified by Genentech during the three-year period following the effective date of the agreement (July 11, 1994). The Company has granted to Genentech a right of first offer whereby the Company must notify Genentech if the Company wishes to sublicense certain GHAs to third parties to use and sell in certain geographic regions. Genentech shall then be entitled to negotiate exclusively with

Sensus with respect to such rights for a limited period of time. If an agreement between the parties is not reached, Sensus may grant such rights to a third party on terms no more favorable than those last offered to Genentech. Genentech has licensed to Sensus specific know-how that includes all information, technology and materials which constitute proprietary methods, processes, techniques, assay methodology, inventions, formulations or biologically active materials useful for the development, use or sale of those GHAs. Furthermore, Sensus has acquired know-how related to the development of long-acting forms of GHAs from Genentech, as well as assay methodologies, formulations and other methods useful for the development, use or sale of certain GHAs. Sensus has met all milestones in the Genentech Agreement required to be met to date, and the final milestone is the filing of the NDA for a product candidate containing a GHA licensed from Genentech on or before January 1, 2002. If Sensus does not reach the final milestone or breaches the agreement, Genentech may terminate the license. Under the terms of the Genentech Agreement, Genentech is entitled to receive a royalty on net sales payable within 90 days of the end of each calendar quarter for any GHA sold by Sensus that is within the scope of a licensed Genentech patent or patent application, or a reduced royalty on net sales for other licensed products.

  Under the Company's agreements with OU/EBI and Genentech, Sensus is obligated to make royalty payments on the sale of products, if any, derived from the licensed technology and may be obligated to make royalty payments under both agreements with respect to a particular product. Although the Genentech agreement contains certain royalty offset provisions, there can be no assurance that such provisions will be applicable and will be available. See "--Patents and Proprietary Rights" and "Risk Factors--Uncertainty of Protection of Patents and Proprietary Rights."

PATENTS AND PROPRIETARY RIGHTS

  The Company's success will depend in large part on its ability to obtain patents (or license the rights to patents), maintain trade secrets and operate without infringing the proprietary rights of others, both in the United States and in other countries. Pursuant to the OU/EBI License Agreement, Sensus has acquired an exclusive license to certain U.S. and foreign patents and pending patent applications relating to certain GHA technologies. Pursuant to the Genentech Agreement, the Company has acquired an exclusive license, under specified patents and patent applications, to products containing certain GHAs for use in the treatment, diagnosis, or prevention of particular GHA-related diseases. The patent positions of biotechnology and pharmaceutical companies can be highly uncertain and involve complex legal and factual questions, and therefore the breadth of claims allowed in biotechnology and pharmaceutical patents and their enforceability cannot be predicted. Therefore, there can be no assurance that additional patents will issue in respect of applications that have been licensed by the Company or that any patent will issue on technology arising from additional research being funded by the Company or, if patents do issue, that claims allowed will be sufficient to protect the Company's products or that such patents will not be challenged, invalidated or circumvented, or that the rights granted thereunder will provide proprietary protection or competitive advantages to the Company. In this regard, the Company is aware that certain claims in certain patents licensed from OU/EBI may be susceptible to challenge. The Company believes that claims in an allowed patent application licensed from OU/EBI would not be susceptible to a similar challenge. OU/EBI has petitioned to withdraw this application from issuance in order to obtain broader claim coverage. While the Company expects the U.S. Patent and Trademark Office to permit this patent application to be allowed again with claims of at least the scope originally allowed, the possibility exists that the U.S. Patent and Trademark Office, in the course of continued prosecution, could identify a new ground for rejection. Although no assurance can be given, the Company believes the aforementioned challenge, even if successful with respect to the issued patents, would not have a material adverse effect on the Company's business, financial condition and results of operations.

  The commercial success of Sensus will also depend, in part, on the Company's not infringing patents issued to others and not breaching the technology license agreements pursuant to which intellectual property utilized in any of the Company's products is licensed by the Company. A number of pharmaceutical companies, biotechnology companies, universities and research institutions have filed patent applications or received patents in the areas of the Company's programs or in the broad area of biotechnology. Some of these applications or patents may limit or preclude the Company's patents or patent applications, or conflict in certain respects with claims made under the Company's patents or patent applications. Such a conflict could result in a significant reduction of the coverage of the Company's patents or patent applications, if issued. Where patents exist or if patents are issued that are infringed by the manufacture, use or sale of any of the Company's products, the Company may be required to obtain licenses to these patents or to develop or obtain alternative technology. If any licenses are required, there can be no assurance that the Company will be able to obtain them on commercially favorable terms, if at all. The Company's breach of an existing license or failure to obtain a license to technology required to commercialize its products could have a material adverse impact on the Company. Litigation, which could result in substantial costs to the Company, may also be necessary to enforce any patents issued to or licensed by the Company, or to determine the scope and validity of third-party proprietary rights. If a third party prepares and files a patent application in the United States that claims technology also claimed by a patent or patent application of the Company or that claims technology that is obvious from that claimed by the Company's patents or patent applications, the Company may have to participate in interference proceedings declared by the Patent and Trademark Office ("PTO") to determine priority of invention, which could result in substantial costs to the Company, even if the eventual outcome is favorable to the Company. An adverse outcome could subject the Company to significant liabilities to third parties and require the Company to license disputed rights from third parties or to cease using such technology. Patents or patent applications licensed to the Company, by different licensors, that might be considered to claim the same invention or obvious variations of the same invention, including the GHA-related applications and patents licensed from Genentech and OU/EBI, also may become involved in interference proceedings that could be costly for the Company, and that could result in the loss of some or all of the involved patent rights. Any such interference proceeding or infringement litigation may adversely affect the Company's ability to obtain additional capital to fund its operations. See "Risk Factors--Future Capital Needs; Uncertainty of Additional Funding."

  The Company also relies on trade secrets to protect its technology, especially where patent protection is not believed to be appropriate or obtainable. Sensus protects its proprietary technology and processes, in part, by confidentiality agreements with its employees, consultants and certain contractors. There can be no assurance that these agreements will not be breached, that the Company would have adequate remedies for any breach, or that the Company's trade secrets will not otherwise become known or be independently discovered by competitors. See "Risk Factors--Uncertainty of Protection of Patents and Proprietary Rights" and "--Strategic Licensing Agreements."

PROCESS DEVELOPMENT AND MANUFACTURING

  Trovert consists of pegylated B2036 protein as its active ingredient and certain inactive ingredients. The manufacture of Trovert consists of several steps, including fermentation using genetically engineered E. coli bacteria, purification and pegylation of bulk quantities of the B2036 protein, drug formulation and vial filling operations, and quality control and quality assurance procedures.

  The Company does not operate its own manufacturing facilities and relies instead on contract manufacturers to produce its proposed products for research, pre-clinical studies and clinical trials. The Company believes that there are relatively few contract manufacturers that are capable of manufacturing the Company's proposed products, including Trovert, and currently only one manufacturer, Covance Biotechnology Services Inc. ("CBSI"), is producing Trovert for the Company's research, pre-clinical studies and clinical trials. The Company has not signed an agreement for the supply of the commercial quantities of Trovert required for market launch and ongoing commercial sales. The supply of Trovert for its market launch and commercialization will require the Company and CBSI to implement certain increases in scale, related manufacturing and process improvements and to establish an internal quality assurance program to support the contract production and testing of Trovert. No assurance can be given that these increases in scale and related improvements and quality assurance program will be successfully implemented, and failure to do so could result in a delay of market launch, higher cost of goods or an inadequate supply of drug to meet market demand if regulatory approval is obtained. The Company will also need to undertake further testing of the stability of Trovert as a bulk drug substance and final drug product. While the Company believes that future stability studies will support an acceptable shelf life, there can be no assurance that Trovert will have adequate stability in its current formulation. Moreover, because a certain amount of lead time is required to increase production of the drug, the Company believes that CBSI does not currently have the capacity to supply quantities of Trovert sufficient to satisfy anticipated demand in the year following market launch. Although the Company has identified a limited number of additional contract manufacturers that it believes are capable of manufacturing Trovert, there can be no assurance that the Company will be able to enter into manufacturing agreements on a timely basis on acceptable terms or at all. Furthermore, the proposed products under development by the Company have never been manufactured on a commercial scale, and there can be no assurance that such products can be manufactured at a cost or in quantities necessary to make them commercially viable.

  The production of Trovert requires certain key raw materials for which there are a limited number of suppliers, and there can be no assurance that such raw materials will be supplied on acceptable terms in quantities that are adequate to produce Trovert for clinical trials or on a commercial scale. If the Company should encounter delays or difficulties in its relationship with CBSI or any other manufacturers, the Company's pre-clinical and clinical testing schedule could be delayed, resulting in delay in the submission of applications for regulatory approval or the market introduction of its products. Any such delays, shortages of supply or shelf life problems could have a material adverse effect on the Company's business, financial condition and results of operations.

COMPETITION

  The pharmaceutical industry is intensely competitive and the Company is pursuing areas of product development in which there is potential for extensive technological innovation in relatively short periods of time. Rapid technological change or developments by others may result in the Company's technologies or potential products becoming obsolete or noncompetitive. The Company's competitors may succeed in developing technologies or products that are more effective than those of the Company. Many companies, including biotechnology, chemical and pharmaceutical companies, are actively engaged in the research, development and sale of products that may compete with the Company's development programs for the treatment of acromegaly and certain complications of diabetes. Many of these companies have substantially greater financial, technical and marketing resources than the Company. In addition, some of these companies have considerable experience in pre-clinical studies, clinical trials and other regulatory approval procedures. Moreover, certain academic institutions, governmental agencies and other research organizations are conducting research and developing technology in areas in which the Company is working. These institutions may market competitive commercial products based on this technology directly or through joint ventures and may license this technology to third parties for further development and commercialization. There can be no assurance that the Company's competitors will not develop more efficacious or more affordable products, or achieve earlier product development, patent protection, regulatory approval or product commercialization than the Company. Among the drug products that compete, or are being developed to compete, in the Company's targeted markets, particularly acromegaly, are: somatostatin analogs, dopamine agonists and somatostatin receptor type-specific agonists. There can be no assurance that, if approved, the Company's products will compete successfully against existing drugs or new drugs that may be developed by others. The Company expects that its proposed products will compete on the basis of, among other things, safety, efficacy, reliability, price, quality of life factors (including the frequency and method of drug administration), marketing, distribution, reimbursement and effectiveness of intellectual property rights. See "Risk Factors--Competition; Rapid Technological Change" and "Business--Acromegaly-- Current Treatments."

SALES AND MARKETING

  Acromegaly represents a niche market that can be accessed with a relatively small sales force because treatment in the United States and Europe is primarily provided at a limited number of medical centers. The Company therefore intends to market Trovert for acromegaly directly in the United States and Europe through a small direct sales force. The Company also intends to use such a sales force to commercialize or co-promote products for other niche markets or indications. In markets that require greater selling and promotional resources and for territories outside of the United States and Europe, the Company will seek to establish corporate partnerships.

  The Company believes that there is already significant awareness of Trovert in the academic medical community among physicians who specialize in treating acromegaly. Compared to acromegaly, the other indications contemplated for GHAs (particularly, diabetic retinopathy and nephropathy) are much larger and will require the Company to seek out one or more corporate partners with significant clinical development experience and large sales forces in these markets. There can be no assurances, however, that such corporate partnerships will be established or that the Company will be able to negotiate favorable business arrangements with such partners.

  The Company has not previously sold, marketed or distributed any of its products. To market and sell any of its products directly, the Company must develop a marketing and sales force with technical expertise and supporting distribution capability. There can be no assurance that the Company will be able to establish in-house marketing, sales and distribution capabilities or relationships with third parties, or that it will be successful in gaining market acceptance for its products. To the extent that the Company enters into co-promotion or other licensing arrangements, any revenues received by the Company will depend upon the efforts of third parties, and there can be no assurance that such efforts will be successful. See "Risk Factors--Limited Sales and Marketing Experience; Lack of Distribution Capability; Dependence on Future Collaborators."

GOVERNMENT REGULATION

  To obtain approval to market its proposed pharmaceutical products in the United States, Europe and other jurisdictions, the Company must demonstrate to government regulators the safety and effectiveness of any proposed products in adequate and well-controlled clinical trials in humans and must also present evidence of product safety based on pre-clinical and other laboratory studies.

  The steps ordinarily required before a drug or biological product may be marketed in the United States include: (i) pre-clinical testing and clinical trials; (ii) the submission to the FDA of an Investigational New Drug ("IND") application, which must become effective before clinical trials commence;
(iii) adequate and well-controlled clinical trials to establish the safety and efficacy of the drug candidate; (iv) the submission to the FDA of a Biologics License Application ("BLA") for pharmaceutical products produced through biological means or a New Drug Application ("NDA") for small molecules and other compounds produced through chemical and other non-biological means; and
(v) FDA approval of the application including approval of product labeling and, in some instances, advertising. Although Trovert is a pharmaceutical product produced through biological means, it is characterized as an endocrinological drug and, therefore, its regulatory review for acromegaly has been assigned to the Division of Metabolic and Endocrine Drug Products of the FDA's Center for Drug Evaluation and Research, which has historically reviewed endocrinological drug applications. As a result, an NDA will be filed for marketing approval of Trovert rather than a BLA.

  To market drugs in non-U.S. jurisdictions, the Company must also receive authorization from the respective regulatory authorities in those jurisdictions. The requirements governing the conduct of clinical trials, applications for marketing authorization, pricing and reimbursement vary widely from jurisdiction to jurisdiction.

  In the European Union, pharmaceutical legislation requires that an MAA for a drug produced through the use of biotechnology, such as Trovert, be submitted for review in accordance with a centralized procedure administered by the European Agency for the Evaluation of Medicinal Products (the "EMEA"), headquartered in London. The EMEA's Committee for Proprietary Medicinal Products (the "CPMP") is responsible for the scientific review of the MAA. The CPMP is comprised of members from each of the European Union's Member States. Based on the preferences of the company submitting an MAA and the availability and expertise of the CPMP members, CPMP members from two Member States are chosen to be "rapporteur" and "co-rapporteur", respectively, for the MAA. The rapporteur and co-rapporteur are responsible for assisting the company submitting an MAA with the preparation of the MAA and the presentation of the MAA to the CPMP. Sensus is currently in the process of meeting with CPMP members from different European nations for the purpose of the selection of a rapporteur and co-rapporteur for the MAA that Sensus intends to submit for Trovert for acromegaly. Similar to the requirements of the FDA, the pharmaceutical legislation of the European Union requires that the safety and efficacy of a drug be demonstrated in clinical trials prior to approval of an MAA for that drug. If approved by the EMEA, an MAA is recommended for acceptance by the European Union. Following approval of an MAA for a drug, the sponsoring company is required to negotiate with the regulatory agency in each Member State to establish reimbursement levels and the maximum price at which the drug may be marketed in that Member State. These reimbursement levels and maximum prices vary from country to country for the same pharmaceutical. No assurance can be given that the Company will be able to negotiate acceptable reimbursement and pricing levels for any of its products.

  Pre-clinical testing includes laboratory evaluation of product chemistry, formulation and stability, as well as animal studies to assess the safety and efficacy of each product candidate. Pre-clinical safety tests must be conducted by laboratories that comply with FDA regulations regarding Good Laboratory Practice ("GLP"). The results of the pre-clinical tests are submitted to the FDA as part of an IND and are reviewed by the FDA before the commencement of clinical trials. Unless the FDA objects to an IND, the IND will become effective 30 days following its receipt by the FDA. There can be no assurance that submission of an IND will result in FDA authorization to commence clinical trials or that the lack of an objection means that the FDA will ultimately approve an application for marketing approval.

  Clinical trials involve the administration of the investigational product to humans under the supervision of a qualified principal investigator. Clinical trials must be conducted in accordance with Good Clinical Practices ("GCP") under protocols submitted to the FDA as part of the IND. In addition, each clinical trial must be approved and conducted under the auspice of an Institutional Review Board and with the informed consent of subjects. The Institutional Review Board will consider, among other things, ethical factors, the safety of human subjects and the possible liability of the institution conducting the clinical trial.

  Phase I clinical trials are generally performed in healthy human subjects. The goal of Phase I clinical trials is to establish initial data about safety and tolerance of the drug candidate. Also, data regarding the immune response to the drug candidate may be obtained. In Phase II clinical trials, evidence is sought about the desired therapeutic efficacy of a drug or antibody, or the immune response to a drug, in limited studies with small numbers of carefully selected subjects. Efforts are made to evaluate the effects of various dosages and to establish an optimal dosage level and dosage schedule. Additional safety data are also gathered from these studies. Phase III clinical trial programs consist of expanded, large-scale, multicenter studies of the drug in persons for whom the drug would be indicated. The goal of these studies is to obtain definitive statistical evidence of the efficacy and safety of the proposed product and dosage regimen.

  In some cases, regulators may require additional laboratory studies or clinical trials before granting approval of an application to market a drug or, as a condition to granting such approval, require further "Phase IV" clinical trials following commercial introduction of the drug covered by such application. For example, the Company, at the request of the FDA, is currently conducting additional laboratory studies of Trovert. In addition, the Company may be required by regulators to conduct Phase IV clinical trials of Trovert to determine long-term safety of the drug. See "--Clinical Development Regulator Program for Trovert--Trovert Development Program for Acromegaly."

  Approval of a marketing application requires the regulator to find on the basis of the data presented in the application that the pharmaceutical candidate is safe and effective for the use stated in the product labeling proposed by the applicant and that its manufacture results in a reliably safe and pure product. Data obtained from clinical trials and pre-clinical and other laboratory studies are often susceptible to varying interpretations that can delay or prevent regulatory approval or limit the proposed labeling. Regulators can require that the pharmaceutical candidates represent improved forms of treatment compared to existing therapies. For example, even if Trovert were to receive regulatory approval for the treatment of acromegaly, there can be no assurance that regulatory authorities would not require that the label state that Trovert is considered useful only for those patients who have inadequate treatment outcomes from surgery, radiation therapy and approved drugs, including somatostatin analogs. Such labeling restrictions could have a material adverse effect on the Company's business, financial condition and results of operations.

  During the period that an application is being reviewed, there can be legislative or administrative changes in regulatory requirements or policies and there can be newly published medical findings or newly developed pharmaceuticals or therapeutic approaches that effectively preclude approval of the application. In addition, a prerequisite and ongoing requirement for maintaining regulatory approval of a pharmaceutical product is its manufacture in accordance with regulations designed to assure its safety and purity. In the United States, these requirements are set forth in the FDA's current Good Manufacturing Practices. Pharmaceutical manufacturing facilities are subject to inspection by both the FDA and non-U.S. regulators to assure compliance with such regulations. Discovery of previously unknown problems with a pharmaceutical product, manufacturer or facility may result in restrictions on such product or manufacturer, including costly recalls or even withdrawal of the product from the market. Noncompliance with applicable regulatory requirements can result in administrative or judicial sanctions, including, among others, warning letters, civil penalties, product seizures, injunctions, total or partial suspension of production, refusal of the government to review the Company's marketing applications and criminal prosecution. Any such post-approval actions in respect of any pharmaceutical product initially approved and introduced into the market by the Company could have a material adverse effect on the Company's business, financial condition and results of operations.

  As a consequence of the foregoing regulatory factors, there can be no assurance that any of the Company's pharmaceutical candidates will meet all of the applicable regulatory requirements needed to receive regulatory marketing approval, and there can be no assurance that even after the Company expends substantial resources on research, clinical development and the preparation and processing of regulatory applications, that any regulatory approval will be obtained for any of the Company's pharmaceutical candidates. Moreover, no assurance can be given that regulatory approval for marketing a proposed pharmaceutical product in any jurisdiction will result in similar approval in other jurisdictions. Failure of the Company to obtain and maintain regulatory approvals for its proposed products would have a material adverse effect on its business, financial condition and results of operations.

  In accordance with the U.S. Orphan Drug Act, the FDA may grant "Orphan Drug" designation to any of certain drugs intended to treat a "rare disease or condition." To be within this category, a disease or condition must be one that affects fewer than 200,000 people in the United States or which affects more than 200,000 people for which the cost of developing and marketing the drug will not be recovered from sales of drug in the United States. An approved Orphan Drug application may provide certain benefits, including exclusive marketing rights against certain other drugs for the approved indication for seven years following marketing approval and federal income tax credits for certain clinical trial expenses. Although Trovert has qualified for Orphan Drug designation with respect to the treatment of acromegaly, no assurance can be given that the Company will be the first applicant to obtain FDA approval for the use of a GHA to treat acromegaly. If a competitor obtains Orphan Drug designation of its GHA product for acromegaly and then is the first to obtain FDA approval of its NDA for this condition, the competitor would be entitled to seven years of marketing exclusivity during which the FDA generally could not approve the Company's NDA. There can also be no assurance that the potential benefits provided by the Orphan Drug Act will not be significantly limited by amendment by the United States Congress or reinterpretation by the FDA.

  With respect to the potential use of Trovert to treat diabetes, the Company hopes to take advantage of current FDA regulations that permit accelerated or expedited approval or treatment use of, and cost recovery for, certain experimental drugs ("Subpart E"). Subpart E is limited, among other requirements, to drug products that are intended to treat either seriously debilitating or life-threatening diseases by providing meaningful therapeutic benefit to patients over existing treatments or diseases for which no satisfactory or alternative therapy exists. There can be no assurance that Trovert will qualify for expedited or accelerated approvals or for treatment use and cost recovery. See "Risk Factors--No Assurance of Marketing Approval; Government Regulation" and "--Hazardous Materials."

EMPLOYEES AND FACILITIES

  As of September 28, 1998, the Company had eighteen employees, of whom five hold Ph.D., Pharm.D. or M.D. degrees. No Company employee is represented by a labor union, and the Company has not experienced any work stoppages. The Company considers relations with its employees to be good. The Company's headquarters are located at 98 San Jacinto Boulevard, Suite 430, Austin, Texas 78701, and are comprised of approximately 11,100 square feet of office space under a lease that expires in 2003.

LEGAL PROCEEDINGS

  The Company is not currently involved in any legal proceedings.

                                   MANAGEMENT

DIRECTORS, EXECUTIVE OFFICERS AND KEY EMPLOYEES

  The executive officers, directors and certain key employees of the Company, and their ages as of September 14, 1998, are as follows:

    NAME                    AGE POSITION
    ----                    --- --------
    Richard J. Hawkins ....  49 Chairman of the Board and Director
    John A. Scarlett,
     M.D. .................  47 President, Chief Executive Officer and Director
    Robert J. Davis,
     Pharm.D. .............  47 Executive Vice President
    William F. Bennett,         Senior Vice President, Research and Chief
     Ph.D. ................  50 Scientific Officer
    Edward G. Calamai,
     Ph.D. ................  47 Senior Vice President, Operations
    J. Donald Payne, CPA...  43 Senior Vice President, Finance and Administration,
                                Secretary and Chief Financial Officer
    Magnus Precht .........  44 Senior Vice President, Sales and Marketing
    Charles L. Cox, CPA ...  53 Treasurer and Assistant Secretary
    Stuart Davidson (1) ...  41 Director
    E. Martin Gibson (1) ..  60 Director
    Lyle Hohnke, Ph.D.
     (2) ..................  55 Director
    Arthur H. Rubenstein,
     M.D. (2) .............  60 Director
    Joseph E. Smith (1)
     (2) ..................  69 Director

- --------
(1) Member of the Compensation Committee.

(2) Member of the Audit Committee.

  RICHARD J. HAWKINS, a founder of the Company, has served as Chairman of the Board and a Director since the Company's inception. In February 1995, he co-founded Corning Bio Inc., now Covance Biotechnology Services, Inc. ("CBSI"), a contract cGMP manufacturing organization, and has served as a Director of CBSI since inception. In June 1993, Mr. Hawkins co-founded Innovations in Drug Development ("id/2/"), a biomedical entrepreneurial incubator, and has served as its Chairman since inception. From March 1992 until June 1993, Mr. Hawkins served as President of the Life Sciences Division of Applied Bioscience International, Inc. ("APBI"). In 1983, he founded Pharmaco Dynamic Research, Inc. ("Pharmaco") and served as its President and Chief Executive Officer until March 1992 upon the merger of Pharmaco and APBI. From May 1982 to May 1983, Mr. Hawkins served as Vice President at Biomedical Research Group, a contract research organization. From January 1975 to January 1982, he held various positions in clinical research at McNeil Pharmaceuticals, Inc., a division of Johnson & Johnson. Mr. Hawkins also serves as a director of CRO One, Inc., a private company.

  JOHN A. SCARLETT, M.D., a founder of the Company, has served as Chief Executive Officer and a Director since the Company's inception and as President since March 1996. In February 1995, he co-founded CBSI and has served as a director since inception. In June 1993, Dr. Scarlett co-founded id/2/ and has served as President and Chief Executive Officer since inception. Prior to co-founding id/2/, from January 1991 to March 1993 he served as Senior Vice President of Medical and Scientific Affairs with Novo Nordisk Pharmaceuticals, Inc. ("Novo Nordisk"), a subsidiary of Novo Nordisk A/S, a pharmaceutical company, and as head of Novo Nordisk's North American Clinical Development Center. From 1986 to 1991, Dr. Scarlett served as Vice President of Clinical Development of Greenwich Pharmaceuticals, Inc., a pharmaceutical company developing therapeutics for rheumatoid arthritis. From 1989 to 1990, he served as a director of Health Information Designs Incorporated, a privately-held company providing drug epidemiology services to the pharmaceutical industry. From 1982 through 1985, Dr. Scarlett held various positions in the Medical Department of McNeil Pharmaceuticals, a division of Johnson & Johnson.

  ROBERT J. DAVIS, PHARM.D. joined the Company as Executive Vice President in February 1997. From January 1996 to December 1996, Dr. Davis served as President of the U.S. Pharmaceutical Development Services Division of BRI International ("BRI"), a leading contract research organization. From January 1995 to December 1995, he served as Vice President of the Project Operations Division at BRI. From 1990 through 1994, Dr. Davis served in various positions at Pharmaco-LSR, a contract research organization, including Director, Project Management, Executive Director, Clinical Development Services and Vice President, Anti-Infective Drug Development. From 1988 to 1990, he served as Associate Director and Director of Scientific Affairs at G.D. Searle & Co., a subsidiary of Monsanto Company, a developer, manufacturer and marketer of pharmaceutical products. From 1984 to 1988, he served as a Clinical Scientist with Parke-Davis, the pharmaceutical division of Warner-Lambert Company, a developer, manufacturer and marketer of pharmaceutical products.

  WILLIAM F. BENNETT, PH.D. has served as Senior Vice President, Research and Chief Scientific Officer of the Company since January 1996. From March 1995 to January 1996, he served as Vice President, Research of COR Therapeutics, Inc., a biotechnology company. From January 1982 to March 1995, Dr. Bennett served in various capacities at Genentech, a biotechnology company, including Staff Scientist in Cardiovascular Research and Director of Process Sciences. Dr. Bennett's groups developed the manufacturing process for Genentech's growth hormone product, NUTROPIN, and made discoveries leading to the development of Genentech's t-PA thrombolytic, ACTIVASE. He also led the research and development of the second-generation thrombolytic, TNK-tPA.

  EDWARD G. CALAMAI, PH.D. has served as Senior Vice President, Operations of the Company since June 1998. From August 1993 to June 1998, he was an independent pharmaceutical and technology consultant. From August 1988 to August 1993, Dr. Calamai served as Vice President of Operations for Seragen, Inc. ("Seragen"), a biopharmaceutical company. From January 1986 to August 1988, he served as Director of Operations of Seragen. From March 1982 to January 1986, Dr. Calamai served as Research and Development Manager of the Clinical Assays Division ("Clinical Assays") of Baxter Travenol Laboratories, a medical device and hospital supply company.

  J. DONALD PAYNE, CPA has served as Senior Vice President, Finance and Administration, Secretary and Chief Financial Officer since September 1998. From March 1997 to September 1998, he was Vice President and Chief Financial Officer of LifeCell Corporation, a public bio-engineering company that develops and sells tissue regeneration products. From May 1992 to February 1997, he served as Vice President, Finance and Chief Financial Officer of Aprogenex, Inc., a public biotechnology company. In 1990 and 1991, Mr. Payne was an independent financial consultant in the oil and gas industry. From 1980 through 1990, he was Vice President, Finance, Treasurer and Corporate Secretary of UMC Petroleum Corporation and its predecessor entities, including the energy resource group of Entex, Inc., a public utility, and Entex Energy Development, Ltd., a New York Stock Exchange, Inc.-listed master limited partnership. From 1976 to 1980, Mr. Payne was an auditor with Arthur
Andersen & Co.

  MAGNUS PRECHT has served as Senior Vice President of Marketing and Sales since December 1997. From September 1996 to November 1997, he served as Executive Vice President of Interferon Sciences, Inc., a biopharmaceutical company. Mr. Precht came to the United States in November 1990 to establish the Kabi Pharmacia (now Pharmacia & Upjohn) growth hormone business in the United States and served as Vice President and General Manager, Peptide Hormones Division until June 1996. From October 1989 to November 1990, Mr. Precht was subsidiary President of Kabi Austria. From August 1983 to October 1989, Mr. Precht served in various positions at Pharmacia, including Regional Director, Opthalmic Division, Middle East, Eastern Europe and Africa and as the Austrian head of the Pharmacia Therapeutic Division.

  CHARLES L. COX, CPA has served as Treasurer and Assistant Secretary of the Company since January 1996. He has been the owner of a private accounting practice in Austin, Texas since December 1990. Prior to such date, Mr. Cox was a partner of Deloitte & Touche, a public accounting firm.

  STUART DAVIDSON has served as a Director of the Company since September 1995. He has served as Managing Director of Labrador Ventures, a venture capital firm, since August 1995. He founded the Echelon Group and has served as President since November 1990. Mr. Davidson also serves on the advisory board of UTAH Ventures, and as the Managing Director of Lysander LLC. From 1988 to 1990, Mr. Davidson served as President of Alkermes, Inc., a biotechnology company.

  E. MARTIN GIBSON has served as a Director of the Company since July 1995. He retired from Corning Incorporated ("Corning") in December 1994, a company he first joined in June 1962. From 1990 to 1995, Mr. Gibson served as Chairman of Corning Life Sciences, Inc., which included Corning Clinical Labs and Corning Pharmaceutical Services, and which provided contract services ranging from manufacturing and toxicology to clinical testing and regulatory services to the pharmaceutical industry through its member companies (Corning Bio, Corning Hazleton, Corning Besselaar, Corning SciCor and Corning National Packaging). Mr. Gibson currently serves as a director of the following public companies:
Hardinge Inc., NovaCare Inc. and International Technology Corp.

  ARTHUR H. RUBENSTEIN, M.D. has served as a Director of the Company since May 1995. Since October 1997, Dr. Rubenstein has served as Dean and Executive Vice President of The Mount Sinai School of Medicine and Medical Center in New York City. Between April 1981 and October 1997, Dr. Rubenstein served as Chairman of the Department of Medicine and the Lowell T. Coggeshall Distinguished Service Professor of Medical Sciences at the University of Chicago.

  LYLE A. HOHNKE, PH.D. has served as a Director of the Company since August 1996. Since October 1994, Dr. Hohnke has also served as a General Partner of Javelin Capital Fund, L.P., a partnership engaged in venture capital investments. From January 1994 until its merger with Heska Corporation in April 1996, he served as Chairman and Chief Executive Officer of Diamond Animal Health, Inc., an agricultural biotechnology company. From January 1991 to October 1993, he served as a General Partner of Heart Land Seed Capital Fund, L.P., a venture capital fund. Dr. Hohnke currently serves as a director of Heska Corporation, Vaxcel Inc. and Cytrx, Inc., publicly-held biotechnology companies, and several privately-held biotechnology companies.

  JOSEPH E. SMITH has served as a Director of the Company since December 1997. He retired from Warner-Lambert Company in September 1997. From March 1989 to September 1997, he served as Corporate Vice President of Warner-Lambert Company. Mr. Smith serves as a director of Vivus, Inc., a public biotechnology company, Penederm, Inc., a public biotechnology company, Lidak, Inc., a public biotechnology company, and Boron, Lepore and Associates, a pharmaceutical marketing communications company.

COMMITTEES OF THE BOARD OF DIRECTORS

  The Audit Committee consists of independent directors Mr. Smith and Drs. Rubenstein and Hohnke. The Audit Committee meets with the Company's independent auditors at least annually to review the results of the annual audit and to discuss the financial statements; recommends to the Board of Directors the independent auditors to be retained; reviews the results, scope and procedures of the audit and other services provided by the Company's independent auditors, and reviews and evaluates the Company's independent audit and control functions.

  The Compensation Committee consists of Messrs. Gibson, Davidson and Smith. The Compensation Committee establishes salaries, incentive compensation and otherwise determines compensation levels for the Company's officers and other key employees and performs such other functions regarding compensation as the Board may delegate. The Compensation Committee administers the Company's various incentive compensation and benefit plans, including the 1998 Equity Incentive Plan and the 1998 Employee Stock Purchase Plan.

DIRECTOR COMPENSATION

  Each non-employee director of the Company receives a fee of $1,500 per meeting and is reimbursed for out-of-pocket expenses in connection with his attendance at meetings of the Board of Directors, Audit Committee and Compensation Committee. In the fiscal year ended December 31, 1997, the total amount paid to non-employee directors for meeting fees and out-of-pocket expenses was $27,497. During the fiscal year, Dr. Rubenstein received $10,000 for consulting services provided to the Company and $3,863 as an honorarium for attending scientific meetings and as reimbursement for related expenses.

  1998 Non-Employee Directors' Stock Option Plan. In July 1998, the Board of Directors adopted, subject to stockholder approval, the 1998 Non-Employee Directors' Stock Option Plan (the "Directors' Plan") to provide for the automatic grant of options to purchase shares of Common Stock to non-employee directors of the Company. The Directors' Plan is administered by the Board of Directors, unless the Board of Directors delegates administration to a committee comprised of one or more members of the Board of Directors. The aggregate number of shares of Common Stock that may be issued pursuant to options granted under the Directors' Plan is 142,857.

  Pursuant to the terms of the Directors' Plan, each director of the Company who is not an employee of the Company (a "Non-Employee Director") and who is serving as a Non-Employee Director on the effective date of the Offerings (the "IPO Date") or who is first elected or appointed to the Board of Directors as a Non-Employee Director after the IPO Date will automatically receive a nonstatutory stock option to purchase shares of Common Stock (an "Initial Grant"). In addition, thereafter, beginning with the annual meeting of the stockholders of the Company (the "Annual Meeting") held in 1999, each person who is serving as a Non-Employee Director as of the date of the Annual Meeting will automatically be granted a nonstatutory stock option to purchase shares of Common Stock as of the date of such Annual Meeting (an "Annual Grant"). Specifically, on the IPO Date each person who is then serving as a Non-Employee Director and who, on the IPO Date, holds 5,714 or more previously acquired unvested shares (including both shares actually issued and shares subject to options) of Common Stock will automatically receive an Initial Grant to purchase 2,857 shares of Common Stock. On the IPO Date, each person who is then a Non-Employee Director and who, on the IPO Date, holds less than 5,714 previously acquired unvested shares of Common Stock will automatically receive an Initial Grant to purchase 8,571 shares of Common Stock, minus the number of previously acquired unvested shares held by such person. On or after the IPO Date, each person who is elected or appointed for the first time to be a Non-Employee Director will automatically receive an Initial Grant to purchase 8,571 shares of Common Stock, minus any previously acquired unvested shares (if any) held by such person. Beginning with the 1999 Annual Meeting, each person serving as a Non-Employee Director as of the date of the Annual Meeting will automatically receive an Annual Grant to purchase 2,857 shares of Common Stock as of the date of such Annual Meeting, reduced (but not below zero) by 285 shares for each month fewer than ten months that has elapsed since the most recent grant of Company options received by such Non-Employee Director. Each Initial Grant and Annual Grant will vest in three equal annual installments over a 3-year period measured from the grant date. The exercise price of Initial Grants and Annual Grants will equal the fair market value of the Common Stock on the date of grant.

  Further, the Directors' Plan provides that each Non-Employee Director may elect to defer all or part of the directors' fees earned by such Non-Employee Director in exchange for a discounted stock option (a "Deferred Fee Option"). Such election will generally cover directors' fees not yet earned (and will be irrevocable) through the next Annual Meeting. Generally, each Deferred Fee Option will vest in installments on each date that directors' fees would have been payable had no deferral election been made. The exercise price of Deferred Fee Options will be 33 1/3% of the fair market value of the Common Stock on the date of grant.

  An optionholder whose relationship with the Company or any affiliate ceases for any reason (other than by death or permanent and total disability) may exercise vested options in the 12-month period following such cessation (unless such options terminate or expire sooner by their terms). If an optionholder's relationship with the Company or its affiliates ceases due to disability or death, all options held by such optionholder shall become fully vested and immediately exercisable and may be exercised up to 18 months following such cessation (unless such options terminate or expire sooner by their terms). Moreover, except in the case of Deferred Fee Options, in the event an optionholder's service terminates due to retirement from the Board of Directors with at least five years of service on or after attaining the age of 65, then options held by such optionholder will automatically become fully vested and immediately exercisable. No option granted under the Directors' Plan may be exercised after the expiration of ten years from the date it was granted.

  If there is any change in the stock subject to the Directors' Plan or subject to any option granted under the Directors' Plan without the receipt of consideration by the Company (through merger, consolidation, reorganization, recapitalization, stock dividend, dividend in property other than cash, stock split, liquidating dividend, combination of shares, exchange of shares, change in corporate structure or otherwise), the Directors' Plan and the options outstanding thereunder will be appropriately adjusted as to the class(es) and maximum number of shares subject to the Directors' Plan and the class(es), number of shares and price per share of Common Stock subject to outstanding options.

  In the event of certain specified types of merger or other corporate reorganizations, to the extent permitted by law, the shares covered by options granted pursuant to the Directors' Plan and held by Non-Employee Directors whose service to the Company has not terminated will automatically become fully vested and immediately exercisable. Such options will terminate if not exercised prior to such transaction unless such options are assumed or similar options are substituted for the options by the surviving corporation.

  The Board of Directors has the power to amend the Directors' Plan, provided however that no amendment will be effective unless approved by the stockholders of the Company to the extent stockholder approval is necessary to satisfy the requirements of Rule 16b-3 promulgated under Section 16 of the Securities Exchange Act of 1934, as amended (the "Exchange Act") or any applicable Nasdaq or securities exchange listing requirement. The Board of Directors may, from time to time, amend the terms of any options granted pursuant to the Directors' Plan, provided that an optionholder's rights may not be impaired unless such optionholder consents in writing to such amendment. The Board of Directors may suspend or terminate the Directors' Plan at any time.

  As of September 14, 1998, no options to purchase Common Stock had been granted pursuant to the Directors' Plan.

EXECUTIVE COMPENSATION

  The following table sets forth the compensation earned by the Company's Chief Executive Officer and the two other most highly compensated executive officers (collectively, the "Named Executive Officers") whose salary and bonus for the fiscal year ended December 31, 1997 were in excess of $100,000 for services rendered in all capacities to the Company for that fiscal year:

                           SUMMARY COMPENSATION TABLE

                                                                   LONG-TERM
                                                                  COMPENSATION
                                                                  ------------
                                            ANNUAL COMPENSATION    SECURITIES
                                            ---------------------  UNDERLYING
NAME AND PRINCIPAL POSITION                 SALARY($)   BONUS($)   OPTIONS(#)
- ---------------------------                 ----------  --------- ------------
John A. Scarlett, M.D. .................... $  280,000   $    --    114,285
 President, Chief Executive Officer and
 Director
Robert J. Davis, Pharm.D. .................    206,250     10,000    42,857
 Executive Vice President
William F. Bennett, Ph.D. .................    201,000        --        --
 Senior Vice President, Research and Chief
 Scientific Officer

OPTION GRANTS IN LAST FISCAL YEAR

  The following table sets forth each grant of stock options made during the fiscal year ended December 31, 1997, to each of the Named Executive Officers:

                                                                             POTENTIAL REALIZABLE
                                          INDIVIDUAL GRANTS                    VALUE AT ASSUMED
                          --------------------------------------------------     ANNUAL RATES
                          NUMBER OF  PERCENTAGE OF                              OF STOCK PRICE
                          SECURITIES TOTAL OPTIONS                             APPRECIATION FOR
                          UNDERLYING  GRANTED IN                               OPTION TERM($)(3)
                           OPTIONS      FISCAL     EXERCISE PRICE EXPIRATION ---------------------
NAME                      GRANTED(1)  1997(%)(2)     ($/SHARES)      DATE        5%        10%
- ----                      ---------- ------------- -------------- ---------- ---------- ----------
John A. Scarlett, M.D. .   114,285       55.17%        $0.70       8/11/07   $2,385,834 $3,644,519
Robert J. Davis,
 Pharm.D. ..............    42,857       20.69          0.70        3/6/07      875,379  1,310,284
William F. Bennett,
 Ph.D. .................       --          --            --            --           --         --

- --------
(1) Options generally vest at a rate of 20% on the first anniversary of the date of grant and the remaining options vest on a monthly basis over a four year period thereafter. These options have a term of 10 years.

(2) Based on an aggregate of 207,141 shares subject to options granted to employees of the Company under the 1996 Stock Option Plan in fiscal 1997, including the Named Executive Officers; no options were granted to employees outside of such stock option plan. See "--Employee Benefit Plans--1998 Equity Incentive Plan."

(3) The potential realizable value is calculated based on the term of the option at the time of grant (10 years). Stock price appreciation of 5% and 10% is assumed pursuant to rules promulgated by the Securities and Exchange Commission and does not represent the Company's prediction of its stock price performance. The potential realizable value at 5% and 10% appreciation is calculated by assuming that the assumed initial public offering price of $14.00 per share (the midpoint of the estimated range of the initial public offering price) appreciates at the indicated rate for the entire term of the option and that the option is exercised at the exercise price and sold on the last day of its term at the appreciated price.

FISCAL YEAR-END OPTION VALUES

  The following table sets forth, for each of the Named Executive Officers, the shares acquired and the value realized, if any, on each exercise of stock options during the year ended December 31, 1997 and the number and value of securities underlying unexercised options held by the Named Executive Officers at December 31, 1997:

                           SHARES             NUMBER OF SECURITIES      VALUE OF UNEXERCISED
                          ACQUIRED           UNDERLYING UNEXERCISED         IN-THE-MONEY
                             ON     VALUE         OPTIONS(#)(1)             OPTIONS($)(2)
                          EXERCISE REALIZED ------------------------- -------------------------
NAME                        (#)      ($)    EXERCISABLE UNEXERCISABLE EXERCISABLE UNEXERCISABLE
- ----                      -------- -------- ----------- ------------- ----------- -------------
John A. Scarlett, M.D. .     --       --      28,571       85,714      $379,994    $1,139,996
Robert J. Davis,
 Pharm.D. ..............     --       --         --        42,857           --        569,998
William F. Bennett,
 Ph.D. .................     --       --      14,999       27,857       201,062       373,423

- --------
(1) Options generally vest at a rate of 20% on the first anniversary of the date of grant and the remaining options vest on a monthly basis over a four-year period thereafter. The options have a term of ten years.

(2) Value of unexercised in-the-money options is based on the assumed initial public offering price of $14.00 per share (the midpoint of the estimated range of the initial public offering price). Amounts reflected are based on the assumed value minus the exercise price and do not indicate that the optionee sold such stock.


EMPLOYMENT AGREEMENTS

  On September 15, 1998, Dr. Scarlett and Mr. Hawkins, founders of the Company, entered into individual agreements with the Company, effective upon the closing of the Offerings, providing for the continuation of Dr. Scarlett's employment as President and Chief Executive Officer and Mr. Hawkins' employment as Chairman of the Board. Pursuant to these agreements, Dr. Scarlett and Mr. Hawkins shall receive annual base salaries of $280,000 and $200,000, respectively. Such annual base salaries shall be reviewed annually by the Compensation Committee of the Board of Directors, and each executive shall be eligible for a bonus to be awarded at the discretion of the Compensation Committee. In the event the Company terminates the respective executive's employment without "cause" or such executive resigns with "good reason," (i) he will be entitled to receive a severance benefit equivalent to his base salary for 18 months less amounts received from alternative employment during the final six (6) months of such period, and (ii) all options then held by him shall have their vesting accelerated in full. Furthermore, upon a "change of control" of the Company, each executive's options shall have their vesting accelerated in full, unless such options are assumed or substituted by the acquiring entity.

  Effective upon the closing of the Offerings, Dr. Davis, Dr. Bennett, Dr. Calamai, Mr. Precht, and Mr. Payne intend to enter into individual agreements with the Company providing for the continuation of: Dr. Davis' employment as Executive Vice President; Dr. Bennett's employment as Senior Vice President, Research and Chief Scientific Officer; Dr. Calamai's employment as Senior Vice President, Operations; Mr. Precht's employment as Senior Vice President, Sales and Marketing; and Mr. Payne's employment as Senior Vice President, Finance and Administration, Chief Financial Officer and Secretary. Pursuant to these agreements, Dr. Davis, Dr. Bennett, Dr. Calamai, Mr. Precht, and Mr. Payne shall receive annual base salaries of $240,750, $211,050, $230,000, $233,000, and $180,000, respectively. Such annual base salaries shall be reviewed annually by the Compensation Committee of the Board of Directors, and each executive shall be eligible for a bonus to be awarded at the discretion of the Compensation Committee. In the event the Company terminates the respective executive's employment without "cause" or such executive resigns with "good reason," (i) he will be entitled to receive a severance benefit equivalent to his base salary for 12 months, unless he obtains alternative employment prior to the end of such period, and (ii) all options then held by him shall have their vesting accelerated in full. Furthermore, upon a "change of control" of the Company, each executive's options shall have their vesting accelerated in full, unless such options are assumed or substituted by the acquiring entity.





EMPLOYEE BENEFIT PLANS

  1998 Equity Incentive Plan. In 1996, the Company adopted the 1996 Stock Option Plan which was subsequently amended and restated by the Company in December 1997. In July 1998, the Company again amended and restated the 1996 Stock Option Plan and renamed it the 1998 Equity Incentive Plan (the "Incentive Plan"). The Incentive Plan is subject to stockholder approval and is effective as of the closing of the Offerings. The Company has reserved a total of 1,428,571 shares for issuance under the Incentive Plan, which includes 434,992 shares subject to outstanding options. The Incentive Plan provides for grants of incentive stock options that qualify under Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), to employees (including officers and employee directors) of the Company or any affiliate of the Company and for the grant of nonstatutory stock options, restricted stock purchase awards, stock bonuses and stock appreciation rights to employees, directors of and consultants to the Company or any of its affiliates. The Incentive Plan is administered by the Board of Directors or a committee appointed by the Board of Directors (references herein to the Board of Directors shall include any such committee). The Board of Directors has the authority to determine who will receive awards and what types of awards are to be granted, including the exercise price, number of shares subject to the award and the exercisability thereof.

  The term of a stock option granted under the Incentive Plan generally may not exceed ten years. The exercise price of options granted under the Incentive Plan is determined by the Board of Directors, but in the case of an incentive stock option cannot be less than 100% of the fair market value of the Common Stock on the date of grant, and in the case of a nonstatutory stock option cannot be less than 85% of the fair market value of the Common Stock on the date of grant. Options granted under the Incentive Plan vest at the rate specified in the option agreement. Unless expressly provided by the terms of a nonstatutory stock option agreement, no option may be transferred by the optionholder other than by will or the laws of descent or distribution, provided that an optionholder may designate a beneficiary who may exercise the option following the optionholder's death. Unless otherwise set forth in the option agreement, an optionholder whose relationship with the Company or any related corporation ceases for any reason (other than by death or permanent and total disability) may exercise vested options in the 3 month period following such cessation (unless such options terminate or expire sooner by their terms). Vested options may generally be exercised for up to 12 months after an optionholder's relationship with the Company or its affiliates ceases due to disability and for up to 18 months after such relationship with the Company or its affiliates ceases due to death.

  No incentive stock option may be granted to any person who, at the time of the grant, owns (or is deemed to own) stock possessing more than 10% of the total combined voting power of the Company or any affiliate of the Company, unless the option exercise price is at least 110% of the fair market value of the stock subject to the option on the date of grant and the term of the option does not exceed five years from the date of grant. In addition, the aggregate fair market value, determined at the time of grant, of the shares of Common Stock with respect to which incentive stock options are exercisable for the first time by an optionholder during any calendar year (under the Incentive Plan and all other stock plans of the Company and its affiliates) may not exceed $100,000. The options, or portions thereof, which exceed this limit are treated as nonstatutory options.

  When the Company becomes subject to Section 162(m) of the Code (which denies a deduction to publicly-held corporations for certain compensation paid to specific employees in a taxable year to the extent that the compensation exceeds $1,000,000), no person may be granted options, stock appreciation rights or restricted stock purchase rights under the Incentive Plan covering an aggregate of more than 571,428 shares of Common Stock in any calendar year.

  Shares subject to stock awards which have expired or terminated, without having been exercised in full, and any shares repurchased by the Company pursuant to a repurchase option provided under the Incentive Plan may again become available for the grant of awards under the Incentive Plan. Shares subject to stock appreciation rights exercised in accordance with the Incentive Plan may not again become available for the grant of awards under the Incentive Plan.

  Restricted stock purchase awards granted under the Incentive Plan may be granted pursuant to a repurchase option in favor of the Company in accordance with a vesting schedule determined by the Board of Directors. The purchase price of such awards will be at least 85% of the fair market value of the Common Stock on the date of grant or at the time the purchase is consummated. Stock bonuses may be awarded in consideration for past services. Rights under a stock bonus or restricted stock purchase agreement shall be transferable only upon such terms and conditions as are determined by the Board of Directors and set forth in the respective agreement. Stock appreciation rights authorized for issuance under the Incentive Plan may be tandem stock appreciation rights, concurrent stock appreciation rights or independent stock appreciation rights.

  If there is any change in the stock subject to the Incentive Plan or subject to any stock award granted under the Directors' Plan without the receipt of consideration by the Company (through merger, consolidation, reorganization, recapitalization, stock dividend, dividend in property other than cash, stock split, liquidating dividend, combination of shares, exchange of shares, change in corporate structure or otherwise), the Incentive Plan and the stock awards outstanding thereunder will be appropriately adjusted as to the class(es) and maximum number of shares subject to the Incentive Plan and the class(es), number of shares and price per share of Common Stock subject to outstanding stock awards.

  Upon certain changes in control of the Company, all outstanding stock awards under the Incentive Plan will either be assumed or substituted by the surviving entity. If the surviving entity determines not to assume or substitute such awards, then with respect to persons whose service with the Company or an affiliate has not terminated prior to such change in control, the time during which such awards may be exercised shall be accelerated and the awards terminated if not exercised prior to such change in control and any Company repurchase option or reacquisition right with respect to such person shall lapse.

  The Board has the power to amend the Incentive Plan, provided, however, that no amendment will be effective unless approved by the stockholders of the Company to the extent that stockholder approval is necessary to satisfy the requirements of Section 422 of the Code, Rule 16b-3 promulgated under Section 16 of the Exchange Act or any Nasdaq or securities exchange listing requirement. The Board of Directors may, from time to time, amend the terms of any stock awards granted pursuant to the Incentive Plan, provided that an award holder's rights may not be impaired unless such award holder consents in writing to such amendment. The Plan will terminate in July 2008, unless terminated sooner by the Board of Directors.

  1998 Employee Stock Purchase Plan. In July 1998, the Board of Directors adopted, subject to stockholder approval, the Employee Stock Purchase Plan (the "Purchase Plan") covering an aggregate of 100,000 shares of Common Stock. The Purchase Plan is intended to qualify as an employee stock purchase plan within the meaning of Section 423 of the Code. Under the Purchase Plan, the Board of Directors may authorize participation by eligible employees, including officers, in periodic offerings following the adoption of the Purchase Plan. The offering period for any offering will be no more than 27 months.

  Employees are eligible to participate if they are employed by the Company, or an affiliate of the Company designated by the Board of Directors (an "Affiliate"), for at least 20 hours per week, for at least five months per calendar year and for such continuous period preceding the grant as the Board of Directors may require. Additionally, no rights may be granted to any employee under the Purchase Plan if, following such grant, such employee would own 5% or more of the combined voting power of the Company or an Affiliate. Employees who participate in an offering can have up to 15% of their earnings withheld pursuant to the Purchase Plan. The amount withheld will then be used to purchase shares of the Common Stock on specified dates determined by the Board of Directors in an offering. The price of Common Stock purchased under the Purchase Plan will be equal to 85% of the lower of the fair market value of the Common Stock on the commencement date of each offering period or on the specified purchase date. Employees may end their participation in the offering at any time during the offering period. Participation ends automatically on termination of employment with the Company.

  In the event of certain changes of control of the Company, the Board of Directors has discretion to provide that (i) each right to purchase Common Stock will be assumed or an equivalent right substituted by the successor corporation, (ii) such rights will continue in full force and effect, or (iii) the Board of Directors may shorten the offering period and provide for all sums collected by payroll deductions to be applied to purchase stock immediately prior to the change in control. The Purchase Plan will terminate at the Board of Directors' discretion. The Board of Directors has the authority to amend or terminate the Purchase Plan, provided, however, that no amendment will be effective unless approved by the stockholders of the Company to the extent that stockholder approval is necessary to satisfy the requirements of Section 423 of the Code or Rule 166-3 promulgated under Section 16 of the Exchange Act, and no amendment may adversely affect any outstanding rights to purchase Common Stock.

  SIMPLE-IRA Plan. Effective in April 1998, the Company adopted a Savings Incentive Match Plan for Employees of Small Employers (the "SIMPLE-IRA Plan") pursuant to Section 408(p) of the Code covering the Company's employees whose annual earnings are at least $5,000. Pursuant to the SIMPLE-IRA Plan, eligible employees may elect to reduce their current compensation by up to the statutorily prescribed annual limit ($6,000 in 1998) and have the amount of such salary reduction contributed to individual SIMPLE-IRA accounts maintained for each eligible employee by a financial institution acting as trustee or custodian for such accounts. Pursuant to the SIMPLE-IRA Plan, the Company will make matching contributions to the SIMPLE-IRA accounts of eligible employees equal to 2% of such employee's annual compensation, provided that the Company may periodically elect other contribution amounts under criteria set forth in the Code, up to a maximum aggregate contribution equal to 3% of such employee's compensation. Employees are at all times fully vested in both their elective salary reduction contributions and the Company's matching contributions.

  In accordance with the Code, contributions by employees and by the Company under the SIMPLE-IRA Plan, and income earned on the SIMPLE-IRA Plan contributions, are not taxable to employees until withdrawn from the SIMPLE-IRA Plan, and contributions by the Company are deductible when made. The financial institution acting as trustee or custodian of a participating employee's SIMPLE-IRA account, invests, at the direction of such employee, amounts in such employee's SIMPLE-IRA account in selected investment options.

                             PRINCIPAL STOCKHOLDERS

  The table below sets forth certain information with respect to the beneficial ownership of the Company's outstanding Common Stock as of September 14, 1998 and as adjusted to reflect the sale of the Common Stock being offered hereby by
(i) each person (or group of affiliated persons) who is known by the Company to own beneficially more than 5% of the Common Stock, (ii) each of the Company's directors, (iii) each of the Named Executive Officers, and (iv) all directors and officers of the Company as a group. The table assumes the conversion of all outstanding Preferred Stock into Common Stock upon the completion of the Offerings.

                                                        PERCENTAGE OF SHARES
                                                         BENEFICIALLY OWNED
                                            SHARES    -------------------------
                                         BENEFICIALLY PRIOR TO       AFTER
NAME AND ADDRESS OF BENEFICIAL OWNER       OWNED(1)   OFFERINGS OFFERINGS(2)(3)
- ------------------------------------     ------------ --------- ---------------
Ross Financial Corporation (4) .........  2,285,714     34.7%        23.8%
 P.O. Box 31363
 Seven Mile Beach
 Grand Cayman B.W.I.
Richard J. Hawkins (5) .................    851,084     12.9          8.9
 c/o Sensus Drug Development Corporation
 98 San Jacinto Boulevard, Suite 430
 Austin, TX 78701
Nona F. Niland, M.D. (6) ...............    851,083     12.9          8.9
 324 Eanes School Road
 Austin, TX 78746
Genentech, Inc. ........................    473,723      7.2          4.9
 One DNA Way
 South San Francisco, CA 94080
John A. Scarlett, M.D. (7) .............    395,540      6.0          4.1
 c/o Sensus Drug Development Corporation
 98 San Jacinto Boulevard, Suite 430
 Austin, TX 78701
The Goldman Sachs Group, L.P. ..........    340,513      5.2          3.5
 85 Broad Street
 New York, NY 10004
Lyle A. Hohnke, Ph.D. (8) ..............    263,536      4.0          2.7
Stuart Davidson (9) ....................     68,978      1.0            *
Arthur H. Rubenstein, M.D. (10) ........     13,332        *            *
E. Martin Gibson (11) ..................      5,714        *            *
Joseph E. Smith ........................        -0-        *            *
William F. Bennett, Ph.D. (12) .........     40,454        *            *
Robert J. Davis, Pharm.D. (13) .........     14,999        *            *
All directors and officers as a group
 (12 persons) (14) .....................  1,653,637     25.1%        17.2

- --------
  * Represents beneficial ownership of less than 1%.

 (1) Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission (the "Commission") and generally includes voting or investment power with respect to securities. Except as indicated by footnote, and subject to community property laws where applicable, the persons named in the table above have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them. Percentage of beneficial ownership prior to the Offerings is based on 6,594,380 shares of Common Stock outstanding as of September 14, 1998, and 9,594,380 shares of Common Stock outstanding after completion of the Offerings.
 (2) In accordance with the rules of the Commission, each beneficial owner's percentage ownership assumes the exercise or conversion of all options, warrants and other convertible securities held by such person and that are exercisable or convertible 60 days after September 14, 1998. Each beneficial owner's percentage ownership does not include any shares of Common Stock that such owner may purchase in the Offerings.

 (3) Assumes no exercise of the Underwriters' over-allotment option. See "Underwriting." If the Underwriters' over-allotment option is exercised in full, the Company will sell up to 3,450,000 shares of Common Stock, and 10,044,380 shares of Common Stock will be outstanding after the completion of the Offerings.

 (4) Kenneth B. Dart possesses voting and/or investment power over the shares beneficially owned by Ross Financial Corporation.

 (5) Includes 285,714 shares held by RJH Partners, Ltd., a Texas limited partnership of which Mr. Hawkins is general partner.

 (6) Includes 385,713 shares held by Niland Partners, Ltd., a Texas limited partnership of which Dr. Niland is general partner.

 (7) Includes 28,570 shares held by Dr. Scarlett and his wife as trustees of their daughters' trusts and 57,142 shares subject to stock options exercisable within 60 days of September 14, 1998.

 (8) Includes 261,632 shares held by Javelin Capital Fund, L.P. ("Javelin") of which Dr. Hohnke is a general partner. Dr. Hohnke disclaims beneficial ownership of the shares held by Javelin except to the extent of his pro rata partnership interest therein. Includes 1,904 shares subject to stock options exercisable within 60 days of September 14, 1998.

 (9) Includes 63,264 shares held by Lysander, LLC of which Mr. Davidson is managing director. Mr. Davidson disclaims beneficial ownership of the shares held by Lysander, LLC except to the extent of his pro rata interest therein. Includes 5,714 shares subject to stock options exercisable within 60 days of September 14, 1998.

(10) Represents 13,332 shares subject to stock options exercisable within 60 days of September 14, 1998.

(11) Represents 5,714 shares subject to stock options exercisable within 60 days of September 14, 1998.

(12) Includes 18,313 shares held jointly with his wife and 2,856 shares subject to stock options exercisable within 60 days of September 14, 1998.

(13) Represents 14,999 shares subject to stock options exercisable within 60 days of September 14, 1998.

(14) Includes 101,661 shares issuable pursuant to options exercisable within 60 days of September 14, 1998.

                              CERTAIN TRANSACTIONS

  In June 1994, the Company issued to certain founders, including individuals who are officers and directors of the Company, an aggregate of 30,602 shares of Common Stock at a price per share of $0.0035. In May 1995, each then outstanding share of the Company's Common Stock was split and converted into
59.22 shares of Common Stock. Between July 14, 1995 and January 21, 1997, the Company issued an aggregate of 1,668,764 shares of Series A Preferred Stock at a price per share of $6.125. Between March 20, 1997 and March 27, 1997, the Company issued an aggregate of 309,606 shares of Series B Preferred Stock at a price per share of $7.00. On October 10, 1997, the Company issued an aggregate of 2,674,340 shares of Series C Preferred Stock at a price per share of $8.75. All of the Series A, Series B and Series C Preferred Stock issued by the Company will convert into Common Stock on a one-for-one basis upon the closing of the Offerings.

  Listed below are the directors, executive officers and 5% stockholders who have made equity investments in the Company to purchase shares of the Company's Preferred Stock or Common Stock.

                                 NUMBER OF SHARES OUTSTANDING PRE-OFFERING
                            ---------------------------------------------------
                                    SERIES A  SERIES B  SERIES C    AGGREGATE
                            COMMON  PREFERRED PREFERRED PREFERRED CONSIDERATION
INVESTOR                     STOCK    STOCK     STOCK     STOCK        ($)
- --------                    ------- --------- --------- --------- -------------
Richard J. Hawkins ........ 705,370  145,714                       $   912,901
John A. Scarlett .......... 338,398                                        200
William F. Bennett ........           16,326     1,987                 113,912
Genentech, Inc. ...........          473,723                         2,901,562
The Goldman Sachs Group,
 L.P. .....................                    178,571    161,942    2,667,000
Nona F. Niland ............ 705,369  145,714                           912,901
Javelin Capital Fund, L.P.
 (1) ......................          195,918               65,714    1,775,000
Ross Financial
 Corporation ..............                             2,285,714   20,000,000

- --------

(1) Dr. Hohnke, a director of the Company, is a general partner of Javelin Capital Fund, L.P. See "Management--Directors, Executive Officers and Key Employees" and "Principal Stockholders."

  Upon completion of the Offerings, the holders of 4,652,710 shares of Common Stock (consisting of shares to be issued upon the conversion of all outstanding shares of Preferred Stock upon completion of the Offerings) and a warrant to purchase 65,714 shares of Common Stock will be entitled to certain rights with respect to the registration of such shares under the Securities Act. Registration of such shares under the Securities Act would result in such shares becoming freely tradable without restriction under the Securities Act (except for shares purchased by affiliates of the Company) immediately upon the effectiveness of such registration. See "Description of Capital Stock-- Registration Rights."

  In connection with the sale of 195,918 shares of Series A Preferred Stock to Javelin Capital Fund, L.P. ("Javelin"), on July 30, 1996, Sensus, Javelin and certain stockholders of the Company entered into an agreement which grants Javelin the right to designate one board member so long as Javelin continues to hold at least 50% of such shares (including Common Stock issued upon conversion of such shares originally purchased by Javelin). The agreement shall terminate upon the consummation of the Offerings.

  In July 1994, the Company and Genentech entered into the Genentech Agreement. In consideration for the license granted to Sensus pursuant to the Genentech Agreement, Genentech received an aggregate of 392,091 shares (277,599 in 1995 and 114,492 in 1996) of Series A Preferred Stock. Based upon the fair value of the Series A Preferred Stock issued ($6.125 per share), the Genentech license was valued at $2,401,562. Genentech also purchased 81,632 shares of Series A Preferred Stock for $500,000 on the same terms as other investors in July 1995. See "Business--Strategic Licensing Agreements" and "Notes to Financial Statements."

  In connection with the sale of 178,571 shares of Series B Preferred Stock to The Goldman Sachs Group, L.P. ("Goldman Sachs"), on March 20, 1997, Sensus and Goldman Sachs entered into a Board Observer and Visitation Rights Agreement which, among other things, grants Goldman Sachs certain inspection and board visitation rights. Furthermore, the agreement restricts the Company from granting registration rights to the holders of Common Stock without obtaining the consent of the holders of 58% of the then outstanding Registrable Securities (as defined in that certain Amended and Restated Investor Rights Agreement, dated October 10, 1997, by and among the Company and certain investors) so long as Goldman Sachs continues to hold at least 85,714 shares of Series B Preferred Stock (or Common Stock issued upon conversion of such shares). Except with respect to the covenant described in the preceding sentence, the agreement shall terminate upon the consummation of the Offerings.

  In connection with the sale of 2,285,714 shares of Series C Preferred Stock ("the Series C Shares") to Ross Financial Corporation ("Ross") on October 10, 1997, Sensus and Ross entered into a Board Observer, Right of First Refusal and Standstill Agreement which, among other things, grants Ross: (i) certain board visitation rights, which terminate on the date that Ross holds fewer than 50% of the Series C Shares, and (ii) certain rights of first refusal for a three-year period following the consummation of the Offerings. The agreement gives Ross the right to purchase its pro-rata share of certain equity securities that the Company may propose to sell following the consummation of the Offerings, so long as Ross owns at least 50% of the Series C Shares (or Common Stock issued upon conversion of such shares). The standstill provision of the agreement prohibits Ross from acquiring or proposing to acquire shares of the Company's stock which would cause it to hold in excess of 49% of the Company's then outstanding voting securities.

  As of December 31, 1997, the Company had drawn down $3,492,000 pursuant to a line of credit between id/2/, an affiliate of the Company, and a commercial bank, which line of credit was guaranteed by Richard J. Hawkins, Chairman of the Company's Board of Directors. In January 1998, the Company paid down the line of credit and issued 57,142 shares of Common Stock to Mr. Hawkins for guaranteeing the line of credit.

  On September 17, 1996, the Company and CBSI entered into an agreement with respect to the development of a manufacturing process for, and the manufacturing of, the Company's GHAs (the "CBSI Agreement"). Mr. Hawkins and Dr. Scarlett are co-founders of CBSI and collectively own approximately 13% of CBSI's capital stock. Dr. Scarlett has served as a director of CBSI since 1995. Costs related to the CBSI Agreement were $66,000 and $7,172,000 for 1996 and 1997, respectively.

  From inception to August 1998, the Company occupied premises leased by id/2/- I, L.P. ("id/2/"), an affiliate of the Company, and has made sublease payments in the aggregate amount of $272,952. The lease was assigned to the Company on August 3, 1998.

  From time to time, Company personnel have used for Company purposes a private airplane furnished by a company controlled by Richard J. Hawkins, Chairman of the Board of Directors. In 1997, the Company reimbursed such company an aggregate amount of approximately $133,000 for such use.

  Pursuant to authority granted by the Bylaws, the Company intends to enter into indemnification agreements (the "Indemnification Agreements") with each of its directors and executive officers. Subject to the provisions of the Indemnification Agreements, the Company shall indemnify and advance expenses to such directors and executive officers in connection with their involvement in any event or occurrence which arises in their capacity as, or as a result of, their position with the Company. See "Description of Capital Stock--Limitation of Liability and Indemnification."

  The Company believes that all of the transactions set forth above were in its best interest and were made on terms no less favorable to the Company than could have been otherwise obtained from unaffiliated third parties. All future transactions between the Company and any of its officers, directors or principal stockholders will be approved by a majority of the independent and disinterested members of the Board of Directors, will be on terms no less favorable to the Company that could be obtained from unaffiliated third parties and will be in connection with bona fide business purposes of the Company.

                          DESCRIPTION OF CAPITAL STOCK

GENERAL MATTERS

  The following description of the capital stock of the Company and certain provisions of the Company's Restated Certificate and Bylaws is a summary and is qualified in its entirety by the provisions of the Restated Certificate and Bylaws, which have been filed as exhibits to the Company's Registration Statement, of which this Prospectus is a part.

  Upon the closing of the Offerings, and, after giving effect to the conversion of all outstanding Preferred Stock into Common Stock, and the amendment of the Company's Certificate of Incorporation, the authorized capital stock of the Company will consist of 30,000,000 shares of Common Stock, $0.001 par value, and 5,000,000 shares of Preferred Stock, $0.001 par value. As of September 14, 1998, there were 65 holders of record of the Company's Common and Preferred Stock.

COMMON STOCK

  Upon completion of the Offerings, there will be 9,594,380 shares of Common Stock outstanding. The holders of Common Stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders. The holders of Common Stock are not entitled to cumulative voting rights with respect to the election of directors, and, as a consequence, minority stockholders will not be able to elect directors on the basis of their votes alone.

  Subject to preferences that may be applicable to any then outstanding shares of Preferred Stock, holders of Common Stock are entitled to receive ratably such dividends as may be declared by the Board of Directors out of funds legally available therefor. See "Dividend Policy." In the event of liquidation, dissolution or winding up of the Company, holders of the Common Stock are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preference of any then outstanding shares of Preferred Stock. Holders of Common Stock have no preemptive rights and no right to convert their Common Stock into any other securities. There are no redemption or sinking fund provisions applicable to the Common Stock. All outstanding shares of Common Stock are, and all shares of Common Stock to be outstanding upon completion of the Offerings will be, fully paid and nonassessable.

PREFERRED STOCK

  Upon the closing of the Offerings, all outstanding Preferred Stock of the Company will be converted into Common Stock. The Board of Directors will have the authority, without further action by the stockholders, to issue up to 5,000,000 shares of Preferred Stock in one or more series and to fix the rights, preferences, privileges and restrictions thereof, including dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences, sinking fund terms and the number of shares constituting any series or the designation of such series, without any further vote or action by the stockholders. The issuance of Preferred Stock could adversely affect the voting power of holders of Common Stock and the likelihood that such holders will receive dividend payments and payments upon liquidation may have the effect of delaying, deferring or preventing a change in control of the Company, which could have a depressive effect on the market price of the Company's Common Stock. The Company has no present plan to issue any shares of Preferred Stock.

WARRANTS

  In connection with the Company's October 1997 private placement of Series C Preferred Stock, the Company issued to the placement agent, NationsBanc Montgomery Securities LLC, a warrant to purchase 65,714 shares of its Series C Preferred Stock at an exercise price of $10.50 per share, exercisable at any time through October 10, 2002. Upon the consummation of the Offerings, and conversion of all outstanding shares of Preferred Stock into Common Stock, the warrant shall become a warrant to purchase shares of Common Stock. The warrant is exercisable on a net issuance basis, and the holder is entitled to certain registration rights with respect to the Common Stock issuable upon exercise of the warrant. See "--Registration Rights."

  In September 1998, the Company entered into a $5.0 million revolving line of credit with a bank. The loan will bear interest at the bank's prime rate, payable quarterly, and repayment of any borrowings is due on September 4, 1999. A stockholder of the Company provided a personal guarantee of the revolving line of credit in exchange for a warrant to acquire 57,142 shares of Common Stock at an exercise price of $12.25 per share.

REGISTRATION RIGHTS

  The holders of an aggregate of 4,652,710 shares of Common Stock (consisting of shares to be issued upon the conversion of all outstanding shares of Preferred Stock upon completion of the Offerings) and a holder of a warrant which is exercisable for 65,714 shares of Common Stock (collectively, the "Holders") will be entitled to certain rights with respect to the registration of such shares under the Securities Act upon the consummation of the Offerings. If the Company proposes to register any of its securities under the Securities Act, either for its own account or for the account of other security holders, the Holders are entitled to notice of the registration and are entitled to include, at the Company's expense, such shares therein. In addition, certain of the Holders may require the Company at its expense on not more than two occasions at any time beginning 180 days from the effective date of the Offerings to file a Registration Statement under the Securities Act, with respect to their shares of Common Stock, and the Company is required to use its best efforts to effect the registration, subject to certain conditions and limitations. Further, the Holders may require the Company at its expense to register their shares on Form S-3 when such form becomes available to the Company, subject to certain conditions and limitations.

DELAWARE ANTI-TAKEOVER LAW AND CERTAIN CHARTER PROVISIONS

  The Company is subject to the provisions of Section 203 of the Delaware General Corporation Law (the "Delaware Law"), an anti-takeover law. In general, the statute prohibits a publicly-held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. A "business combination" includes a merger, asset sale or other transaction resulting in a financial benefit to the stockholder. For purposes of Section 203, an "interested stockholder" is a person who, together with affiliates and associates, owns (or within three years prior, did own) 15% or more of the corporation's voting stock.

  The Restated Certificate provides that each director will serve for a three-year term, with approximately one-third of the directors to be elected annually. Candidates for election as directors may be nominated only by the Board of Directors or by a stockholder who gives written notice to the Company no later than 60 days prior nor earlier than 90 days prior to the first anniversary of the last annual meeting of stockholders. The Company may have the number of directors as determined from time to time pursuant to a resolution of the Board of Directors, which currently consists of seven members. Between stockholder meetings, the Board of Directors may appoint new directors to fill vacancies or newly created directorships. The Restated Certificate will not provide for cumulative voting at stockholder meetings for election of directors. As a result, stockholders controlling more than 50% of the outstanding Common Stock can elect the entire Board of Directors. A director may be removed from office only for cause by the affirmative vote of a majority of the combined voting power of the then outstanding shares of stock entitled to vote generally in the election of directors.

  The Restated Certificate requires that any action required or permitted to be taken by stockholders of the Company must be effected at a duly called annual or special meeting of stockholders and may not be effected by a consent in writing. The Restated Certificate also provides that the authorized number of directors may be changed only by resolution of the Board of Directors. Delaware Law and these charter provisions may have the effect of deterring hostile takeovers or delaying changes in control or management of the Company, which could have a depressive effect on the market price of the Company's Common Stock. See "Management--Directors, Executive Officers and Key Employees."

LIMITATION OF LIABILITY AND INDEMNIFICATION

  The Company's Restated Certificate contains certain provisions permitted under Delaware Law relating to the liability of directors. These provisions eliminate a director's personal liability for monetary damages resulting from a breach of fiduciary duty, except in certain circumstances involving certain wrongful acts, such as (i) for any breach of the director's duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware Law, or (iv) for any transaction from which the director derives an improper personal benefit. These provisions do not limit or eliminate the rights of the Company or any stockholder to seek non-monetary relief, such as an injunction or rescission, in the event of a breach of director's fiduciary duty. These provisions will not alter a directors liability under federal securities laws. The Restated Certificate also contains provisions indemnifying the directors and executive officers of the Company to the fullest extent permitted by Delaware Law. The Company believes that these provisions will assist the Company in attracting and retaining qualified individuals to serve as directors and executive officers.

TRANSFER AGENT

  The transfer agent for the Common Stock of the Company is American Securities Transfer & Trust, Inc. The transfer agent's mailing address is P.O. Box 1596, Denver, Colorado 80201.

                        SHARES ELIGIBLE FOR FUTURE SALE

  Prior to the Offerings, there has been no market for the Common Stock of the Company. Future sales of substantial amounts of Common Stock in the public market could adversely affect market prices prevailing from time to time. Furthermore, since only a limited number of shares will be available for sale shortly after the Offerings because of certain contractual and legal restrictions on resale described below, sales of substantial amounts of Common Stock of the Company in the public market after the restrictions lapse could adversely affect the prevailing market price and the ability of the Company to raise equity capital in the future.

  Upon completion of the Offerings, the Company will have outstanding an aggregate of 9,594,380 shares of Common Stock, assuming no exercise of the Underwriters' over-allotment option and no exercise of outstanding options and warrants and based upon the number of shares outstanding as of September 14, 1998. Of these shares, all of the shares sold in the Offerings will be freely tradable without restriction or further registration under the Securities Act, unless such shares are purchased by "affiliates" of the Company, as that term is defined in Rule 144 under the Securities Act ("Affiliates"). The remaining 6,594,380 shares of Common Stock held by existing stockholders were issued and sold by the Company in reliance on exemptions from the registration requirements of the Securities Act and are "restricted securities" as that term is defined in Rule 144 under the Securities Act (the "Restricted Shares"). 5,243,827 of the Restricted Shares are held by Affiliates. Of these shares, 54,313 will be available for sale upon the effective date of the Registration Statement of which this Prospectus is a part (the "Effective Date"). Beginning 180 days after the Effective Date, approximately 6,520,782 of the Restricted Shares will become eligible for sale subject to the provisions of Rule 144, Rule 144(k) or Rule 701 promulgated under the Securities Act, upon the expiration of agreements not to sell such shares (the "Lock-Up Agreements").

  Pursuant to the Lock-Up Agreements, the Company, the executive officers and directors and substantially all of the stockholders of the Company, which hold substantially all of the Restricted Shares, have agreed that they will not, without the prior written consent of Merrill Lynch, directly or indirectly, (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant for the sale of, or otherwise dispose of or transfer any shares of Common Stock or any securities convertible into or exchangeable or exercisable for shares of Common Stock whether now owned or thereafter acquired by them; or (ii) enter into any swap or any other agreement or any transaction that transfers, in whole or in part, directly or indirectly, the economic consequence of ownership of the Common Stock, where any such swap or transaction is to be settled by delivery of Common Stock or other securities, in cash or otherwise, during the 180-day period commencing on the date of this Prospectus. The Company may, however, issue shares of Common Stock upon the exercise of stock options that are currently outstanding, and may grant additional options under its stock option plans, provided that, without the prior written consent of Merrill Lynch, the shares of Common Stock issuable upon exercise of such additional options shall not be sold during such period.

  In general, under Rule 144 as currently in effect, beginning 90 days after the date of this Prospectus, an Affiliate of the Company, or person (or persons whose shares are aggregated) who has beneficially owned Restricted Shares for at least one year, will be entitled to sell in any three-month period a number of shares that does not exceed the greater of (i) one percent of the then outstanding shares of the Company's Common Stock (approximately 95,943 shares immediately following the Offerings) or (ii) the average weekly trading volume of the Company's Common Stock in the Nasdaq National Market during the four calendar weeks immediately preceding the date on which notice of the sale is filed with the Securities and Exchange Commission. Sales pursuant to Rule 144 are subject to certain requirements relating to manner of sale, notice and availability of current public information about the Company. A person (or person whose shares are aggregated) who is not deemed to have been an Affiliate of the Company at any time during the 90 days immediately preceding the sale and who has beneficially owned Restricted Shares for at least two years is entitled to sell such shares pursuant to Rule 144(k) without regard to the limitations described above.

  An employee, officer or director of, or consultant to, the Company who purchased or was awarded shares or options to purchase shares pursuant to a written compensatory plan or contract is entitled to rely on the resale provisions of Rule 701 under the Securities Act, which permits Affiliates and non-Affiliates to sell their Rule 701 shares without having to comply with Rule 144's holding period restrictions, in each case commencing 90 days after the date of this Prospectus. In addition, non-Affiliates may sell Rule 701 shares without complying with the public information, volume and notice provisions of Rule 144.

  The Company intends to file a registration statement under the Securities Act covering shares of Common Stock reserved for issuance under the Incentive Plan, Purchase Plan, Directors' Plan and options granted outside of the Company's stock plans. Based on the number of options outstanding and options and shares reserved for issuance at June 30, 1998, such registration statement will cover approximately 1.7 million shares. Such registration statement is expected to be filed and to become effective as soon as practicable after the date hereof. Shares registered under such registration statement will, subject to Rule 144 volume limitations applicable to Affiliates, be available for sale in the open market, unless such shares are subject to vesting restrictions with the Company or the Lock-Up Agreements described above.

  Upon completion of the Offerings, the holders of 4,652,710 shares of Common Stock (consisting of shares to be issued upon the conversion of all outstanding shares of Preferred Stock upon completion of the Offerings) and a warrant to purchase 65,714 shares of Common Stock will be entitled to certain rights with respect to the registration of such shares under the Securities Act. Registration of such shares under the Securities Act would result in such shares becoming freely tradable without restriction under the Securities Act (except for shares purchased by Affiliates) immediately upon the effectiveness of such registration. See "Description of Capital Stock--Registration Rights."

                                  UNDERWRITING

  Merrill Lynch, Pierce, Fenner & Smith Incorporated, NationsBanc Montgomery Securities LLC and BancBoston Robertson Stephens Inc. are acting as representatives (the "U.S. Representatives") of each of the U.S. Underwriters named below (the "U.S. Underwriters"). Subject to the terms and conditions set forth in a U.S. purchase agreement (the "U.S. Purchase Agreement") among the Company and the U.S. Underwriters, and concurrently with the sale of 600,000 shares of Common Stock to the International Managers (as defined below), the Company has agreed to sell to the U.S. Underwriters, and each of the U.S. Underwriters severally and not jointly has agreed to purchase from the Company, the number of shares of Common Stock set forth opposite its name below.

                                                                       NUMBER OF
       U.S. UNDERWRITER                                                 SHARES
       ----------------                                                ---------
  Merrill Lynch, Pierce, Fenner & Smith
       Incorporated...................................................
  NationsBanc Montgomery Securities LLC...............................
  BancBoston Robertson Stephens Inc...................................
                                                                       ---------
       Total.......................................................... 2,400,000
                                                                       =========

  The Company has also entered into an international purchase agreement (the "International Purchase Agreement") with certain underwriters outside the United States and Canada (the "International Managers" and, together with the U.S. Underwriters, the "Underwriters"). Subject to the terms and conditions set forth in the International Purchase Agreement, and concurrently with the sale of 2,400,000 shares of Common Stock to the U.S. Underwriters pursuant to the U.S. Purchase Agreement, the Company has agreed to sell to the International Managers, and the International Managers severally have agreed to purchase from the Company, an aggregate of 600,000 shares of Common Stock. The initial public offering price per share and the total underwriting discount per share of Common Stock are identical under the U.S. Purchase Agreement and the International Purchase Agreement.

  In the U.S. Purchase Agreement and the International Purchase Agreement, the several U.S. Underwriters and the several International Managers, respectively, have agreed, subject to the terms and conditions set forth therein, to purchase all of the shares of Common Stock being sold pursuant to each such agreement if any of the shares of Common Stock being sold pursuant to such agreement are purchased. Under certain circumstances, under the U.S. Purchase Agreement and the International Purchase Agreement, the commitments of non-defaulting Underwriters may be increased. The closings with respect to the sale of shares of Common Stock to be purchased by the U.S. Underwriters and the International Managers are conditioned upon one another.

  The U.S. Underwriters and the International Managers have entered into an intersyndicate agreement (the "Intersyndicate Agreement") that provides for the coordination of their activities. Pursuant to the Intersyndicate Agreement, the U.S. Underwriters and the International Managers are permitted to sell shares of Common Stock to each other for purposes of resale at the initial public offering price, less an amount not greater than the selling concession. Under the terms of the Intersyndicate Agreement, the U.S. Underwriters and any dealer to whom they sell shares of Common Stock will not offer to sell or sell shares of Common Stock to persons who are non-U.S. or non-Canadian persons or to persons they believe intend to resell to persons who are non-U.S. or non-Canadian persons, and the International Managers and any dealer to whom they sell shares of Common Stock will not offer to sell or sell shares of Common Stock to persons who are U.S. or Canadian persons or to persons they believe intend to resell to persons who are U.S. or Canadian persons, except in each case for transactions pursuant to the Intersyndicate Agreement.

  The U.S. Representatives have advised the Company that the U.S. Underwriters propose initially to offer the shares of Common Stock to the public at the initial public offering price set forth on the cover page of this Prospectus, and to certain dealers at such price less a concession not in excess of
$        per share of Common Stock. The U.S. Underwriters may allow, and such
dealers may reallow, a discount not in excess of $        per share of Common
Stock on sales to certain other dealers. After the initial public offering, the public offering price, concession and discount may be changed.

  The Company has granted an option to the U.S. Underwriters, exercisable for 30 days after the date of this Prospectus, to purchase up to an aggregate of 360,000 additional shares of Common Stock at the initial public offering price set forth on the cover page of this Prospectus, less the underwriting discount. The U.S. Underwriters may exercise this option solely to cover over-allotments, if any, made on the sale of the Common Stock offered hereby. To the extent that the U.S. Underwriters exercise this option, each U.S. Underwriter will be obligated, subject to certain conditions, to purchase a number of additional shares of Common Stock proportionate to such U.S. Underwriter's initial amount reflected in the foregoing table. The Company also has granted an option to the International Managers, exercisable for 30 days after the date of this Prospectus, to purchase up to an aggregate of 90,000 additional shares of Common Stock to cover over-allotments, if any, on terms similar to those granted to the U.S. Underwriters.

  At the request of the Company, the Underwriters have reserved for sale, at the initial public offering price, up to 10% of the shares offered hereby to be sold to certain directors, officers, employees, stockholders and business associates of the Company and related persons. The number of shares of Common Stock available for sale to the general public will be reduced to the extent such persons purchase such reserved shares. Any reserved shares which are not orally confirmed for purchase within one day of the pricing of the Offerings will be offered by the Underwriters to the general public on the same terms as the other shares offered hereby.

  The Company, its officers, directors and certain stockholders have agreed, subject to certain exceptions, not to directly or indirectly (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant for the sale of or otherwise dispose of or transfer any shares of Common Stock or securities convertible into or exchangeable or exercisable for Common Stock, whether now owned or thereafter acquired by the person executing the agreement or with respect to which the person executing the agreement thereafter acquires the power of disposition, or file a registration statement under the Securities Act with respect to the foregoing or (ii) enter into any swap or other agreement that transfers, in whole or in part, the economic consequence of ownership of the Common Stock whether any such swap or transaction is to be settled by delivery of Common Stock or other securities, in cash or otherwise, without the prior written consent of Merrill Lynch on behalf of the Underwriters for a period of 180 days after the date of this Prospectus. See "Shares Eligible for Future Sale."

  The Underwriters do not expect sales of the Common Stock to any accounts over which they exercise discretionary authority to exceed 5% of the number of shares being offered hereby.

  Prior to the Offerings, there has been no public market for the Common Stock of the Company. The initial public offering price will be determined through negotiations between the Company, the U.S. Representatives and the International Managers. The factors considered in determining the initial public offering price, in addition to prevailing market conditions, are price-earnings ratios of publicly traded companies that the U.S. Representatives believe to be comparable to the Company, certain financial information of the Company, the history of, and the prospects for, the Company and the industry in which it competes, and an assessment of the Company's management, its past and present operations, the prospects for, and timing of, future revenues of the Company, the present state of the Company's development, and the above factors in relation to market values and various valuation measures of other companies engaged in activities similar to the Company. There can be no assurance that an active trading market will develop for the Common Stock or that the Common Stock will trade in the public market subsequent to the Offerings at or above the initial public offering price.

  The Company has agreed to indemnify the U.S. Underwriters and the International Managers against certain liabilities, including certain liabilities under the Securities Act and other applicable securities laws, or to contribute to payments the Underwriters may be required to make in respect thereof.

  Until the distribution of the Common Stock is completed, rules of the Securities and Exchange Commission may limit the ability of the Underwriters and certain selling group members to bid for and purchase the Common Stock. As an exception to these rules, the U.S. Representatives are permitted to engage in certain transactions that stabilize the price of the Common Stock. Such transactions consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of the Common Stock.

  If the Underwriters create a short position in Common Stock in connection with the Offerings, i.e., if they sell more shares of Common Stock than are set forth on the cover page of this Prospectus, the U.S. Representatives may reduce that short position by purchasing Common Stock in the open market. The U.S. Representatives may also elect to reduce any short position by exercising all or part of the over-allotment option described above.

  The U.S. Representatives may also impose a penalty bid on certain Underwriters and selling group members. This means that if the U.S. Representatives purchase shares of Common Stock in the open market to reduce the Underwriters' short position or to stabilize the price of the shares of Common Stock, they may reclaim the amount of the selling concession from the Underwriters and selling group members who sold those shares as part of the Offerings.

  In general, purchases of a security for the purpose of stabilization or to reduce a short position could cause the price of the security to be higher than it might be in the absence of such purchases. The imposition of a penalty bid might also have an effect on the price of the Common Stock to the extent that it discourages resales of the Common Stock.

  Neither the Company nor any of the Underwriters makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the Common Stock. In addition, neither the Company nor any of the Underwriters makes any representation that the U.S. Representatives will engage in such transactions or that such transactions, once commenced, will not be discontinued without notice.

  In connection with the Company's October 1997 private placement of Series C Preferred Stock, one of the U.S. Representatives, NationsBanc Montgomery Securities LLC, acted as a placement agent, and, as consideration for its services, received a warrant to purchase 65,714 shares of the Company's Series C Preferred Stock at an exercise price of $10.50 per share, exercisable at any time through October 10, 2002. Upon the consummation of the Offerings and conversion of all outstanding shares of Preferred Stock into Common Stock, the warrant shall become a warrant to purchase shares of Common Stock. The warrant is exercisable on a net issuance basis, and the holder is entitled to certain registration rights with respect to the Common Stock issuable upon exercise of the warrant. See "Description of Capital Stock--Warrants," "--Registration Rights" and "Certain Transactions."

                                 LEGAL MATTERS

  Certain legal matters with respect to the validity of the shares of Common Stock offered hereby will be passed upon for the Company by Cooley Godward LLP, Palo Alto, California. Certain legal matters relating to the Offerings will be passed upon for the Underwriters by Brown & Wood LLP, New York, New York. Certain legal matters with respect to information contained in this Prospectus under the captions "Risk Factors--No Assurance of Marketing Approval; Government Regulation" and "Business--Government Regulation" will be passed upon by Hyman, Phelps & McNamara, P.C.

                                    EXPERTS

  The financial statements of Sensus Drug Development Corporation at December 31, 1996 and 1997, and for each of the three years in the period ended December 31, 1997, appearing in this Prospectus and Registration Statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                             AVAILABLE INFORMATION

  The Company has filed with the Securities and Exchange Commission (the "Commission") a Registration Statement on Form S-1 under the Securities Act with respect to the Common Stock offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement, certain portions of which are omitted as permitted by the rules and regulations of the Commission. For further information pertaining to the Company and the Common Stock offered hereby, reference is made to the Registration Statement, including the exhibits thereto and the financial statements, notes and schedules filed as a part thereof. Statements contained in this Prospectus regarding the contents of any contract or other document referred to herein or therein are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement or such other document, each such statement being qualified in all respects by such reference.

  Upon completion of the Offerings, the Company will be subject to the informational requirements of the Securities Exchange Act of 1934, as amended, and, in accordance therewith, will file reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information, as well as the Registration Statement and the exhibits and schedules thereto, may be inspected, without charge, at the public reference facility maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following regional offices of the Commission: Seven World Trade Center, 13th Floor, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such material may also be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates or accessed electronically by means of the Commission's home page on the Internet at http://www.sec.gov.

  The Company intends to distribute to its stockholders annual reports containing financial statements audited by its independent auditors and will make available copies of quarterly reports for the first three quarters of each fiscal year containing unaudited financial information.

                      SENSUS DRUG DEVELOPMENT CORPORATION
                         (A DEVELOPMENT STAGE COMPANY)

                         INDEX TO FINANCIAL STATEMENTS

Audited Financial Statements
Report of Independent Auditors.............................................  F-2
Balance Sheets as of December 31, 1996 and 1997 and June 30, 1998
 (unaudited)...............................................................  F-3
Statements of Operations for the years ended December 31, 1995, 1996 and
 1997, the six months ended June 30, 1997 (unaudited) and 1998 (unaudited), and the period from June 23, 1994 (inception) to June 30, 1998
 (unaudited)...............................................................  F-4
Statements of Stockholders' Equity (Deficit) for the period from June 23,
 1994 (inception) to December 31, 1994, years ended December 31, 1995, 1996 and 1997, and six months ended June 30, 1998 (unaudited)..................  F-5
Statements of Cash Flows for the years ended December 31, 1995, 1996 and
 1997, the six months ended June 30, 1997 (unaudited) and 1998 (unaudited), and the period from June 23, 1994 (inception) to June 30, 1998
 (unaudited)...............................................................  F-6
Notes to Financial Statements..............................................  F-7

                        REPORT OF INDEPENDENT AUDITORS

Board of Directors and Stockholders
Sensus Drug Development Corporation

  We have audited the accompanying balance sheets of Sensus Drug Development Corporation (a development stage company) as of December 31, 1997 and 1996, and the related statements of operations, stockholders' equity (deficit) and cash flows for each of the three years in the period ended December 31, 1997 and the cumulative period from June 23, 1994 (inception) to December 31, 1997 (not separately presented herein). These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Sensus Drug Development Corporation (a development stage company) at December 31, 1997 and 1996, and the results of its operations and cash flows for each of the three years in the period ended December 31, 1997 and the cumulative period from June 23, 1994 (inception) to December 31, 1997 (not separately presented herein), in conformity with generally accepted accounting principles.

                                          /s/ Ernst & Young LLP

Austin, Texas
February 23, 1998, except for Note 7,

 as to which the date is September 4, 1998

                      SENSUS DRUG DEVELOPMENT CORPORATION
                         (A DEVELOPMENT STAGE COMPANY)

                                 BALANCE SHEETS

                                             DECEMBER 31,
                                       --------------------------    JUNE 30,
                                           1996          1997          1998
                                       ------------  ------------  ------------
                                                                   (UNAUDITED)
ASSETS
Current assets:
  Cash and cash equivalents........... $     44,519  $ 17,242,579  $  3,773,568
  Receivables from related parties....       17,136        12,901        82,000
  Restricted cash equivalent..........          --            --      1,640,676
  Other...............................        4,989        97,520         3,530
                                       ------------  ------------  ------------
    Total current assets..............       66,644    17,353,000     5,499,774
Property and equipment, net...........      142,260       227,383       380,810
Refundable deposits...................                      4,515         4,515
Deferred offering costs...............          --            --        162,875
                                       ------------  ------------  ------------
    Total assets...................... $    208,904  $ 17,584,898  $  6,047,974
                                       ============  ============  ============
LIABILITIES AND STOCKHOLDERS' EQUITY
 (DEFICIT)
Current liabilities:
  Accounts payable--trade............. $  1,464,550  $  1,348,803  $    471,853
  Payables to related parties.........    1,409,557     5,108,025     1,838,067
  Accrued expenses and other..........      311,139       334,905       668,409
  Note payable........................          --            --      1,600,000
                                       ------------  ------------  ------------
    Total current liabilities.........    3,185,246     6,791,733     4,578,329
Stockholders' equity (deficit):
  Preferred Stock--$.001 par value,
   21,000,000 shares authorized:
    Series A--6,000,000 convertible
     shares designated and 1,342,234,
     1,668,764 and 1,668,764 shares
     issued and outstanding in 1996,
     1997 and 1998, respectively......        1,342         1,669         1,669
    Series B--2,000,000 convertible
     shares designated and 309,606
     shares issued and outstanding in
     1997 and 1998....................          --            310           310
    Series C--13,000,000 convertible
     shares designated and 2,674,340
     shares issued and outstanding in
     1997 and 1998....................          --          2,674         2,674
  Common Stock--$.001 par value,
   32,000,000 shares authorized:
   1,852,386, 1,865,243 and 1,922,385
   shares issued and outstanding in
   1996, 1997 and 1998, respectively..        1,852         1,865         1,922
  Additional paid-in capital..........    8,222,131    34,477,114    35,187,039
  Deferred compensation...............          --            --       (317,654)
  Deficit accumulated during the
   development stage..................  (11,201,667)  (23,690,467)  (33,406,315)
                                       ------------  ------------  ------------
    Total stockholders' equity
     (deficit)........................   (2,976,342)   10,793,165     1,469,645
                                       ------------  ------------  ------------
      Total liabilities and
       stockholders' equity (deficit). $    208,904  $ 17,584,898  $  6,047,974
                                       ============  ============  ============

                            See accompanying notes.

                      SENSUS DRUG DEVELOPMENT CORPORATION
                         (A DEVELOPMENT STAGE COMPANY)

                            STATEMENTS OF OPERATIONS

                                                                                                PERIOD FROM
                                YEAR ENDED DECEMBER 31,           SIX MONTHS ENDED JUNE 30,      INCEPTION
                          --------------------------------------  --------------------------  (JUNE 23, 1994)
                             1995         1996          1997          1997          1998      TO JUNE 30, 1998
                          -----------  -----------  ------------  ------------  ------------  ----------------
                                                                  (UNAUDITED)   (UNAUDITED)     (UNAUDITED)
Revenues................  $       --   $       --   $        --   $        --   $        --     $        --
Expenses:
 Research and
  development...........    3,322,090    5,021,256    10,965,057     2,774,844     8,029,428      27,447,317
 General and
  administrative........    1,127,321    1,096,790     1,597,233       761,000     1,512,580       5,723,963
                          -----------  -----------  ------------  ------------  ------------    ------------
 Total expenses.........    4,449,411    6,118,046    12,562,290     3,535,844     9,542,008      33,171,280
                          -----------  -----------  ------------  ------------  ------------    ------------
                           (4,449,411)  (6,118,046)  (12,562,290)   (3,535,844)   (9,542,008)    (33,171,280)
Interest expense........     (122,007)     (66,274)     (189,537)      (32,913)     (456,422)       (851,605)
Interest and other
 income.................       39,365       31,596       263,027           --        282,582         616,570
                          -----------  -----------  ------------  ------------  ------------    ------------
Net loss from
 development stage
 activities.............  $(4,532,053) $(6,152,724) $(12,488,800) $ (3,568,757) $ (9,715,848)   $(33,406,315)
                          ===========  ===========  ============  ============  ============    ============
Basic and diluted net
 loss per share.........  $     (2.38) $     (3.25) $      (6.71) $      (1.92) $      (5.07)
                          ===========  ===========  ============  ============  ============
Shares used in computing
 basic and diluted net
 loss per share.........    1,901,929    1,893,244     1,861,371     1,857,669     1,916,398
                          ===========  ===========  ============  ============  ============


                            See accompanying notes.

                      SENSUS DRUG DEVELOPMENT CORPORATION
                         (A DEVELOPMENT STAGE COMPANY)

                  STATEMENT OF STOCKHOLDERS' EQUITY (DEFICIT)

                       SERIES A            SERIES B            SERIES C
                    PREFERRED STOCK     PREFERRED STOCK     PREFERRED STOCK      COMMON STOCK
                  ------------------- ------------------- ------------------- -------------------- ADDITIONAL
                  NUMBER OF PAR VALUE NUMBER OF PAR VALUE NUMBER OF PAR VALUE NUMBER OF  PAR VALUE   PAID-IN      DEFERRED
                   SHARES     $.001    SHARES     $.001    SHARES     $.001    SHARES      $.001     CAPITAL    COMPENSATION
                  --------- --------- --------- --------- --------- --------- ---------  --------- -----------  ------------
 Stock sold in
 1994 for cash at
 $.035 per share.       --   $  --         --     $--           --   $  --    1,901,918    1,902   $      (770)  $     --
 Net loss from
 development
 stage
 activities......       --      --         --      --           --      --          --       --            --          --
                  ---------  ------    -------    ----    ---------  ------   ---------   ------   -----------   ---------
Balance at
December 31,
1994.............       --      --         --      --           --      --    1,901,918    1,902          (770)        --
 Stock sold in
 June 1995 for
 cash at $6.125
 per share.......   630,143     630        --      --           --      --          --       --      3,859,125         --
 Stock issued in
 July 1995 for
 technology at
 $6.125 per
 share...........   277,599     278        --      --           --      --          --       --      1,699,722         --
 Net loss from
 development
 stage
 activities......       --      --         --      --           --      --          --       --            --          --
                  ---------  ------    -------    ----    ---------  ------   ---------   ------   -----------   ---------
Balance at
December 31,
1995.............   907,742     908        --      --           --      --    1,901,918    1,902     5,558,077         --
 Stock sold for
 cash at $6.125
 per share.......   320,000     320        --      --           --      --          --       --      1,959,682         --
 Stock issued for
 technology at
 $6.125 per
 share...........   114,492     114        --      --           --      --          --       --        701,152         --
 Stock options
 issued for
 services........       --      --         --      --           --      --          --                   3,200         --
 Common stock
 reacquired and
 retired.........       --      --         --      --           --      --      (49,532)     (50)           20         --
 Net loss from
 development
 stage
 activities......       --      --         --      --           --      --          --       --            --          --
                  ---------  ------    -------    ----    ---------  ------   ---------   ------   -----------   ---------
Balance at
December 31,
1996............. 1,342,234   1,342        --      --           --      --    1,852,386    1,852     8,222,131         --
 Stock issued for
 cash at $6.125
 per share.......   326,530     329        --      --           --      --          --       --      1,999,675         --
 Stock options
 exercised.......       --      --         --      --           --      --       12,857       13         8,237         --
 Stock options
 issued for
 services........       --      --         --      --           --      --          --       --          2,363         --
 Stock issued for
 cash at $7.00
 per share.......       --      --     309,606     310          --      --          --       --      2,166,992         --
 Stock issued for
 cash at $8.75
 per share.......       --      --         --      --     2,674,340   2,674         --       --     23,397,826         --
 Series C
 Preferred Stock
 issuance costs..       --      --         --      --           --      --          --       --     (1,320,110)        --
 Net loss from
 development
 stage
 activities......       --      --         --      --           --      --          --       --            --          --
                  ---------  ------    -------    ----    ---------  ------   ---------   ------   -----------   ---------
Balance at
December 31,
1997............. 1,668,764   1,669    309,606     310    2,674,340   2,674   1,825,243    1,865    34,477,114         --
 Stock issued for
 services........       --      --         --      --           --      --       57,142       57       349,943         --
 Deferred
 compensation,
 net of
 amortization....       --      --         --      --           --      --                   --        359,982    (317,654)
 Net loss from
 development
 stage
 activities......       --      --         --      --           --      --          --       --            --          --
                  ---------  ------    -------    ----    ---------  ------   ---------   ------   -----------   ---------
Balance at June
30, 1998
(unaudited)...... 1,668,764  $1,669    309,606    $310    2,674,340  $2,674   1,922,385   $1,922   $35,187,039   $(317,654)
                  =========  ======    =======    ====    =========  ======   =========   ======   ===========   =========
                    DEFICIT
                  ACCUMULATED
                   DURING THE        TOTAL
                  DEVELOPMENT    STOCKHOLDERS'
                     STAGE      EQUITY (DEFICIT)
                  ------------- ----------------
 Stock sold in
 1994 for cash at
 $.035 per share. $        --     $     1,132
 Net loss from
 development
 stage
 activities......     (516,890)      (516,890)
                  ------------- ----------------
Balance at
December 31,
1994.............     (516,890)      (515,758)
 Stock sold in
 June 1995 for
 cash at $6.125
 per share.......          --       3,859,755
 Stock issued in
 July 1995 for
 technology at
 $6.125 per
 share...........          --       1,700,000
 Net loss from
 development
 stage
 activities......   (4,532,053)    (4,532,053)
                  ------------- ----------------
Balance at
December 31,
1995.............   (5,048,943)       511,944
 Stock sold for
 cash at $6.125
 per share.......          --       1,960,002
 Stock issued for
 technology at
 $6.125 per
 share...........          --         701,266
 Stock options
 issued for
 services........          --           3,200
 Common stock
 reacquired and
 retired.........          --             (30)
 Net loss from
 development
 stage
 activities......   (6,152,724)    (6,152,724)
                  ------------- ----------------
Balance at
December 31,
1996.............  (11,201,667)    (2,976,342)
 Stock issued for
 cash at $6.125
 per share.......          --       2,000,002
 Stock options
 exercised.......          --           8,250
 Stock options
 issued for
 services........          --           2,363
 Stock issued for
 cash at $7.00
 per share.......          --       2,167,302
 Stock issued for
 cash at $8.75
 per share.......          --      23,400,500
 Series C
 Preferred Stock
 issuance costs..          --      (1,320,110)
 Net loss from
 development
 stage
 activities......  (12,488,800)   (12,488,800)
                  ------------- ----------------
Balance at
December 31,
1997.............  (23,690,467)    10,793,165
 Stock issued for
 services........          --         350,000
 Deferred
 compensation,
 net of
 amortization....          --          42,328
 Net loss from
 development
 stage
 activities......   (9,715,848)    (9,715,848)
                  ------------- ----------------
Balance at June
30, 1998
(unaudited)...... $(33,406,315)   $ 1,469,645
                  ============= ================

                          See accompanying notes.

                      SENSUS DRUG DEVELOPMENT CORPORATION
                         (A DEVELOPMENT STAGE COMPANY)

                            STATEMENTS OF CASH FLOWS

                                                                                                PERIOD FROM
                                YEAR ENDED DECEMBER 31,           SIX MONTHS ENDED JUNE 30,      INCEPTION
                          --------------------------------------  --------------------------  (JUNE 23, 1994)
                             1995         1996          1997          1997          1998      TO JUNE 30, 1998
                          -----------  -----------  ------------  ------------  ------------  ----------------
                                                                  (UNAUDITED)   (UNAUDITED)     (UNAUDITED)
OPERATING ACTIVITIES
Net loss from
 development stage
 activities.............  $(4,532,053) $(6,152,724) $(12,488,800) $ (3,568,757) $ (9,715,848)   $(33,406,315)
 Adjustment to reconcile
  net loss to cash used
  in operating
  activities:
 Depreciation expense...       41,851       54,681        60,177        29,069        42,177         216,392
 Stock issued for
  technology............    1,700,000      701,266           --            --            --        2,401,266
 Stock options and
  common stock issued
  for services..........          --         3,200         2,363           --        350,000         355,563
 Deferred compensation
  for stock options.....          --           --            --            --         42,328          42,328
 Decrease (increase) in
  receivables from
  related parties.......       58,712       71,561         4,235       (15,871)      (69,099)        (82,000)
 Decrease (increase) in
  other assets..........          --        (4,989)      (97,046)        4,989        93,990          (8,045)
 Increase (decrease) in
  accounts payable--
  trade.................      176,507    1,281,228      (115,747)     (883,533)     (876,950)        471,853
 Increase (decrease) in
  payables to related
  parties...............      260,932      440,553     3,698,468       439,246    (3,269,958)      1,838,067
 Increase (decrease) in
  accrued expenses and
  other.................          157      277,306        23,766      (182,886)      333,504         668,409
                          -----------  -----------  ------------  ------------  ------------    ------------
Net cash used in
 operating activities...   (2,293,894)  (3,327,918)   (8,912,584)   (4,177,743)  (13,069,856)    (27,502,482)
                          -----------  -----------  ------------  ------------  ------------    ------------
INVESTING ACTIVITIES
Purchase of property and
 equipment..............      (79,149)     (34,560)     (145,300)      (13,551)     (195,604)       (597,202)
Restricted cash
 equivalent.............                       --                          --     (1,640,676)     (1,640,676)
                          -----------  -----------  ------------  ------------  ------------    ------------
Net cash used in
 investing activities...      (79,149)     (34,560)     (145,300)      (13,551)   (1,836,280)     (2,237,878)
                          -----------  -----------  ------------  ------------  ------------    ------------
FINANCING ACTIVITIES
Proceeds from sale of
 Common Stock...........          --           --          8,250         7,400           --            9,382
Proceeds from sale of
 Series A Preferred
 Stock..................    3,859,755    1,960,002     2,000,002     2,000,000           --        7,819,759
Proceeds from sale of
 Series B Preferred
 Stock..................          --           --      2,167,302     2,167,302           --        2,167,302
Proceeds from sale of
 Series C Preferred
 Stock, net of stock
 issuance costs.........          --           --     22,080,390           --            --       22,080,390
Repurchase of Common
 Stock..................                       (30)          --            --            --              (30)
Deferred offering costs.          --           --            --            --       (162,875)       (162,875)
Proceeds from note
 payable................          --                         --            --      2,861,000       2,861,000
Payments on note
 payable................          --           --            --            --     (1,261,000)     (1,261,000)
                          -----------  -----------  ------------  ------------  ------------    ------------
Net cash provided by
 financing activities...    3,859,755    1,959,972    26,255,944     4,174,702     1,437,125      33,513,928
                          -----------  -----------  ------------  ------------  ------------    ------------
Increase (decrease) in
 cash and cash
 equivalents............    1,486,712   (1,402,506)   17,198,060       (16,592)  (13,469,011)      3,773,568
Cash and cash
 equivalents, beginning
 of year or period......      (39,687)   1,447,025        44,519        44,519    17,242,579             --
                          -----------  -----------  ------------  ------------  ------------    ------------
Cash and cash
 equivalents, end of
 year or period.........  $ 1,447,025  $    44,519  $ 17,242,579  $     27,927  $  3,773,568    $  3,773,568
                          ===========  ===========  ============  ============  ============    ============

                            See accompanying notes.

                      SENSUS DRUG DEVELOPMENT CORPORATION
                         (A DEVELOPMENT STAGE COMPANY)

                         NOTES TO FINANCIAL STATEMENTS

                               DECEMBER 31, 1997
  (INFORMATION WITH RESPECT TO THE SIX MONTHS ENDED JUNE 30, 1997 AND 1998 IS
                                  UNAUDITED.)

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

ORGANIZATION AND BUSINESS

  Sensus Drug Development Corporation (a development stage company) (the "Company") was incorporated under the laws of the state of Delaware on June 23, 1994. Sensus is an emerging pharmaceutical company that is developing drugs to treat endocrine and metabolic diseases and disorders. The Company's first drug candidate, Trovert, is initially targeted for the treatment of acromegaly, a disease caused by excess growth hormone, and certain complications associated with diabetes.

  The Company's activities since incorporation have primarily consisted of establishing its facilities, recruiting personnel, conducting research and development, performing clinical trials, performing marketing studies, developing business and financial plans and raising capital. As a result, the Company is considered a "development stage company."

INTERIM FINANCIAL INFORMATION

  The financial information at June 30, 1998 and for the six-month periods ended June 30, 1997 and 1998 is unaudited but includes all adjustments (consisting only of normal recurring adjustments) which the Company considers necessary for a fair presentation of the financial position at such date and the operating results and cash flows for those periods. Results for the six months ended June 30, 1998 are not necessarily indicative of the results for the entire year.

USE OF ESTIMATES

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

CASH EQUIVALENTS

  Investments with a maturity of three months or less when purchased are considered to be cash equivalents and are stated at cost.

PROPERTY AND EQUIPMENT

  Property and equipment are carried at cost less accumulated depreciation. Depreciation of property and equipment is computed using the straight-line method over the useful lives of the assets (generally three to seven years).

REVENUE RECOGNITION

  From inception through June 30, 1998, the Company has been engaged in research and development activities, and has not recognized any revenues.

RESEARCH AND DEVELOPMENT

  All costs for research and development activities, including costs associated with the manufacture of Trovert for clinical trials and the purchase of growth hormone technology, are expensed as incurred.

                      SENSUS DRUG DEVELOPMENT CORPORATION
                         (A DEVELOPMENT STAGE COMPANY)

                  NOTES TO FINANCIAL STATEMENTS--(CONTINUED)

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

INCOME TAXES

  The Company accounts for income taxes in accordance with Financial Accounting Standards Board ("FASB") Statement No. 109, Accounting for Income Taxes. This statement prescribes the use of the liability method whereby deferred tax asset and liability account balances are determined based on differences between financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse.

NET LOSS PER SHARE

  In February 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards ("SFAS") No. 128, Earnings Per Share. SFAS No. 128 replaced the calculation of primary and fully diluted earnings per share with basic and diluted earnings per share. Unlike primary earnings per share, basic earnings per share excludes any dilutive effects of options, warrants and convertible securities. Net loss per share is computed in accordance with SFAS No. 128 by dividing the net loss allocable to holders of Common Stock by the weighted average number of shares of Common Stock outstanding. As of December 31, 1997, the Company has certain options, warrants and Preferred Stock which have not been used in the calculation of diluted net loss per share because to do so would be anti-dilutive. As such, the numerator and the denominator used in computing both basic and diluted net loss per share allocable to holders of Common Stock are equal.

  Pursuant to Securities and Exchange Commission ("SEC") Staff Accounting Bulletin No. 98 and SEC staff policy, all Common Stock issued for nominal consideration during the periods presented herein and through the filing of the registration statement for the offering described in Note 7 are to be reflected in a manner similar to a stock split or stock dividend for which retroactive treatment is required in the calculation of pro-forma basic net loss per share. The Company has not made any such issuances. Similarly, Common Stock and Common Stock equivalents issued for nominal consideration during the periods presented herein and through the filing of the registration statement for the offering described in Note 7 are to be reflected in a manner similar to a stock split or stock dividend for which retroactive treatment is required in the calculation of pro forma diluted net loss per share, even if anti-dilutive. The Company has not made any such issuances.

PRO FORMA NET LOSS PER SHARE (UNAUDITED)

  The Company's historical capital structure is not indicative of its prospective structure due to the automatic conversion of all shares of Preferred Stock into Common Stock concurrent with the closing of the Company's anticipated initial public offering. Therefore, a pro forma calculation assuming the conversion of all outstanding shares of Preferred Stock into Common Stock upon the Company's initial public offering using the if-converted method is presented below.

                                                            YEAR     SIX MONTHS
                                                           ENDED       ENDED
                                                        DECEMBER 31,  JUNE 30,
                                                            1997        1998
                                                        ------------ ----------
  Pro forma basic and diluted net loss per share......   $   (2.87)  $   (1.48)
                                                         =========   =========
  Shares used in computing pro forma basic and diluted
   net loss per share.................................   4,353,767   6,569,142
                                                         =========   =========

  The pro forma net loss per share allocable to holders of Common Stock and shares used in computing pro forma net loss per share allocable to holders of Common Stock have been presented reflecting the automatic conversion into shares of Common Stock of the Preferred Stock upon completion of the offering described in Note 7 (see Note 3) using the if-converted method from their respective dates of issuance.

                      SENSUS DRUG DEVELOPMENT CORPORATION
                         (A DEVELOPMENT STAGE COMPANY)

                  NOTES TO FINANCIAL STATEMENTS--(CONTINUED)


1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

  The Company has certain stock options and a warrant which have not been used in the calculation of diluted net loss per share because to do so would be anti-dilutive. As such, the numerator and denominator used in computing both basic and diluted pro forma net loss per share allocable to holders of Common Stock are equal.

RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS

  In June 1997, the FASB issued SFAS No. 130, Reporting Comprehensive Income. This statement establishes standards for reporting and display of comprehensive income and its components (revenues, expenses, gains and losses) in a full set of general purpose financial statements. This statement requires that all items that are required to be recognized under accounting standards as components of comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements. The statement is effective for fiscal years beginning after December 15, 1997. The Company believes that the adoption of SFAS 130 will not have a material effect on its financial statements.

  In June 1997, the Financial Accounting Standards Board also issued SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information." SFAS No. 131 establishes the standards for the manner in which public enterprises are required to report financial and descriptive information about their operating segments. The statement defines operating segments as components of an enterprise for which separate financial information is available and evaluated regularly as a means for assessing segment performance and allocating resources to segments. A measure of profit or loss, total assets and other related information are required to be disclosed for each operating segment. In addition, this statement requires the annual disclosure of information concerning revenues derived from the enterprise's products or services, countries in which it earns revenue or holds assets, and major customers. The statement is also effective for fiscal years beginning after December 15, 1997. The adoption of SFAS No. 131 will not affect the Company's results of operations or financial position, but may affect the disclosure of segment information in the future.

2. PROPERTY AND EQUIPMENT

  Property and equipment consisted of the following at December 31, 1996 and 1997:

                                                              DECEMBER 31,
                                                           --------------------
                                                             1996       1997
                                                           ---------  ---------
     Office equipment..................................... $ 139,117  $ 159,512
     Leasehold improvements...............................    68,776    152,521
     Office furniture and fixtures........................    48,405     89,565
                                                           ---------  ---------
                                                             256,298    401,598
     Accumulated depreciation.............................  (114,038)  (174,215)
                                                           ---------  ---------
                                                           $ 142,260  $ 227,383
                                                           =========  =========

3. STOCKHOLDERS' EQUITY

STOCK SPLIT

  In May 1995, the Company effected a stock split of Common Stock, exchanging
59.22 shares for each share then outstanding. Additionally, in September 1998 the Board of Directors of the Company approved a 1-for-3.5 reverse split of Common and Preferred Stock to be effective immediately prior to the effective date of the Company's initial public offering. See Note 7. All Common Stock and Preferred Stock information has been adjusted to reflect the stock splits as if such splits had taken place at June 23, 1994 (inception of the Company).

                      SENSUS DRUG DEVELOPMENT CORPORATION
                         (A DEVELOPMENT STAGE COMPANY)

                  NOTES TO FINANCIAL STATEMENTS--(CONTINUED)


3. STOCKHOLDERS' EQUITY (CONTINUED)

CHANGE IN PAR VALUE

  In May 1995, the Company changed the par value of Common Stock and Preferred Stock to $.001 per share. All stock information has been adjusted to reflect the change in par value as if such change had taken place at June 23, 1994 (inception of the Company).

PREFERRED STOCK

  In the period from June 1995 through January 1997, the Company issued a total of 1,668,764 shares of Series A Preferred Stock at $6.125 per share. In March 1997, the Company issued 309,606 shares of Series B Preferred Stock at $7.00 per share. In October 1997, the Company issued 2,674,340 shares of Series C Preferred Stock at $8.75 per share. The Preferred Stock is convertible into Common Stock at the option of the holder thereof at any time based upon the conversion price defined in the Company's Amended and Restated Certificate of Incorporation. However, each share of Preferred Stock shall be automatically converted into Common Stock, at the then applicable conversion rate, upon the affirmative vote of at least a majority of the outstanding shares of Preferred or in the event of an underwritten public offering of the Common Stock of the Company that meet certain price per share and aggregate offering proceeds thresholds, set forth in the Amended and Restated Certificate of Incorporation.

  The holders of Series A, B and C Preferred Stock are entitled to voting rights equal to holders of Common Stock and are to receive 8% noncumulative dividends when and as declared by the Company's Board of Directors (the "Board of Directors" or the "Board"). No redemption rights exist for the Series A, B or C Preferred Stock. The Company has reserved approximately 4,700,000 shares of Common Stock for issuance upon conversion of the Preferred Stock.

  In connection with the issuance of the Series C Preferred Stock, the Company issued to the placement agent a warrant to purchase 65,714 shares of Series C Preferred Stock at $10.50 per share, exercisable at any time through October 10, 2002.

STOCK OPTION PLAN

  The Company's 1996 Stock Option Plan provides for the grant of incentive options to employees. The exercise price of each currently outstanding option is the fair value of a share of the Company's Common Stock on the date of grant as determined by the Board of Directors. The vesting schedule and term of each grant is determined by the Board, although no option grant may have a term exceeding ten years from the date of grant. In July 1998, the 1996 Stock Option Plan was amended and restated. See Note 7.

  The Company has elected to follow the Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees ("APB 25"), and related interpretations in accounting for its employee stock options because, as discussed below, the alternative fair value accounting method provided for under FASB Statement No. 123, Accounting for Stock-Based Compensation ("FAS 123"), requires use of option valuation models that were not developed for use in valuing employee stock options. Under APB 25, because the exercise price of the Company's employee stock options equals the estimated market price of the underlying stock on the date of grant, no compensation expense is recognized.

                      SENSUS DRUG DEVELOPMENT CORPORATION
                         (A DEVELOPMENT STAGE COMPANY)

                  NOTES TO FINANCIAL STATEMENTS--(CONTINUED)


3. STOCKHOLDERS' EQUITY (CONTINUED)

  Pro forma information regarding net income (loss) is required by FAS 123, which also requires that the information be determined as if the Company had accounted for its employee stock options granted subsequent to December 31, 1994 under the fair value method prescribed by FAS 123. The fair value for these options was estimated at the date of grant using a minimum value option pricing model with the following weighted average assumptions:

                                                          1995    1996    1997
                                                         ------- ------- -------
     Risk-free interest rate............................    6.0%    6.1%    6.0%
     Dividend yield.....................................      0%      0%      0%
     Assumed volatility.................................      0%      0%      0%
     Weighted-average expected life of the options...... 5 years 5 years 5 years


  Option valuation models require the input of highly subjective assumptions. Because changes in the subjective input assumptions can materially affect the fair value estimate, the existing models do not necessarily provide a reliable single measure of the fair value of the Company's stock options.

  For purposes of pro forma disclosures, the estimated fair value of the options is expensed over the options' vesting periods. The Company's pro forma information follows:

                                               YEAR ENDED DECEMBER 31,
                                         --------------------------------------
                                            1995         1996          1997
                                         -----------  -----------  ------------
   Pro forma stock-based compensation
    expense............................  $       --   $     1,237  $      5,566
   Weighted average grant-date fair
    value per share of options granted.          --          0.14          0.18
   Pro forma net loss..................   (4,532,053)  (6,153,961)  (12,494,366)
   Pro forma basic net loss per share..        (2.38)       (3.25)        (6.71)
   Pro forma diluted net loss per
    share..............................        (2.38)       (3.25)        (6.71)

  The effects of applying FAS 123 for pro forma disclosures are not likely to be representative of the effects on reported net income (loss) for future years.

                      SENSUS DRUG DEVELOPMENT CORPORATION
                         (A DEVELOPMENT STAGE COMPANY)

                  NOTES TO FINANCIAL STATEMENTS--(CONTINUED)


3. STOCKHOLDERS' EQUITY (CONTINUED)

  A summary of changes in common stock options is as follows:

                                                                        WEIGHTED
                                                             RANGE OF   AVERAGE
                                                             EXERCISE   EXERCISE
                                                   SHARES     PRICES     PRICES
                                                   -------  ----------- --------
   Options outstanding, December 31, 1994.........     --       --         --
     Granted......................................  22,856   $.04-$.61   $ .48
     Exercised....................................     --       --         --
     Surrendered..................................     --       --         --
                                                   -------  -----------  -----
   Options outstanding, December 31, 1995.........  22,856    .04-.61      .48
     Granted...................................... 102,855      .60        .60
     Exercised....................................     --       --         --
     Surrendered.................................. (35,714)     .60        .60
                                                   -------  -----------  -----
   Options outstanding, December 31, 1996.........  89,997    .04-.61      .56
     Granted...................................... 235,711    .70-.88      .74
     Exercised.................................... (12,856)   .60-.70      .63
     Surrendered..................................  (2,857)     .60        .60
                                                   -------  -----------  -----
   Options outstanding, December 31, 1997......... 309,995    .04-.88      .70
     Granted...................................... 139,996   .88-10.50    5.78
     Exercised....................................     --       --         --
     Surrendered..................................     --       --         --
                                                   -------  -----------  -----
   Options outstanding, June 30, 1998............. 449,991  $.04-$10.50  $2.27
                                                   =======  ===========  =====
   Exercisable at December 31, 1997...............  59,999   $.04-$.70   $ .60
                                                   =======  ===========  =====

  Options outstanding at December 31, 1997 are comprised of the following:

                                                                    WEIGHTED AVERAGE
                      RANGE OF             WEIGHTED AVERAGE            REMAINING
     OPTIONS       EXERCISE PRICES          EXERCISE PRICE          CONTRACTUAL LIFE
     -------       ---------------         ----------------         ----------------
      22,856          $.04-$.61                  $.32                  7.5 years
      57,142             .60                      .60                  8.2 years
     229,997           .70-.88                    .74                  9.6 years

  At December 31, 1997, the Company had reserved 427,142 shares of common stock for issuance in connection with the exercise of stock options under the 1996 Stock Option Plan and had reserved 45,712 shares of common stock in connection with the exercise of stock options issued outside the 1996 Stock Option Plan.

  The weighted-average remaining contractual life of the options outstanding at December 31, 1997 is 9.2 years.

  In connection with the Company's initial public offering, the Company retroactively established a deemed value in excess of the fair value of certain stock options granted during 1998. The Company recorded deferred compensation of approximately $360,000 during the six months ended June 30, 1998, representing the difference between the exercise price and the deemed fair value of the Company's Common Stock for stock options granted during the period. Such amount will be amortized over the five-year vesting period of each option. The Company recorded amortization of deferred compensation as an expense of approximately $42,000 during the six months ended June 30, 1998.

                      SENSUS DRUG DEVELOPMENT CORPORATION
                         (A DEVELOPMENT STAGE COMPANY)

                  NOTES TO FINANCIAL STATEMENTS--(CONTINUED)


4. LICENSE AGREEMENTS

 OU/EBI AGREEMENT.

  Pursuant to a Biotechnology Licensing and Transfer Agreement (the "OU/EBI License Agreement") between OU/EBI and an affiliate of the Company, Sensus has acquired an exclusive, worldwide license to make, use and sell products based on GHAs and related technologies discovered at OU/EBI during the term of a Sponsored Research Agreement ("SRA") with OU/EBI. Several U.S. and foreign patent applications and issued patents are included in this license. During the term of the SRA, Sensus is obligated to reimburse OU/EBI for research being conducted by OU/EBI in the field of technologies relating to GHAs. Sensus is obligated to make payments to OU/EBI for each product derived from licensed technology upon attainment of certain development milestones. The Company recorded expenses of $200,000, $220,000, $275,000 and $166,000 during 1995, 1996, 1997 and the six months ended June 30, 1998, respectively, under the SRA. The Company recorded $1.0 million in milestone expenses under the OU/EBI License Agreement during the six months ended June 30, 1998, $500,000 of which was paid during such period. The Company has agreed to pay the remaining $500,000 to OU/EBI by April 1999. Other than such payment, the Company does not anticipate making any additional milestone payments in the foreseeable future. In addition, Sensus is obligated to pay a royalty to OU/EBI payable within 30 days of the end of each calendar quarter, subject to adjustment, on net sales for any products commercialized using the licensed technology. The OU/EBI License Agreement expires on January 18, 2001, unless extended by mutual agreement of the parties, and may be terminated by OU/EBI prior to the expiration of its term upon Sensus' breach of the agreement. Upon expiration of the OU/EBI License Agreement, Sensus will retain all rights to the licensed technology provided that it has not breached the agreement.

 GENENTECH AGREEMENT.

  In July 1994, Sensus and Genentech entered into a license agreement (the "Genentech Agreement") which grants to Sensus the exclusive, worldwide license for treating, diagnosing or preventing GH-related diseases in humans, to make, have made, use and sell products containing certain specified GHAs as well as certain related compounds identified by Genentech during the three-year period following the effective date of the agreement (July 11, 1994). The Company has granted to Genentech a right of first offer whereby the Company must notify Genentech if the Company wishes to sublicense certain GHAs to third parties to use and sell in certain geographic regions. Genentech shall then be entitled to negotiate exclusively with Sensus with respect to such rights for a limited period of time. If an agreement between the parties is not reached, Sensus may grant such rights to a third party on terms no more favorable than those last offered to Genentech. Genentech has licensed to Sensus specific know-how that includes all information, technology and materials which constitute proprietary methods, processes, techniques, assay methodology, inventions, formulations or biologically active materials useful for the development, use or sale of those GHAs. Furthermore, Sensus has acquired know-how related to the development of long-acting forms of GHAs from Genentech, as well as assay methodologies, formulations and other methods useful for the development, use or sale of certain GHAs. Sensus has met all milestones in the Genentech Agreement required to be met to date, and the final milestone is the filing of the NDA for a product candidate containing a GHA licensed from Genentech on or before January 1, 2002. If Sensus does not reach the final milestone or breaches the agreement, Genentech may terminate the license. Under the terms of the Genentech Agreement, Genentech is entitled to receive a royalty on net sales payable within 90 days of the end of each calendar quarter for any GHA sold by Sensus that is within the scope of a licensed Genentech patent or patent application, or a reduced royalty on net sales for other licensed products.

  In consideration for the license, Genentech received an aggregate of 392,091 shares (277,599 in 1995 and 114,492 in 1996) of Series A Preferred Stock pursuant to the Genentech Agreement. Based upon the fair value of the Series A Preferred Stock issued ($6.125 per share), the Genentech license was valued at $2,401,562 and

                      SENSUS DRUG DEVELOPMENT CORPORATION
                         (A DEVELOPMENT STAGE COMPANY)

                  NOTES TO FINANCIAL STATEMENTS--(CONTINUED)

4. LICENSE AGREEMENTS (CONTINUED)

was charged to research and development expense. Genentech also purchased 81,632 shares of Series A Preferred Stock on the same terms as other investors in 1995.

5. INCOME TAXES

  As of December 31, 1997, the Company had net operating loss carryforwards of approximately $20,888,000 and research and orphan drug credit carryforwards ("tax credit carryforwards") of approximately $1,880,000 for federal tax reporting purposes. The net operating loss carryforwards will expire beginning in 2009, if not utilized, and the tax credit carryforwards will expire beginning in 2012, if not utilized. Federal tax laws provide for an annual limitation on the amount of taxable income that can be offset by net operating loss and tax credit carryforwards arising in periods prior to certain ownership changes. The Company experienced such an ownership change for federal income tax purposes during 1997. As a result, net operating loss and tax credit carryforwards arising prior to the ownership change will only be available to offset approximately $870,000 of taxable income per year. Such annual limitation could be increased for certain "built-in" gains recognized for tax purposes during the five year period following the ownership change. Such limitation is cumulative, so that unutilized net operating loss and tax credit carryforwards not in excess of the limitation can be used in subsequent years. Accordingly, if the Company generates taxable income in any year in excess of its then-cumulative limitation and carryforwards generated subsequent to the ownership change, the Company may be required to pay federal income taxes even though it has unexpired carryforwards. The annual limitation could also result in the expiration of net operating loss and tax credit carryforwards before utilization.

  Significant components of the Company's deferred tax liabilities and assets as of December 31, 1996 and 1997 were as follows:

                                       DECEMBER 31,
                                 --------------------------
                                     1996          1997
                                 ------------  ------------
     Deferred tax assets:
       Purchased technology....  $    774,000  $    717,000
       Net operating loss
        carryforwards..........     3,243,000     7,520,000
       Tax credit
        carryforwards..........           --      1,880,000
       Book over tax
        depreciation...........         7,000        15,000
                                 ------------  ------------
     Total deferred tax assets.     4,024,000    10,132,000
       Valuation allowance for
        deferred tax assets....    (4,024,000)  (10,132,000)
                                 ------------  ------------
     Net deferred taxes........  $        --   $        --
                                 ============  ============

  Given the Company's limited operating history, losses incurred to date, and the difficulty in accurately forecasting the Company's future results, management does not believe that it is more likely than not that the related deferred tax assets will be realized and, accordingly, a full valuation allowance has been recorded. The valuation allowance increased by $2,090,000 in 1996 and $6,108,000 in 1997.

                      SENSUS DRUG DEVELOPMENT CORPORATION
                         (A DEVELOPMENT STAGE COMPANY)

                  NOTES TO FINANCIAL STATEMENTS--(CONTINUED)

5. INCOME TAXES (CONTINUED)

  The difference between the provision for income taxes and the amount that would result from applying the U.S. statutory tax rate to loss before provision for income taxes is primarily due to the following:

                                               YEAR ENDED DECEMBER 31,
                                         -------------------------------------
                                            1995         1996         1997
                                         -----------  -----------  -----------
     Tax benefit at 34% statutory rate.. $(1,540,898) $(2,092,000) $(4,246,000)
     Research and orphan drug credit ...         --           --    (1,880,000)
     Other (net)........................         --         2,000       18,000
     Benefits not currently recognized
      due to valuation allowance........   1,540,898    2,090,000    6,108,000
                                         -----------  -----------  -----------
                                         $       --   $       --   $       --
                                         ===========  ===========  ===========

6. RELATED PARTY TRANSACTIONS

  Receivables from related parties consist of amounts borrowed by related parties and employee advances. Payables to related parties consist of amounts borrowed from related parties and accounts payable to related parties for services provided.

  Amounts borrowed by related parties were $17,136 and $12,901 at December 31, 1996 and 1997, respectively, and $0 at June 30, 1998. Amounts borrowed from related parties were $1,323,646 and $3,846,689 at December 31, 1996 and 1997, respectively, and $0 at June 30, 1998. Interest income and expense was accrued on the amounts borrowed by/from related parties at 8%, 8% and 8.5% annually in 1995, 1996 and 1997, respectively. Net interest expense (income) recorded on amounts borrowed from (by) related parties was approximately $61,000 in 1995, $66,000 in 1996 and $189,000 in 1997. Accounts payable to related parties was $85,911 and $1,261,336 at December 31, 1996 and 1997, respectively, and $1,990,005 at June 30, 1998.

  Included in amounts borrowed from related parties at December 31, 1997 is $3,492,000 borrowed from a bank under a related party's line of credit with the bank. The line of credit between the bank and the related party is personally guaranteed by the Chairman of the Company. In January 1998, the Board of Directors approved the issuance of 57,142 shares of Common Stock to the Company's Chairman in consideration for his personal guarantee of the related party's line of credit to the extent the line of credit was utilized by the Company. The Board of Directors estimated the value of the guarantee to be $50,000 based upon an independent valuation, and determined the fair value of the Common Stock to be $0.875 per share. In connection with the Company's initial public offering, the Company retroactively established a deemed value for the Common Stock of $6.125 per share. The Company recorded $350,000 in additional interest expense related to the Common Stock issued in connection with the loan.

  The Company subleases its office facility from a related party and incurred rent expense of approximately $56,000 in 1995, $60,000 in 1996 and $60,000 in 1997. See Note 7.

  In September 1996, the Company entered into a Manufacturing Services Agreement ("CBSI Agreement") with Covance Biotechnology Services, Inc. ("CBSI"). Certain stockholders and members of management of the Company are also stockholders in CBSI. CBSI has been contracted to perform services related to the manufacture and production of the Company's growth hormone antagonists. Costs related to the CBSI Agreement were $66,000 and $7,172,000 for 1996 and 1997, respectively.

                      SENSUS DRUG DEVELOPMENT CORPORATION
                         (A DEVELOPMENT STAGE COMPANY)

                NOTES TO FINANCIAL STATEMENTS--(CONTINUED)


7. SUBSEQUENT EVENTS

  In January 1998, the Company borrowed $2,861,000 from a bank. The loan proceeds of $2,861,000 plus additional cash of $631,000 were used to repay the $3,492,000 borrowed from a bank via a related party's line of credit (see Note
6). Pursuant to the loan agreement, principal is due in six quarterly installments as follows: $631,000 on March 31, 1998, $630,000 on June 30, 1998 and $400,000 for each quarter thereafter until all principal has been repaid. The loan bears interest at 7.6% and interest is payable quarterly.

  Effective May 1, 1998, the Company adopted a SIMPLE--IRA Plan (the "Plan") covering certain of the Company's employees. Eligible employees may contribute up to the lesser of 15% of their compensation or the statutorily prescribed annual limit ($6,000 in 1998). The Company will make matching contributions of at least 2% of each participating employees' compensation. No matching contributions have been made to the Plan as of June 30, 1998.

  On July 20, 1998, the Board of Directors authorized management of the Company to file a registration statement with the Securities and Exchange Commission permitting the Company to sell shares of its Common Stock to the public. If the offering is consummated under the terms presently anticipated, all of the currently outstanding shares of Preferred Stock will convert to 4,652,710 shares of Common Stock.

  In July 1998, the Board adopted, subject to stockholder approval, the 1998 Equity Incentive Plan (the "Incentive Plan") as an amendment and restatement of the Company's 1996 Stock Option Plan. The Company has reserved a total of 1,428,571 shares for issuance under the Incentive Plan. The Incentive Plan provides for grants of incentive stock options to employees of the Company or any affiliate and nonstatutory stock options, restricted stock purchase awards, stock bonuses and stock appreciation rights to employees, directors of and consultants to the Company or any affiliate. The term of a stock option granted under the Incentive Plan generally may not exceed 10 years. The exercise price of options granted under the Incentive Plan is determined by the Board, but, in the case of an incentive stock option, cannot be less than 100% of the fair market value of the Common Stock on the date of grant and, in the case of a nonstatutory stock option, cannot be less than 85% of the fair market value of the Common Stock on the date of grant. The Incentive Plan will terminate in June 2008, unless terminated sooner by the Board.

  In July 1998, the Board adopted, subject to stockholder approval, the Employee Stock Purchase Plan (the "Purchase Plan") covering an aggregate of 100,000 shares of Common Stock. Employees are eligible to participate if they are employed by the Company, or an affiliate of the Company designated by the Board, for at least 20 hours per week and are employed by the Company, or an affiliate of the Company designated by the Board, for at least five months per calendar year. Employees who participate in an offering can have up to 15% of their earnings withheld to be used to purchase shares of Common Stock of the Company on specified dates determined by the Board. The price of Common Stock purchased under the Purchase Plan will be equal to 85% of the lower of the fair market value of the Common Stock on the commencement date of each offering period or on the specified purchase date.

  In July 1998, the Board adopted, subject to stockholder approval, the 1998 Non-Employee Directors' Stock Option Plan (the "Directors' Plan") to provide for automatic grant of options to purchase shares of Common Stock to non-employee directors of the Company. The aggregate number of shares of Common Stock that may be issued pursuant to options granted under the Directors' Plan is 142,857 and options issued have a 10-year life. Pursuant to the terms of the Directors' Plan, each non-employee director of the Company who is first elected or appointed to be a non-employee director after the closing of the Company's initial public offering and who is not holding an outstanding option to purchase Common Stock on the date of such election or appointment shall automatically be granted an option to purchase 8,571 shares of Common Stock or 8,571 shares less the shares

                      SENSUS DRUG DEVELOPMENT CORPORATION
                         (A DEVELOPMENT STAGE COMPANY)

                NOTES TO FINANCIAL STATEMENTS--(CONTINUED)

7. SUBSEQUENT EVENTS (CONTINUED)

subject to any outstanding option held by such director at the date of such election or appointment. In addition, each non-employee director who continues to serve as a non-employee director of the Company will automatically be granted an option to purchase 2,857 shares of Common Stock immediately following the annual meeting of stockholders of the Company, which amount shall be pro-rated for any non-employee director who has not continuously served as a director for the 10-month period prior to the date of such annual meeting of stockholders. Each initial grant and annual grant shall vest in three equal annual installments over a 3-year period measured from the grant date. The exercise price of initial grants and annual grants will equal the fair market value of the Common Stock on the date of grant. The Directors' Plan will terminate in June 2008, unless earlier terminated by the Board.

  Subsequent to June 30, 1998, the Company assumed the lease for the office space previously subleased by the Company from an affiliate and additional space was leased from an unrelated party. The rental rate was at market rates and, prior to the assignment of the lease, the Chairman of the Company provided a guarantee for the lease. The lease expires in 2003 and requires annual lease payments of $83,000 during the remainder of 1998 and $249,000, $251,000, $260,000 and $260,000 in 1999, 2000, 2001 and 2002, respectively.

  In September 1998, the Board of Directors of the Company approved a 1-for-
3.5 reverse split of Common and Preferred Stock to be effective immediately prior to the effective date of the Company's initial public offering. All Common and Preferred Stock information has been adjusted to reflect the stock split as if such split had taken place at June 23, 1994 (inception of the Company). See Note 3.

  In September 1998, the Company entered into a $5.0 million revolving line of credit with a bank. The loan will bear interest at the bank's prime rate, payable quarterly, and repayment of any borrowings is due on September 4, 1999. A stockholder of the Company provided a personal guarantee of the revolving line of credit in exchange for a warrant to acquire 57,142 shares of Common Stock at an exercise price of $12.25 per share.

- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------

 NO DEALER, SALESPERSON OR OTHER INDIVIDUAL HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS NOT CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFERING COVERED BY THIS PROSPECTUS. IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AU-THORIZED BY THE COMPANY OR THE UNDERWRITERS. THIS PROSPECTUS DOES NOT CONSTI-TUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, THE COMMON STOCK IN ANY JURISDICTION WHERE, OR TO ANY PERSON TO WHOM, IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS NOT BEEN ANY CHANGE IN THE FACTS SET FORTH IN THIS PROSPECTUS OR IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF.

                                ---------------

                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
Prospectus Summary .......................................................    3
Risk Factors .............................................................    6
Special Note Regarding Forward-Looking Statements ........................   16
The Company ..............................................................   17
Use of Proceeds ..........................................................   18
Dividend Policy ..........................................................   18
Capitalization ...........................................................   19
Dilution .................................................................   20
Selected Financial Data ..................................................   21
Management's Discussion and Analysis of Financial Condition and Results of
 Operations ..............................................................   22
Business .................................................................   26
Management ...............................................................   46
Principal Stockholders ...................................................   55
Certain Transactions .....................................................   57
Description of Capital Stock .............................................   59
Shares Eligible for Future Sale ..........................................   62
Underwriting .............................................................   64
Legal Matters ............................................................   67
Experts ..................................................................   67
Available Information ....................................................   67
Index to Financial Statements ............................................  F-1

  UNTIL     , 1998 (25 DAYS AFTER THE DATE OF THIS PROSPECTUS) ALL DEALERS
EFFECTING TRANSACTIONS IN THE COMMON STOCK, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS DELIVERY REQUIREMENT IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------

                             3,000,000 SHARES

                               [LOGO OF SENSUS]

                                 COMMON STOCK

                                ---------------

                                  PROSPECTUS

                                ---------------

                              MERRILL LYNCH & CO.

                     NATIONSBANC MONTGOMERY SECURITIES LLC

                      BANCBOSTON ROBERTSON STEPHENS

                                         , 1998

- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A         +
+REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE + +SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY +
+OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT        +
+BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR + +THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE + +SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE + +UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF +
+ANY SUCH STATE.                                                               +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

                  ALTERNATE PAGE FOR INTERNATIONAL PROSPECTUS

                             SUBJECT TO COMPLETION

              PRELIMINARY PROSPECTUS DATED OCTOBER 1, 1998

PROSPECTUS

                             3,000,000 SHARES

                                   LOGO

                      SENSUS DRUG DEVELOPMENT CORPORATION

                                  COMMON STOCK

                                  ----------

  All of the 3,000,000 shares of Common Stock, par value $0.001 per share ("Common Stock"), offered hereby are being offered by Sensus Drug Development Corporation, a Delaware corporation ("Sensus" or the "Company"). Of the 3,000,000 shares of Common Stock offered hereby, 600,000 shares are being offered for sale initially outside the United States and Canada by the International Managers (the "International Offering") and 2,400,000 shares are being offered for sale initially in a concurrent offering in the United States and Canada by the U.S. Underwriters (the "U.S. Offering" and, together with the International Offering, the "Offerings"). The initial public offering price and the underwriting discount per share will be identical for both Offerings. See "Underwriting."

  Prior to the Offerings, there has been no public market for the Common Stock. It is currently estimated that the initial public offering price will be between $13.00 and $15.00 per share. See "Underwriting" for information related to the factors to be considered in determining the initial public offering price of the Common Stock. The Company has applied to have the Common Stock approved for inclusion on the Nasdaq National Market under the symbol "SDDC."

  SEE "RISK FACTORS" BEGINNING ON PAGE 6 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS OF THE COMMON STOCK OFFERED HEREBY.

                                  ----------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
 PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------
                            PRICE TO           UNDERWRITING         PROCEEDS TO
                             PUBLIC            DISCOUNT(1)           COMPANY(2)
- -------------------------------------------------------------------------------
Per Share...........          $                    $                    $
- -------------------------------------------------------------------------------
Total(3)............          $                   $                     $
- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------

(1) The Company has agreed to indemnify the several Underwriters against certain liabilities, including certain liabilities under the Securities Act of 1933, as amended. See "Underwriting."

(2) Before deducting expenses payable by the Company estimated at $830,000.

(3) The Company has granted the International Managers and the U.S. Underwriters options to purchase up to an additional 90,000 shares and 360,000 shares of Common Stock, respectively, in each case exercisable within 30 days after the date hereof, solely to cover over-allotments, if any. If such options are exercised in full, the total Price to Public,
    Underwriting Discount and Proceeds to Company will be $     , $      and
    $     , respectively. See "Underwriting."

                                  ----------

  The shares of Common Stock are offered by the several Underwriters, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of certain legal matters by counsel for the Underwriters and certain other conditions. The Underwriters reserve the right to withdraw, cancel or modify such offer and to reject orders in whole or in part. It is expected that delivery of the shares of Common Stock will be made in New York, New York on or
about               , 1998.

                                  ----------

MERRILL LYNCH INTERNATIONAL
         NATIONSBANC MONTGOMERY SECURITIES LLC

                                              BANCBOSTON ROBERTSON STEPHENS

                                  ----------

                 The date of this Prospectus is        , 1998.

  CERTAIN UNITED STATES FEDERAL TAX CONSEQUENCES TO NON-UNITED STATES HOLDERS

GENERAL

  The following is a general discussion of certain material United States federal income and estate tax consequences of the ownership and disposition of Common Stock by a holder who is not a United States person or entity (a "Non-U.S. Holder"). As used in this discussion, the term "Non-U.S. Holder" means any person or entity that is, for United States federal income tax purposes, a foreign corporation, a non-resident alien individual, a non-resident fiduciary of a foreign estate or trust, or a foreign partnership. An individual may, subject to certain exceptions, be deemed to be a resident alien (as opposed to a non-resident alien) by virtue of being present in the United States on at least 31 days in the calendar year and for an aggregate of at least 183 days during a three-year period ending in the current calendar year (counting for such purposes all of the days present in the current year, one-third of the days present in the immediately preceding year, and one-sixth of the days present in the second preceding year). Resident aliens are subject to United States federal tax as if they were United States citizens and residents.

  This discussion does not address all aspects of United States federal income and estate taxes or consider any specific facts or circumstances that may apply to a particular Non-U.S. Holder's tax position such as a dealer in securities, an insurance company or a tax-exempt entity. Nor does it deal with foreign, state and local consequences that may be relevant to Non-U.S. Holders. Furthermore, this discussion is based on current provisions of the Internal Revenue Code of 1986, as amended (the "Code"), existing and proposed regulations promulgated thereunder and public administrative and judicial interpretations thereof, all of which are subject to changes which could be applied retroactively. EACH PROSPECTIVE PURCHASER OF COMMON STOCK IS ADVISED TO CONSULT A TAX ADVISOR WITH RESPECT TO CURRENT AND POSSIBLE FUTURE TAX CONSEQUENCES ARISING UNDER THE LAWS OF ANY US, FEDERAL, STATE, MUNICIPAL OR OTHER TAXING JURISDICTION OF ACQUIRING, HOLDING AND DISPOSING OF COMMON STOCK.

DIVIDENDS

  The Company does not currently intend to pay cash dividends on shares of Common Stock. See "Dividend Policy". In the event that such dividends are paid on shares of Common Stock, except as described below, dividends paid to a Non-U.S. Holder of Common Stock will be subject to withholding of United States federal income tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty, unless the dividends are effectively connected with the conduct of a trade or business by the Non-U.S. Holder within the United States. If the dividends are effectively connected with the conduct of a trade or business by the Non-U.S. Holder within the United States and, if a tax treaty applies, are attributable to a United States permanent establishment of the Non-U.S. Holder, the dividends will be subject to United States federal income tax on a net income basis at applicable graduated individual or corporate rates and will be exempt from the 30% withholding tax described above (assuming the necessary certification and disclosure requirements are met). Any such effectively connected dividends received by a foreign corporation may, under certain circumstances, be subject to an additional "branch profits tax" at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.

  Dividends paid to an address outside the United States are presumed to be paid to a resident of such country for purposes of the withholding discussed above (unless the payor has knowledge to the contrary), and, under currently applicable United States Treasury regulations, for purposes of determining the applicability of a tax treaty rate. Under recently promulgated United States Treasury regulations generally effective with respect to payments made after December 31, 1999, however, a Non-U.S. Holder of Common Stock who wishes to claim the benefit of an applicable treaty rate (and avoid backup withholding as discussed below) will be required to satisfy specified certification and other requirements, which will include filing a Form W-8 containing the Non-U.S. Holder's name, address and a certification that such Holder is eligible for the benefits of the treaty under its

Limitations in Benefits Article. In addition, certain certification and disclosure requirements must be met to be exempt from withholding under the effectively connected income exemption discussed above.

  A Non-U.S. Holder of Common Stock who is eligible for a reduced rate of United States withholding tax pursuant to an income tax treaty may obtain a refund of any excess amounts currently withheld by filing an appropriate, timely claim for refund with the United States Internal Revenue Service (the "Service").

GAIN ON DISPOSITION OF COMMON STOCK

  A Non-U.S. Holder generally will not be subject to United States federal income tax on any gain recognized on a disposition of a share of Common Stock unless (i) subject to the exception discussed below, the Company is or has been a "United States real property holding corporation" (a "USRPHC") within the meaning of section 897(c)(2) of the Code at any time within the shorter of the five-year period preceding such disposition or such Non-U.S. Holder's holding period (the "Required Holding Period"), (ii) the gain is effectively connected with the conduct of a trade or business within the United States of the Non-U.S. Holder and, if a tax treaty applies, is attributable to a permanent establishment maintained by the Non-U.S. Holder, (iii) the Non-U.S. Holder is an individual who holds the share of Common Stock as a capital asset and is present in the United States for 183 days or more in the taxable year of the disposition and either (a) such individual has a "tax home" (as defined for United States federal income tax purposes) in the United States or (b) the gain is attributable to an office or other fixed place of business maintained in the United States by such individual, or (iv) the Non-U.S. Holder is subject to tax pursuant to the Code provisions applicable to certain United States expatriates. If an individual Non-U.S. Holder falls under clause (ii) or (iv) above, he or she will be taxed on his or her net gain derived from the sale under regular United States federal income tax rates. If the individual Non-U.S. Holder falls under clause (iii) above, he or she will be subject to a flat 30% tax on the gain derived from the sale which may be offset by United States source capital losses (notwithstanding the fact that he or she is not considered a resident of the United States). If a Non-U.S. Holder that is a foreign corporation falls under clause (ii) above, it will be taxed on its gain under regular graduated United States federal income tax rates and, in addition, will under certain circumstances be subject to the branch profits tax equal to 30% of its "effectively connected earnings and profits" within the meaning of the Code for the taxable year, as adjusted for certain items, unless it qualifies for a lower rate under an applicable income tax treaty.

  A corporation is generally a USRPHC if the fair market value of its United States real property interests equals or exceeds 50% of the sum of the fair market value of its worldwide real property interest plus its other assets used or held for use in a trade or business. The Company believes that it is not currently a USRPHC. However, a Non-U.S. Holder would generally not be subject to tax, or withholding in respect of such tax, on gain from a sale or other disposition of Common Stock by reason of the Company's USRPHC status if the Common Stock is regularly traded on an established securities market ("regularly traded") during the calendar year in which such sale or disposition occurs, provided that such holder does not own, actually or constructively, Common Stock with a fair market value in excess of 5% of the fair market value of all Common Stock outstanding at any time during the Required Holding Period. The Company believes that the Common Stock will be treated as regularly traded.

  If the Company is or has been a USRPHC within the Required Holding Period, and if a Non-U.S. Holder owns in excess of 5% of the fair market value of Common Stock (as described in the preceding paragraph), such Non-U.S. Holder of Common Stock will be subject to United States federal income tax at regular graduated rates under certain rules ("FIRPTA tax") on gain recognized on a sale or other disposition of such Common Stock. In addition, if the Company is or has been a USRPHC within the Required Holding Period and if the Common Stock were not treated as regularly traded, a Non-U.S. Holder (without regard to its ownership percentage) would be subject to withholding in respect of FIRPTA tax at a rate of 10% of the amount realized on a sale or other disposition of Common Stock and could be further subject to FIRPTA tax in excess of the amounts withheld. Any amount withheld pursuant to such withholding tax would be creditable against such Non-U.S. Holder's United States federal income tax liability. Non-U.S. Holders are urged to consult their tax advisors concerning the potential applicability of these provisions.

FEDERAL ESTATE TAXES

  An individual Non-U.S. Holder who (i) is neither a citizen nor resident of the United States (as specifically defined for United States federal estate tax purposes) at the time of his or her death and (ii) owns, or is treated as owning Common Stock at the time of his or her death, or has made certain lifetime transfers of an interest in Common Stock, will be required to include the value of such Common Stock in his or her gross estate for federal estate tax purposes, unless an applicable estate tax treaty provides otherwise.

UNITED STATES INFORMATION REPORTING AND BACKUP WITHHOLDING TAX

  The Company must report annually to the Service and to each Non-U.S. Holder the amount of dividends paid to such holder and the tax withheld with respect to such dividends. These information reporting requirements apply regardless of whether withholding is required. Copies of the information returns reporting such dividends and withholding may also be made available to the tax authorities in the country in which the Non-U.S. Holder resides under the provisions of an applicable income tax treaty or other agreement with the tax authorities in that country.

  United States backup withholding tax (which, in general, is a withholding tax imposed at the rate of 31% on certain payments to persons that fail to furnish certain information under the United States information reporting requirements) generally will not apply to (a) the payment of dividends paid on Common Stock to a Non-U.S. Holder that is either subject to the 30% withholding discussed above or that is not so subject because an income tax & treaty applies that reduces or eliminates the withholding, at an address outside the United States (unless the payor has knowledge that the payee is a United States person) or (b) the payment of the proceeds of the sale of Common Stock to or through the foreign office of a broker. In the case of the payment of proceeds from such a sale of Common Stock through a foreign office of a broker that is a United States person or a "U.S. related person", however, information reporting (but not backup withholding) is required with respect to the payment unless the broker has documentary evidence in its files that the owner is a Non-U.S. holder (and has no actual knowledge to the contrary) and certain other requirements are met or the holder otherwise establishes an exemption. For this purpose, a "U.S. related person" is (i) a "controlled foreign corporation" for United States federal income tax purposes under current regulations, or (ii) a foreign person 50% or more of whose gross income from all sources for the three-year period ending with the close of its taxable year preceding the payment (or for such part of the period that the broker has been in existence) is derived from activities that are effectively connected with the conduct of a United States trade or business. The payment of the proceeds of a sale of shares of Common Stock to or through a United States office of a broker is subject to information reporting and possible backup withholding unless the owner certifies its non-United States status under penalties of perjury or otherwise establishes an exemption. Any amount withheld under the backup withholding rules from a payment to a Non-U.S. Holder will be allowed as a refund or a credit against such Non-U.S. Holder's United States federal income tax liability, provided that the required information is furnished to the Service.

  The Treasury Department recently promulgated final regulations regarding the withholding and information reporting rules discussed above. In general, the final regulations do not significantly alter the substantive withholding and information reporting requirements but rather unify current certification procedures and forms and clarify reliance standards. In addition, the final regulations permit the shifting of primary responsibility for withholding to certain financial intermediaries acting on behalf of beneficial owners. The final regulations are generally effective for payments made after December 31, 1999, subject to certain transition rules. Non-U.S. Holders should consult their own tax advisor with respect to the impact, if any, of the final regulations.

                                 UNDERWRITING

  Merrill Lynch International, NationsBanc Montgomery Securities LLC and BancBoston Robertson Stephens Inc. are acting as managers (the "International Managers"). Subject to the terms and conditions set forth in an international purchase agreement (the "International Purchase Agreement") among the Company and the International Managers, and concurrently with the sale of 2,400,000 shares of Common Stock to the U.S. Underwriters (as defined below), the Company has agreed to sell to the International Managers, and each of the International Managers severally and not jointly has agreed to purchase from the Company, the number of shares of Common Stock set forth opposite its name below.

                                                                       NUMBER OF
   INTERNATIONAL MANAGER                                                SHARES
   ---------------------                                               ---------
   Merrill Lynch International.......................................
   NationsBanc Montgomery Securities LLC.............................
   BancBoston Robertson Stephens Inc.................................
                                                                        -------
        Total........................................................   600,000
                                                                        =======

  The Company has also entered into a U.S. purchase agreement (the "U.S. Purchase Agreement") with certain underwriters in the United States and Canada (the "U.S. Underwriters" and, together with the International Managers, the "Underwriters"). Subject to the terms and conditions set forth in the U.S. Purchase Agreement, and concurrently with the sale of 600,000 shares of Common Stock to the International Managers pursuant to the International Purchase Agreement, the Company has agreed to sell to the U.S. Underwriters, and the U.S. Underwriters severally have agreed to purchase from the Company, an aggregate of 2,400,000 shares of Common Stock. The initial public offering price per share and the total underwriting discount per share of Common Stock are identical under the International Purchase Agreement and the U.S. Purchase Agreement.

  In the International Purchase Agreement and the U.S. Purchase Agreement, the several International Managers and the several U.S. Underwriters, respectively, have agreed, subject to the terms and conditions set forth therein, to purchase all of the shares of Common Stock being sold pursuant to each such agreement if any of the shares of Common Stock being sold pursuant to such agreement are purchased. Under certain circumstances, under the International Purchase Agreement and the U.S. Purchase Agreement, the commitments of non-defaulting Underwriters may be increased. The closings with respect to the sale of shares of Common Stock to be purchased by the International Managers and the U.S. Underwriters are conditioned upon one another.

  The International Managers and the U.S. Underwriters have entered into an intersyndicate agreement (the "Intersyndicate Agreement") that provides for the coordination of their activities. Pursuant to the Intersyndicate Agreement, the International Managers and the U.S. Underwriters are permitted to sell shares of Common Stock to each other for purposes of resale at the initial public offering price, less an amount not greater than the selling concession. Under the terms of the Intersyndicate Agreement, the U.S. Underwriters and any dealer to whom they sell shares of Common Stock will not offer to sell or sell shares of Common Stock to persons who are non-U.S. or non-Canadian persons or to persons they believe intend to resell to persons who are non-U.S. or non-Canadian persons, and the International Managers and any dealer to whom they sell shares of Common Stock will not offer to sell or sell shares of Common Stock to persons who are U.S. or Canadian persons or to persons they believe intend to resell to persons who are U.S. or Canadian persons, except in each case for transactions pursuant to the Intersyndicate Agreement.

  The International Managers have advised the Company that the International Managers propose initially to offer the shares of Common Stock to the public at the initial public offering price set forth on the cover page of this Prospectus, and to certain dealers at such price less a concession not in
excess of $          per share of Common Stock. The International Managers may
allow, and such dealers may reallow, a discount not in excess of $        per
share of Common Stock on sales to certain other dealers. After the initial public offering, the public offering price, concession and discount may be changed.

  The Company has granted an option to the International Managers, exercisable for 30 days after the date of this Prospectus, to purchase up to an aggregate of 90,000 additional shares of Common Stock at the initial public offering price set forth on the cover page of this Prospectus, less the underwriting discount. The International Managers may exercise this option solely to cover over-allotments, if any, made on the sale of the Common Stock offered hereby. To the extent that the International Managers exercise this option, each International Manager will be obligated, subject to certain conditions, to purchase a number of additional shares of Common Stock proportionate to such International Manager's initial amount reflected in the foregoing table. The Company also has granted an option to the U.S. Underwriters, exercisable for 30 days after the date of this Prospectus, to purchase up to an aggregate of 360,000 additional shares of Common Stock to cover over-allotments, if any, on terms similar to those granted to the International Managers.

  At the request of the Company, the Underwriters have reserved for sale at the initial public offering price up to 10% of the shares offered hereby to be sold to certain directors, officers, employees, stockholders and business associates of the Company and related persons. The number of shares available for sale to the general public will be reduced to the extent such persons purchase such reserved shares. Any reserved shares which are not orally confirmed for purchase within one day of pricing of the Offerings will be offered by the Underwriters to the general public on the same terms as the other shares offered hereby.

  The Company, its officers, directors and certain stockholders have agreed, subject to certain exceptions, not to directly or indirectly (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant for the sale of or otherwise dispose of or transfer any shares of Common Stock or securities convertible into or exchangeable or exercisable for Common Stock, whether now owned or thereafter acquired by the person executing the agreement or with respect to which the person executing the agreement thereafter acquires the power of disposition, or file a registration statement under the Securities Act with respect to the foregoing or (ii) enter into any swap or other agreement that transfers, in whole or in part, the economic consequence of ownership of the Common Stock whether any such swap or transaction is to be settled by delivery of Common Stock or other securities, in cash or otherwise, without the prior written consent of Merrill Lynch on behalf of the Underwriters for a period of 180 days after the date of this Prospectus. See "Shares Eligible for Future Sale."

  The Underwriters do not expect sales of the Common Stock to any accounts over which they exercise discretionary authority to exceed 5% of the number of shares being offered hereby.

  Prior to the Offerings, there has been no public market for the Common Stock of the Company. The initial public offering price will be determined through negotiations between the Company, the U.S. Representatives and the International Managers. The factors considered in determining the initial public offering price, in addition to prevailing market conditions, are price-earnings ratios of publicly traded companies that the U.S. Representatives believe to be comparable to the Company, certain financial information of the Company, the history of, and the prospects for, the Company and the industry in which it competes, and an assessment of the Company's management, its past and present operations, the prospects for, and timing of, future revenues of the Company, the present state of the Company's development, and the above factors in relation to market values and various valuation measures of other companies engaged in activities similar to the Company. There can be no assurance that an active trading market will develop for the Common Stock or that the Common Stock will trade in the public market subsequent to the Offerings at or above the initial public offering price.

  The Company has agreed to indemnify the International Managers and the U.S. Underwriters against certain liabilities, including certain liabilities under the Securities Act and other applicable securities laws, or to contribute to payments the Underwriters may be required to make in respect thereof.

  Until the distribution of the Common Stock is completed, rules of the Securities and Exchange Commission may limit the ability of the Underwriters and certain selling group members to bid for and purchase the Common Stock. As an exception to these rules, the U.S. Representatives are permitted to engage in certain transactions that stabilize the price of the Common Stock. Such transactions consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of the Common Stock.

  If the Underwriters create a short position Common Stock in connection with the Offerings, i.e., if they sell more shares of Common Stock than are set forth on the cover page of this Prospectus, the U.S. Representatives may reduce that short position by purchasing Common Stock in the open market. The U.S. Representatives may also elect to reduce any short position by exercising all or part of the over-allotment option described above.

  The U.S. Representatives may also impose a penalty bid on certain Underwriters and selling group members. This means that if the U.S. Representatives purchase shares of Common Stock in the open market to reduce the Underwriters' short position or to stabilize the price of the shares of Common Stock, they may reclaim the amount of the selling concession from the Underwriters and selling group members who sold those shares as part of the Offerings.

  In general, purchases of a security for the purpose of stabilization or to reduce a short position could cause the price of the security to be higher than it might be in the absence of such purchases. The imposition of a penalty bid might also have an effect on the price of the Common Stock to the extent that it discourages resales of the Common Stock.

  Neither the Company nor any of the Underwriters makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the shares of Common Stock. In addition, neither the Company nor any of the Underwriters makes any representation that the U.S. Representatives will engage in such transactions or that such transactions, once commenced, will not be discontinued without notice.

  Each International Manager has agreed that (i) it has not offered or sold and, prior to the expiration of the period of six months from the Closing Date, will not offer or sell any shares of Common Stock to persons in the United Kingdom, except to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of their businesses or otherwise in circumstances which do not constitute an offer to the public in the United Kingdom within the meaning of the Public Offers of Securities Regulations 1995; (ii) it has complied and will comply with all applicable provisions of the Financial Services Act 1986 with respect to anything done by it in relation to the Common Stock in, from or otherwise involving the United Kingdom; and (iii) it has only issued or passed on and will only issue or pass on in the United Kingdom any document received by it in connection with the issuance of Common Stock to a person who is of a kind described in Article 11(3) of the Financial Services Act 1986 (Investment Advertisements) (Exemptions) Order 1996 or is a person to whom such document may otherwise lawfully be issued or passed on.

  No action has been or will be taken in any jurisdiction (except in the United States) that would permit a public offering of the shares of Common Stock, or the possession, circulation or distribution of this Prospectus or any other material relating to the Company or shares of Common Stock in any jurisdiction where action for that purpose is required. Accordingly, the shares of Common Stock may not be offered or sold, directly or indirectly, and neither this Prospectus nor any other offering material or advertisements in connection with the shares of Common Stock may be distributed or published, in or from any country or jurisdiction except in compliance with any applicable rules and regulations of any such country or jurisdiction.

  Purchasers of the shares offered hereby may be required to pay stamp taxes and other charges in accordance with the laws and practices of the country of purchase in addition to the offering price set forth on the cover page hereof.

  In connection with the Company's October 1997 private placement of Series C Preferred Stock, one of the U.S. Representatives, NationsBanc Montgomery Securities LLC, acted as a placement agent, and, as consideration for its services, received a warrant to purchase 65,714 shares of the Company's Series C Preferred Stock at an exercise price of $10.50 per share, exercisable at any time through October 10, 2002. Upon the consummation of the Offerings and conversion of all outstanding shares of Preferred Stock into Common Stock, the warrant shall become a warrant to purchase shares of Common Stock. The warrant is exercisable on a net issuance basis, and the holder is entitled to certain registration rights with respect to the Common Stock issuable upon exercise of the warrant. See "Description of Capital Stock--Warrants," "--Registration Rights" and "Certain Transactions."

                                 LEGAL MATTERS

  Certain legal matters with respect to the validity of the shares of Common Stock offered hereby will be passed upon for the Company by Cooley Godward LLP, Palo Alto, California. Certain legal matters relating to the Offerings will be passed upon for the Underwriters by Brown & Wood LLP, New York, New York. Certain legal matters with respect to information contained in this Prospectus under the captions "Risk Factors--No Assurance of Marketing Approval; Government Regulation" and "Business--Government Regulation" will be passed upon by Hyman, Phelps & McNamara, P.C.

                                    EXPERTS

  The financial statements of Sensus Drug Development Corporation at December 31, 1996 and 1997, and for each of the three years in the period ended December 31, 1997, appearing in this Prospectus and Registration Statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                             AVAILABLE INFORMATION

  The Company has filed with the Securities and Exchange Commission (the "Commission") a Registration Statement on Form S-1 under the Securities Act with respect to the Common Stock offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement, certain portions of which are omitted as permitted by the rules and regulations of the Commission. For further information pertaining to the Company and the Common Stock offered hereby, reference is made to the Registration Statement, including the exhibits thereto and the financial statements, notes and schedules filed as a part thereof. Statements contained in this Prospectus regarding the contents of any contract or other document referred to herein or therein are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement or such other document, each such statement being qualified in all respects by such reference.

  Upon completion of the Offerings, the Company will be subject to the informational requirements of the Securities Exchange Act of 1934, as amended, and, in accordance therewith, will file reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information, as well as the Registration Statement and the exhibits and schedules thereto, may be inspected, without charge, at the public reference facility maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following regional offices of the Commission: Seven World Trade Center, 13th Floor, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such material may also be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates or accessed electronically by means of the Commission's home page on the Internet at http://www.sec.gov.

  The Company intends to distribute to its stockholders annual reports containing financial statements audited by its independent auditors and will make available copies of quarterly reports for the first three quarters of each fiscal year containing unaudited financial information.

                 ALTERNATE PAGE FOR INTERNATIONAL PROSPECTUS
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

 NO DEALER, SALESPERSON OR OTHER INDIVIDUAL HAS BEEN AUTHORIZED TO GIVE ANY IN-FORMATION OR TO MAKE ANY REPRESENTATIONS NOT CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFERING COVERED BY THIS PROSPECTUS. IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHO-RIZED BY THE COMPANY OR THE UNDERWRITERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, THE COMMON STOCK IN ANY JURISDICTION WHERE, OR TO ANY PERSON TO WHOM, IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS NOT BEEN ANY CHANGE IN THE FACTS SET FORTH IN THIS PROSPECTUS OR IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF.

  IN THE PROSPECTUS, REFERENCES TO "DOLLARS" AND "$" ARE TO UNITED STATES
DOLLARS.

                                ---------------

                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
Prospectus Summary .......................................................    3
Risk Factors .............................................................    6
Special Note Regarding Forward-Looking Statements ........................   16
The Company ..............................................................   17
Use of Proceeds ..........................................................   18
Dividend Policy ..........................................................   18
Capitalization ...........................................................   19
Dilution .................................................................   20
Selected Financial Data ..................................................   21
Management's Discussion and Analysis of Financial Condition and Results of
 Operations ..............................................................   22
Business .................................................................   26
Management ...............................................................   46
Principal Stockholders ...................................................   55
Certain Transactions .....................................................   57
Description of Capital Stock .............................................   59
Shares Eligible for Future Sale ..........................................   62
Certain United States Federal Tax Considerations for Non-United States
 Holders .................................................................   64
Underwriting..............................................................   67
Legal Matters ............................................................   70
Experts...................................................................   70
Additional Information....................................................   70
Index to Financial Statements ............................................  F-1

  UNTIL     , 1998 (25 DAYS AFTER THE DATE OF THIS PROSPECTUS) ALL DEALERS
EFFECTING TRANSACTIONS IN THE COMMON STOCK, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS DELIVERY REQUIREMENT IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                             3,000,000 SHARES

                                  [SENSUS LOGO]

                                  COMMON STOCK

                                ---------------

                                   PROSPECTUS

                                ---------------

                          MERRILL LYNCH INTERNATIONAL

                     NATIONSBANC MONTGOMERY SECURITIES LLC

                       BANCBOSTON ROBERTSON STEPHENS

                                          , 1998

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

  The following table sets forth all expenses, other than the underwriting discounts and commissions, payable by the Registrant in connection with the sale of the Common Stock being registered. All the amounts shown are estimates except for the registration fee and the NASD filing fee.

   Registration fee................................................... $ 15,340
   NASD filing fee....................................................    5,100
   Nasdaq application and listing fee.................................   70,625
   Blue sky qualification fee and expenses............................    5,000
   Printing and engraving expenses....................................  150,000
   Legal fees and expenses............................................  400,000
   Accounting fees and expenses.......................................  125,000
   Directors and officers' insurance..................................   23,100
   Transfer agent and registrar fees..................................    1,000
   Miscellaneous......................................................   34,835
                                                                       --------
     Total............................................................ $830,000
                                                                       ========

ITEM 14. INDEMNIFICATION OF OFFICERS AND DIRECTORS.

  Under Section 145 of the Delaware General Corporation Law, the Registrant has broad powers to indemnify its directors and officers against liabilities they may incur in such capacities, including liabilities under the Securities Act of 1933, as amended (the "Securities Act").

  The Registrant's Certificate of Incorporation, as amended and restated, provides for the elimination of liability for monetary damages for breach of the directors' fiduciary duty of care to the Registrant and its stockholders. These provisions do not eliminate the directors' duty of care and, in appropriate circumstances, equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Delaware law. In addition, each director will continue to be subject to liability for breach of the director's duty of loyalty to the Registrant, for acts or omissions not in good faith or involving intentional misconduct, for knowing violations of law, for any transaction from which the director derived an improper personal benefit, and for payment of dividends or approval of stock repurchases or redemptions that are unlawful under Delaware law. The provision does not affect a director's responsibilities under any other laws, such as the federal securities laws or state or federal environmental laws.

  The Registrant expects to enter into agreements with its directors and officers that require the Registrant to indemnify such persons against expenses, judgments, fines, settlements and other amounts actually and reasonably incurred (including expenses of a derivative action) in connection with any proceeding, whether actual or threatened, to which any such person may be made a party by reason of the fact that such person is or was a director or officer of the Registrant or any of its affiliated enterprises, provided such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Registrant and, with respect to any criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful. The indemnification agreements also set forth certain procedures that will apply in the event of a claim for indemnification thereunder.

  The U.S. Underwriting Agreement and International Underwriting Agent, filed as Exhibit 1.1 and Exhibit 1.2, respectively, to this Registration Statement provides for indemnification by the Underwriters of the Registrant and its officers and directors for certain liabilities arising under the Securities Act or otherwise.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES.

  Since August 1, 1995, the Registrant has sold and issued the following unregistered securities (all share numbers and prices reflect a 1-for-3.5 reverse split of the Company's Common Stock to be effected prior to the closing of the Offerings):

    (1) In October 1995, the Company sold an aggregate of 57,142 shares of its Series A Preferred Stock to accredited investors for cash in the aggregate amount of $350,000.

    (2) In December 1995, the Company sold an aggregate of 136,241 shares of its Series A Preferred Stock to accredited investors for cash in the aggregate amount of $834,477.

    (3) In January 1996, the Company sold an aggregate of 4,081 shares of its Series A Preferred Stock to an accredited investor for cash in the aggregate amount of $25,000.50.

    (4) In February 1996, the Company sold an aggregate of 69,385 shares of its Series A Preferred Stock to accredited investors for cash in the aggregate amount of $425,001.50.

    (5) In July 1996, the Company sold an aggregate of 240,816 shares of its Series A Preferred Stock to accredited investors for cash in the aggregate amount of $1,475,000.25. The Company also issued 114,492 shares of its Series A Preferred Stock for technology valued at $701,266.

    (6) In August 1996, the Company sold an aggregate of 5,714 shares of its Series A Preferred Stock to an accredited investor for cash in the aggregate amount of $35,000.

    (7) In January 1997, the Company sold an aggregate of 326,530 shares of its Series A Preferred Stock to accredited investors for cash in the aggregate amount of $2,000,001.50.

    (8) In March 1997, the Company sold an aggregate of 309,606 shares of its Series B Preferred Stock to accredited investors for cash in the aggregate amount of $2,167,302.

    (9) In October 1997, the Company sold an aggregate of 2,674,340 shares of its Series C Preferred Stock to accredited investors for cash in the aggregate amount of $23,400,500.

    (10) In October 1997, the Company issued a warrant to purchase 65,714 shares of its Series C Preferred Stock at an exercise price of $10.50 per share to an accredited investor. The warrant expires in October 2002.

    (11) In January 1998, the Company issued 57,142 shares of Common Stock to Richard J. Hawkins in consideration for his past services in acting as guarantor for loans granted to the Company by various financial institutions.

    (12) In September 1998, the Company issued a warrant to purchase 57,142 shares of Common Stock at an exercise price of $12.25 per share to an accredited investor. The warrant expires in September 2003.

    (13) Since inception, the Registrant has granted incentive stock options to employees, directors and consultants under its 1996 Stock Option Plan covering an aggregate of 438,571 shares of the Company's Common Stock, at an average exercise price of $0.74 per share, and non-statutory stock options to its outside directors covering an aggregate of 5,714 shares of the Company's Common Stock, at an average exercise price of $0.88 per share. The Registrant has granted non-statutory stock options outside of the plan to its outside directors covering an aggregate of 57,142 shares of the Company's Common Stock, at an average exercise price of $0.56 per share. The Company sold an aggregate of 7,142 shares of its Common Stock to employees, directors and consultants of the Registrant for consideration in the aggregate amount of approximately $4,850 pursuant to the exercise of stock options under the 1996 Stock Option Plan. The Company sold an aggregate of 5,714 shares of its Common Stock to employees, directors and consultants of the Registrant for consideration in the aggregate amount of approximately $3,400 pursuant to the exercise of stock options outside of the 1996 Stock Option Plan.

  The sales and issuances of securities in the transactions described in paragraphs (1) through (12) above were deemed to be exempt from registration under the Securities Act by virtue of Section 4(2) and/or Regulation D promulgated under the Securities Act. The purchasers in each case represented their intention to acquire the securities for investment only and not with a view to the distribution thereof. Appropriate legends are affixed to the stock certificates issued in such transactions. Similar legends were imposed in connection with any subsequent sales of any such securities. All recipients either received adequate information about the Registrant or had access, through employment or other relationships, to such information.

  The sales and issuance of securities in the transaction described in paragraph (13) above were deemed to be exempt from registration under the Securities Act by virtue of Rule 701 promulgated thereunder in that they were offered and sold either pursuant to written compensatory benefit plans or pursuant to a written contract relating to compensation, as provided by Rule 701.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

  (A) EXHIBITS.

 EXHIBIT
 NUMBER                          DESCRIPTION OF DOCUMENT
 -------                         -----------------------
  1.1*   Form of U.S. Underwriting Agreement.
  1.2*   Form of International Underwriting Agreement.
  3.1+   Amended and Restated Certificate of Incorporation of the Registrant as
         currently in effect.
  3.2*   Amended and Restated Certificate of Incorporation of the Registrant to
         be in effect immediately following the closing of the Offering.
  3.3+   Bylaws of the Registrant as currently in effect.
  3.4+   Amended and Restated Bylaws of the Registrant to be in effect immediately following the closing of the Offering.
  4.1+   Reference is made to Exhibits 3.1, 3.2, 3.3 and 3.4.
  4.2+   Amended and Restated Investors' Rights Agreement between the
         Registrant and certain investors, dated October 10, 1997.
  4.3    Specimen Common Stock Certificate
  4.4    Warrant to Purchase 65,714 shares of Series C Preferred Stock issued to NationsBanc Montgomery Securities LLC on October 10, 1997.
  4.5    Warrant to Purchase 57,142 shares of Common Stock issued to Robert S.
         Hicks on September 4, 1998.
  5.1*   Opinion of Cooley Godward LLP.
 10.1+   Registrant's 1998 Equity Incentive Plan and related documents.
 10.2+   Registrant's 1998 Employee Stock Purchase Plan and related documents.
 10.3+   Registrant's 1998 Non-Employee Directors' Stock Option Plan and
         related documents.
 10.4    Form of Indemnification Agreement to be entered into between the
         Registrant and its officers and directors and list of directors and officers to be subject to such agreement.
 10.5**+ Manufacturing Services Agreement between the Registrant and Corning
         Bio Inc., dated September 17, 1996; Amendment No. 1 to Manufacturing
         Services Agreement between the Registrant and Covance Biotechnology
         Systems, Inc. ("CBSI") dated July 3, 1997; Amendment No. 2 to
         Manufacturing Services Agreement between the Registrant and CBSI, dated October 3, 1997; Amendment No. 3 to Manufacturing Services
         Agreement between the Registrant and CBSI, dated October 24, 1997;
         Amendment No. 4 to Manufacturing Services Agreement between the
         Registrant and CBSI, dated December 29, 1997; Amendment No. 5 to
         Manufacturing Services Agreement between the Registrant and CBSI, dated May 1, 1998.

 EXHIBIT
  NUMBER                         DESCRIPTION OF DOCUMENT
 --------                        -----------------------
 10.6**+  Letter of Intent between the Registrant and CBSI, dated April 8,
          1998.
 10.7**+  License Agreement between the Registrant and Genentech, Inc., dated
          July 11, 1994; Amendment of License Agreement between the Registrant and Genentech, Inc., dated December 21, 1994; Amendment of License
          Agreement between the Registrant and Genentech, Inc., dated February
          3, 1995; Amendment of License Agreement between the Registrant and
          Genentech, Inc., dated March 31, 1995; Fourth Amendment to License
          Agreement between the Registrant and Genentech, Inc., dated February
          9, 1998; Fifth Amendment to License Agreement between the Registrant and Genentech, Inc., dated May 19, 1998
 10.8**+  Biotechnology Licensing and Transfer Agreement between Drug
          Development Investment Corporation and Ohio University Edison Animal
          Biotechnology Center, dated January 18, 1993.
 10.9+    Clarification, dated July 14, 1994, to Biotechnology Licensing and
          Transfer Agreement between id/2/-I, L.P. and Ohio University Edison
          Animal Biotechnology Center, dated January 18, 1993.
 10.10**+ Sublicense Agreement, dated July 14, 1994, between id/2/-I, L.P. and
          Registrant concerning Biotechnology Licensing and Transfer Agreement, dated January 18, 1993.
 10.11**+ First Amendment, dated March 18, 1997, to Sublicense Agreement, dated
          July 14, 1994, between id/2/-I, L.P. and Registrant.
 10.12+   Assignment and Assumption Agreement, dated March 26, 1993, between
          Drug Development Investment Corporation and id/2/-I, L.P. concerning
          Biotechnology Licensing and Transfer Agreement, dated January 18,
          1993.
 10.13+   Amended Assignment and Assumption Agreement, dated March 26, 1993, concerning Biotechnology Licensing and Transfer Agreement, dated
          January 18, 1993 between Drug Development Investment Corporation and id/2/-I, L.P.
 10.14**+ Sponsored Research Agreement between the Drug Development Investment
          Corporation and Ohio University Edison Animal Biotechnology Center,
          dated January 18, 1993; First Amendment, dated September 14, 1993, to
          Sponsored Research Agreement between the id/2/-I, L.P. and Ohio
          University Edison Animal Biotechnology Center, dated January 18,
          1993; Second Amendment, dated May 12, 1995, to Sponsored Research
          Agreement between the id/2/-I, L.P. and Ohio University Edison Animal
          Biotechnology Center, dated January 18, 1993
 10.15+   Agreement between Registrant and Javelin Capital Fund, L.D., effective July 30, 1996; Amendment, dated March 19, 1997, to
          Agreement between Registrant and Javelin Capital Fund, L.D., effective July 30, 1996.
 10.16+   Board Observer and Visitation Rights Agreement between Registrant and
          Goldman Sachs Group, L.P., dated March 20, 1997.
 10.17+   Board Observer, Right of First Refusal and Standstill Agreement
          between Registrant and Ross Financial Corporation, dated October 10,
          1997.
 10.18    Assignment of Office Space Lease between the Registrant and Drug
          Development Investment Corp., a Texas corporation, dba id/2/, Inc.
          ("id/2/"), dated August 3, 1998; Office Lease between id/2/ and San
          Jacinto Office Tower Limited Partnership, a Texas Limited
          Partnership, dated March 17, 1993; First Amendment to Office Lease between id/2/ and San Jacinto Office Tower Limited Partnership, a
          Texas Limited Partnership, dated June 1, 1993; Second Amendment to
          Office Space Lease between id/2/ and EOP-San Jacinto Office Tower
          Limited Partnership, a Texas Limited Partnership, dated October 8,
          1997; and Third Amendment between the Registrant and EOP-San Jacinto
          Office Tower Limited Partnership, a Texas Limited Partnership, dated
          August 7, 1998.
 10.19    Employment Agreement between the Registrant and Richard J. Hawkins, the Company's Chairman of the Board, dated September 15, 1998, to be effective as of the closing date of the Offerings.
 10.20    Employment Agreement between the Registrant and John A. Scarlett,
          M.D., the Company's President and Chief Executive Officer, dated
          September 15, 1998, to be effective as of the closing date of the
          Offerings.

 EXHIBIT
 NUMBER                         DESCRIPTION OF DOCUMENT
 -------                        -----------------------
  10.21  Form of Employment Agreement between the Registrant and certain key executive officers of the Company, to be effective as of the closing date of the Offerings.
  10.22  Revolving Promissory Note for $5,000,000 between the Registrant and
         Chase Bank of Texas, National Association, dated September 4, 1998.
  23.1   Consent of Ernst & Young LLP, independent auditors.
  23.2*  Consent of Cooley Godward LLP. Reference is made to Exhibit 5.1.
  24.1+  Power of Attorney. Reference is made to the signature page.
  27+    Financial Data Schedule.

- --------
 * To be filed by amendment.
** Confidential treatment requested.

 + Previously filed.

  (B) FINANCIAL STATEMENT SCHEDULES.

    All schedules are omitted from this Registration Statement because they are not required or the required information is included in the financial statements or the notes thereto.

ITEM 17. UNDERTAKINGS.

  The undersigned Registrant hereby undertakes to provide to the Underwriters at the closing specified in the U.S. Underwriting Agreement and the International Underwriting Agreement certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

  The Registrant hereby undertakes that: (i) for purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time the Commission declared it effective, and (ii) for the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                  SIGNATURES

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRANT HAS DULY CAUSED AMENDMENT NO. 1 TO THIS REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF AUSTIN, STATE OF TEXAS, ON THE 30TH DAY OF SEPTEMBER, 1998.

                                          Sensus Drug Development Corporation

                                                /s/ John A. Scarlett, M.D.
                                          By: _________________________________
                                          Name: John A. Scarlett, M.D.
                                          Title: President, Chief Executive
                                                 Officer and Director

  In accordance with the requirements of the Securities Act of 1933, this Amendment No. 1 to this Registration Statement has been signed below by the following persons in the capacities and on the dates stated.

             SIGNATURE                           TITLE                    DATE
             ---------                           -----                    ----

   *                                 Chairman of the Board         September 30, 1998
____________________________________
   Richard J. Hawkins

   /s/ John A. Scarlett, M.D.        President, Chief Executive    September 30, 1998
____________________________________ Officer and Director
   John A. Scarlett, M.D.            (Principal Executive
                                     Officer)

   /s/ J. Donald Payne               Senior Vice President,        September 30, 1998
____________________________________ Finance and Administration,
   J. Donald Payne                   Chief Financial Officer and
                                     Secretary (Principal
                                     Financial Officer)

   *                                 Treasurer and Assistant       September 30, 1998
____________________________________ Secretary (Principal
   Charles L. Cox                    Accounting Officer)

   *                                 Director                      September 30, 1998
____________________________________
   Stuart Davidson

   *                                 Director                      September 30, 1998
____________________________________
   E. Martin Gibson

   *                                 Director                      September 30, 1998
____________________________________
   Lyle A. Hohnke

  *                                  Director                      September 30, 1998
____________________________________
   Arthur H. Rubenstein, M.D.

   *                                 Director                      September 30, 1998
____________________________________
   Joseph E. Smith

*By:    /s/ John A. Scarlett, M.D.

      John A. Scarlett, M.D.

       Attorney-in-Fact

(Signing under the authority of
a Power of Attorney previously
filed with the Securities and
Exchange Commission)

                                 EXHIBIT INDEX

 EXHIBIT
 NUMBER  DESCRIPTION OF DOCUMENT
 ------- -----------------------
  1.1*   Form of U.S. Underwriting Agreement.
  1.2*   Form of International Underwriting Agreement.
  3.1+   Amended and Restated Certificate of Incorporation of the Registrant as
         currently in effect.
  3.2*   Amended and Restated Certificate of Incorporation of the Registrant to
         be in effect immediately following the closing of the Offering.
  3.3+   Bylaws of the Registrant as currently in effect.
  3.4+   Amended and Restated Bylaws of the Registrant to be in effect immediately following the closing of the Offering.
  4.1+   Reference is made to Exhibits 3.1, 3.2, 3.3 and 3.4.
  4.2+   Amended and Restated Investors' Rights Agreement between the
         Registrant and certain investors, dated October 10, 1997.
  4.3    Specimen Common Stock Certificate
  4.4    Warrant to Purchase 65,714 shares of Series C Preferred Stock issued to NationsBanc Montgomery Securities LLC on october 10, 1997.
  4.5    Warrant to Purchase 57,142 shares of Common Stock issued to Robert S.
         Hicks on September 4, 1997.
  5.1*   Opinion of Cooley Godward LLP.
 10.1+   Registrant's 1998 Equity Incentive Plan and related documents.
 10.2+   Registrant's 1998 Employee Stock Purchase Plan and related documents.
 10.3+   Registrant's 1998 Non-Employee Directors' Stock Option Plan and
         related documents.
 10.4    Form of Indemnification Agreement to be entered into between the
         Registrant and its officers and directors and list of directors and officers to be subject to such agreement.
 10.5**+ Manufacturing Services Agreement between the Registrant and Corning
         Bio Inc., dated September 17, 1996; Amendment No. 1 to Manufacturing
         Services Agreement between the Registrant and Covance Biotechnology
         Systems, Inc. ("CBSI") dated July 3, 1997; Amendment No. 2 to
         Manufacturing Services Agreement between the Registrant and CBSI, dated October 3, 1997; Amendment No. 3 to Manufacturing Services
         Agreement between the Registrant and CBSI, dated October 24, 1997;
         Amendment No. 4 to Manufacturing Services Agreement between the
         Registrant and CBSI, dated December 29, 1997; Amendment No. 5 to
         Manufacturing Services Agreement between the Registrant and CBSI, dated May 1, 1998.
 10.6**+ Letter of Intent between the Registrant and CBSI, dated April 8, 1998.
 10.7**+ License Agreement between the Registrant and Genentech, Inc., dated
         July 11, 1994; Amendment of License Agreement between the Registrant and Genentech, Inc., dated December 21, 1994; Amendment of License
         Agreement between the Registrant and Genentech, Inc., dated February
         3, 1995; Amendment of License Agreement between the Registrant and
         Genentech, Inc., dated March 31, 1995; Fourth Amendment to License
         Agreement between the Registrant and Genentech, Inc., dated February
         9, 1998; Fifth Amendment to License Agreement between the Registrant and Genentech, Inc., dated May 19, 1998
 10.8**+ Biotechnology Licensing and Transfer Agreement between Drug
         Development Investment Corporation and Ohio University Edison Animal
         Biotechnology Center, dated January 18, 1993.

 EXHIBIT
  NUMBER  DESCRIPTION OF DOCUMENT
 -------- -----------------------
 10.9+    Clarification, dated July 14, 1994, to Biotechnology Licensing and
          Transfer Agreement between id/2/-I, L.P. and Ohio University Edison
          Animal Biotechnology Center, dated January 18, 1993.
 10.10**+ Sublicense Agreement, dated July 14, 1994, between id/2/-I, L.P. and
          Registrant concerning Biotechnology Licensing and Transfer Agreement, dated January 18, 1993.
 10.11**+ First Amendment, dated March 18, 1997, to Sublicense Agreement, dated
          July 14, 1994, between id/2/-I, L.P. and Registrant.
 10.12+   Assignment and Assumption Agreement, dated March 26, 1993, between
          Drug Development Investment Corporation and id/2/-I, L.P. concerning
          Biotechnology Licensing and Transfer Agreement, dated January 18,
          1993.
 10.13+   Amended Assignment and Assumption Agreement, dated March 26, 1993, concerning Biotechnology Licensing and Transfer Agreement, dated
          January 18, 1993 between Drug Development Investment Corporation and id/2/-I, L.P.
 10.14**+ Sponsored Research Agreement between the Drug Development Investment
          Corporation and Ohio University Edison Animal Biotechnology Center,
          dated January 18, 1993; First Amendment, dated September 14, 1993, to
          Sponsored Research Agreement between the id/2/-I, L.P. and Ohio
          University Edison Animal Biotechnology Center, dated January 18,
          1993; Second Amendment, dated May 12, 1995, to Sponsored Research
          Agreement between the id/2/-I, L.P. and Ohio University Edison Animal
          Biotechnology Center, dated January 18, 1993
 10.15+   Agreement between Registrant and Javelin Capital Fund, L.D., effective July 30, 1996; Amendment, dated March 19, 1997, to
          Agreement between Registrant and Javelin Capital Fund, L.D., effective July 30, 1996.
 10.16+   Board Observer and Visitation Rights Agreement between Registrant and
          Goldman Sachs Group, L.P., dated March 20, 1997.
 10.17+   Board Observer, Right of First Refusal and Standstill Agreement
          between Registrant and Ross Financial Corporation, dated October 10,
          1997.
 10.18    Assignment of Office Space Lease between the Registrant and Drug
          Development Investment Corp., a Texas corporation, dba id/2/, Inc.
          ("id/2/"), dated August 3, 1998; Office Lease between id/2/ and San
          Jacinto Office Tower Limited Partnership, a TExas Limited
          Partnership, dated March 17, 1993; First Amendment to Office Lease between id/2/ and San Jacinto Office Tower Limited Partnership, a
          Texas Limited Partnership, dated June 1, 1993; Second Amendment to
          Office Space Lease between id/2/ and EOP-San Jacinto Office Tower
          Limited Partnership, a Texas Limited Partnership, dated October 8,
          1997; and Third Amendment between the Registrant and EOP-San Jacinto
          Office Tower Limited Partnership, a Texas Limited Partnership, dated
          August 7, 1998.
 10.19    Employment Agreement between the Registrant and Richard J. Hawkins, the Company's Chairman of the Board, dated September 15, 1998, to be effective as of the closing date of the Offerings.
 10.20    Employment Agreement between the Registrant and John A. Scarlett,
          M.D., the Company's President and Chief Executive Officer, dated
          September 15, 1998, to be effective as of the closing date of the
          Offerings.
 10.21    Form of Employment Agreement between the Registrant and certain key executive officers of the Company, to be effective as of the closing date of the Offerings.
 10.22    Revolving Promissory Note for $5,000,000 between the Registrant and
          Chase Bank of Texas, National Association, dated September 4, 1998.
 23.1     Consent of Ernst & Young LLP, independent auditors.
 23.2*    Consent of Cooley Godward LLP. Reference is made to Exhibit 5.1.
 24.1+    Power of Attorney. Reference is made to the signature page.
 27+      Financial Data Schedule.

- --------
 * To be filed by amendment.
** Confidential treatment requested.

 +Previously filed.